UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☐	Soliciting Material Pursuant to §240.14a-12

PARKWAY, INC.

(Name of Registrant as Specified in its Charter)

N/A

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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San Felipe Plaza

5847 San Felipe Street, Suite 2200

Houston, Texas 77057

www.pky.com

April 5, 2017

Dear Stockholder:

You are cordially invited to the 2017 Annual Meeting of Stockholders (the “Annual Meeting”) of Parkway, Inc. (the “Company”) to be held on May 23, 2017, at 2:00 p.m. Central Time, at 5847 San Felipe Street, Houston, Texas 77057. The Annual Meeting will be the first meeting of our stockholders since the Company became an independent, publicly traded company in October 2016.

At the Annual Meeting, stockholders will be asked to (i) elect seven directors to serve until the next annual meeting of stockholders and until their successors are elected and qualified, (ii) approve the Parkway, Inc. 2017 Employee Stock Purchase Plan, (iii) approve the material terms for payment of performance-based compensation under the Parkway, Inc. and Parkway Operating Partnership LP 2016 Omnibus Equity Incentive Plan for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended, (iv) cast an advisory vote to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the 2017 fiscal year, and (v) transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof. The accompanying “Notice of Annual Meeting of Stockholders to be Held on May 23, 2017” describes these matters.

We appreciate and encourage your participation in the Annual Meeting. In accordance with the Securities and Exchange Commission’s “notice and access” rules, our Proxy Statement and 2016 Annual Report to Stockholders are available online at www.proxydocs.com/PKY. Whether or not you plan to attend the Annual Meeting, it is important that your shares be represented. Accordingly, please vote your shares by submitting your proxy. If you attend the Annual Meeting, you may withdraw your proxy and vote in person if you so choose.

We look forward to seeing you at the Annual Meeting.

James R. Heistand
President and Chief Executive Officer

PARKWAY, INC.

San Felipe Plaza

5847 San Felipe Street, Suite 2200

Houston, Texas 77057

www.pky.com

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 23, 2017

To our Stockholders:

Parkway, Inc. (the “Company” or “we”) will hold the 2017 Annual Meeting of Stockholders (the “Annual Meeting”) on May 23, 2017, at 2:00 p.m. Central Time, at 5847 San Felipe Street, Houston, Texas 77057. At the Annual Meeting, stockholders will be asked to:

1.	Elect seven directors to serve until the next annual meeting of stockholders and until their successors are elected and qualified;

2.	Approve the Parkway, Inc. 2017 Employee Stock Purchase Plan;

3.	Approve the material terms for payment of performance-based compensation under the Parkway, Inc. and Parkway Operating Partnership LP 2016 Omnibus Equity Incentive Plan for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended;

4.	Cast an advisory vote to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the 2017 fiscal year; and

5.	Transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

Record holders of our common stock and limited voting stock at the close of business on March 24, 2017 are entitled to notice of and to vote at the Annual Meeting or any adjournment thereof.

We have elected to provide access to our proxy materials on the Internet under the Securities and Exchange Commission’s “notice and access” rules that allow companies to furnish proxy materials to their stockholders electronically. Accordingly, our Proxy Statement and 2016 Annual Report to Stockholders are available online at www.proxydocs.com/PKY. We believe these rules allow us to provide our stockholders with the information they need, while lowering the costs of delivery and reducing the environmental impact of the Annual Meeting.

BY ORDER OF THE BOARD OF DIRECTORS:

A. Noni Holmes-Kidd
Vice President, General Counsel and Secretary

Dated: April 5, 2017

REGARDLESS OF WHETHER YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE READ THE PROXY STATEMENT AND COMPLETE A PROXY FOR YOUR SHARES AS SOON AS POSSIBLE. YOUR VOTE IS IMPORTANT.

i	Parkway, Inc. - 2017 Proxy Statement

PROXY STATEMENT

OWNERSHIP OF COMPANY STOCK	51

Security Ownership of Certain Beneficial Owners	51
Security Ownership of Management and Directors	53
Section 16(a) Beneficial Ownership Reporting Compliance	54

OTHER MATTERS	55

APPENDIX A – Parkway, Inc. 2017 Employee Stock Purchase Plan	A-1

APPENDIX B – Parkway, Inc. and Parkway Operating Partnership LP 2016 Omnibus Equity Incentive Plan	B-1

Parkway, Inc. - 2017 Proxy Statement	ii

April 5, 2017

PARKWAY, INC.

San Felipe Plaza

5847 San Felipe Street, Suite 2200

Houston, Texas 77057

www.pky.com

Proxy Statement

This Proxy Statement is being provided to you in connection with the 2017 Annual Meeting of Stockholders (the “Annual Meeting”) of Parkway, Inc. (the “Company”), which will be held on May 23, 2017 at 2:00 p.m. Central Time, at 5847 San Felipe Street, Houston, Texas 77057. This Proxy Statement, the Form of Proxy and our Annual Report to Stockholders are first being made available, and a Notice Regarding the Availability of Proxy Materials is first being mailed, to stockholders on or about April 5, 2017.

Proxy Highlights

This summary highlights information contained elsewhere in this Proxy Statement. This summary does not contain all of the information you should consider. You should carefully read this Proxy Statement in its entirety before voting.

ANNUAL MEETING INFORMATION

●	Date & Time:	May 23, 2017, 2:00 p.m. Central Time
●	Place:	5847 San Felipe Street, Houston, Texas 77057
●	Record Date:	March 24, 2017

PROPOSAL/VOTING OVERVIEW

	Proposal	Board Recommendation	Page # for Additional Information

Proposal 1:	Election of seven directors	FOR each nominee	10

Proposal 2:	Approval of the 2017 Employee Stock Purchase Plan	FOR	15

Proposal 3:	Approval of the material terms for payment of performance-based compensation under the 2016 Omnibus Equity Incentive Plan for purposes of Section 162(m)	FOR	18

Proposal 4:	Advisory vote to ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year 2017	FOR	26

1	Parkway, Inc. - 2017 Proxy Statement

How to Vote

In Person:	If you are a stockholder of record, you may vote in person at the Annual Meeting. If your shares of Common Stock and Limited Voting Stock are held in street name and you wish to vote in person at the Annual Meeting, you will need to obtain a “legal proxy” from the broker, bank or other nominee that holds your shares of Common Stock or Limited Voting Stock of record.

Electronically:	You can access our proxy materials online at www.proxydocs.com/PKY and vote online at www.proxypush.com/PKY. You must have the stockholder identification number provided in the Notice Regarding the Availability of Proxy Materials.

By Phone:	You also may vote by telephone by following the “Vote by Phone” instructions on the proxy card.

By Mail:	If you received printed materials and would like to vote by mail, then please mark, sign and date your proxy card and return it promptly in the postage-paid envelope provided.

If your shares of Common Stock or Limited Voting Stock are held in street name, you will receive instructions from your broker, bank or other nominee that you must follow in order to have your shares voted.

DIRECTOR NOMINEES

Name	Age*	Independent	Audit Committee	Compensation Committee	Corporate Governance and Nominating Committee	Investment Committee
Avi Banyasz	44	✓		✓		✓
James H. Hance, Jr.	72	✓	✓ (Chair)		✓
James R. Heistand	65
Frank J. “Tripp” Johnson, III	35	✓			✓	✓
Craig B. Jones	66	✓	✓	✓		✓
R. Dary Stone	63	✓	✓			✓ (Chair)
James A. Thomas	80	✓		✓ (Chair)	✓ (Chair)

* Age, as of the Annual Meeting.

2017 EMPLOYEE STOCK PURCHASE PLAN

We are asking stockholders to approve the Parkway, Inc. 2017 Employee Stock Purchase Plan (the “2017 Employee Stock Purchase Plan”), which was adopted by our Board of Directors on February 28, 2017, subject to approval by the stockholders at the Annual Meeting. This plan will provide eligible employees and directors with an opportunity to invest in the Company on a systematic basis at a discount. We believe that the 2017 Employee Stock Purchase Plan is a powerful incentive and retention tool that mutually benefits us and the participants by providing eligible employees and directors with a convenient means of acquiring an equity interest in the Company through payroll deductions (or elective contributions), incentivizing them to acquire such interest, aligning the interests of participating employees and directors with the interests of our stockholders, and encouraging the participating employees and directors to operate and manage our business in a manner that will provide for our long-term growth. For additional information regarding the 2017 Employee Stock Purchase Plan, see page 15 below.

SECTION 162(m) APPROVAL OF PERFORMANCE-BASED TERMS

We are asking stockholders to approve the material terms for payment of performance-based compensation under the Parkway, Inc. and Parkway Operating Partnership LP 2016 Omnibus Equity Incentive Plan (as it may be amended from time to time, the “2016 Omnibus Equity Incentive Plan”). The purpose of this approval is to enable us to grant incentive awards under the 2016 Omnibus Equity Incentive Plan that are structured in a manner intended to qualify as tax-deductible performance-based compensation under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”). Stockholders are not being asked to approve an amendment to the 2016 Omnibus Equity Incentive Plan or to approve the 2016 Omnibus Equity Incentive Plan in its entirety. For additional information regarding this proposal, see page 18 below.

Parkway, Inc. - 2017 Proxy Statement	2

CORPORATE GOVERNANCE HIGHLIGHTS

We are committed to corporate governance practices that promote long-term value creation, transparency and accountability to our stockholders. For additional information regarding our corporate governance practices, see page 29 below. Notable features of our corporate governance practices include the following:

✓ Majority voting for directors	X No classified board

✓ Independent chairman	X Cannot classify board under Maryland Unsolicited Takeovers Act without stockholder consent

✓ 6 out of 7 directors are independent	X No prohibition on stockholder bylaw amendments

✓ Director and officer stock ownership guidelines	X No poison pill

✓ Anti-hedging and anti-pledging policies	X Opted out of Maryland Business Combination Statute and the Maryland Control Share Acquisition Statute

EMERGING GROWTH COMPANY STATUS AND COMPENSATION DISCLOSURE

We are an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act (the “JOBS Act”). Therefore, we are eligible for certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies.” These exemptions include reduced disclosure obligations regarding executive compensation in proxy statements and no requirement to conduct “say-on-pay” votes. In addition, our predecessors have no compensation history. Therefore, our compensation disclosure in this Proxy Statement is limited to the 86-day period from October 7, 2016, the day of our spin-off from Cousins Properties Incorporated (“Cousins”), through December 31, 2016.

3	Parkway, Inc. - 2017 Proxy Statement

About the Annual Meeting

What is the purpose of the Annual Meeting?

At the Annual Meeting, stockholders will be asked to:

•	elect seven directors of the Company;

•	vote to approve the 2017 Employee Stock Purchase Plan;

•	vote to approve the material terms for payment of performance-based compensation under the 2016 Omnibus Equity Incentive Plan for purposes of Section 162(m) of the Code; and

•	cast an advisory vote to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the 2017 fiscal year.

The Board of Directors recommends that you vote “FOR” each of the nominees to the Board of Directors, “FOR” approval of the 2017 Employee Stock Purchase Plan, “FOR” approval of the material terms for payment of performance-based compensation under the 2016 Omnibus Equity Incentive Plan for purposes of Section 162(m), and “FOR” ratification of Ernst  & Young LLP as our independent registered public accounting firm for the 2017 fiscal year.

Who is entitled to vote?

The record holders of each of the 49,195,214 shares of our common stock, par value $0.001 per share (“Common Stock”), outstanding at the close of business on March 24, 2017 are entitled to vote at the Annual Meeting. The holders of Common Stock are entitled to one vote for each share of Common Stock on each matter submitted to a vote at the Annual Meeting of stockholders.

In addition, the record holders of each of the 858,417 shares of our limited voting stock, par value $0.001 per share (“Limited Voting Stock”), outstanding at the close of business on March 24, 2017 are entitled to vote only on the election of directors at the Annual Meeting. The holders of Limited Voting Stock are entitled to one vote for each share of Limited Voting Stock and vote together with the holders of Common Stock, as a single class.

Why didn’t I automatically receive a paper copy of the Proxy Statement, Proxy Card and Annual Report?

The Securities and Exchange Commission (“SEC”) rules allow proxy materials to be furnished to stockholders electronically. In an effort to lower the costs of delivery of proxy materials, as well as to reduce our use of paper, we have elected to take advantage of these rules by only mailing materials to those stockholders who specifically request a paper copy. On or around April 5, 2017, all stockholders were mailed a Notice Regarding the Availability of Proxy Materials that contained an overview of the proxy materials and explained several methods by which stockholders could view the proxy materials online or request to receive a copy of proxy materials via regular mail or e-mail. There is no charge for requesting a copy.

How can I receive electronic access to the proxy materials?

The Notice Regarding the Availability of Proxy Materials includes a website address that provides you with instructions on how to view the proxy materials on the Internet and enables you to notify us to send future proxy materials to you via electronic mail.

Choosing to receive future proxy materials by e-mail will save us the cost of printing and mailing documents to you and will reduce the impact of our annual meetings on the environment. If you choose to receive future proxy materials by e-mail, you will receive an e-mail next year with instructions containing a link to those materials and a link to the proxy voting site. Your election to receive proxy materials by e-mail will remain in effect until you terminate it.

Can I find additional information on the Company’s website?

Yes. Our website is www.pky.com. Although the information contained on our website is not part of this Proxy Statement, you can view additional information on the website, such as our Code of Business Conduct and Ethics, Corporate Governance Guidelines,

Parkway, Inc. - 2017 Proxy Statement	4

ABOUT THE ANNUAL MEETING

charters of the committees of our Board of Directors (the “Board of Directors”) and our SEC filings. A copy of our Code of Business Conduct and Ethics, Corporate Governance Guidelines and each of the charters of the committees of the Board of Directors also may be obtained free of charge by writing to Parkway, Inc., One Orlando Centre, 800 North Magnolia Avenue, Suite 1625, Orlando, Florida 32803, Attention: Investor Relations.

How do I vote?

Voting in Person at the Annual Meeting. If you are a stockholder of record, you may vote in person at the Annual Meeting. If your shares of Common Stock or Limited Voting Stock are held in street name and you wish to vote in person at the Annual Meeting, you will need to obtain a “legal proxy” from the broker, bank or other nominee that holds your shares of Common Stock or Limited Voting Stock of record.

Voting by Proxy for Record Holders. If you hold your shares of Common Stock or Limited Voting Stock in your own name as a holder of record with our transfer agent, American Stock Transfer & Trust Company, LLC, you may instruct the proxy holders named in the proxy card how to vote your shares of Common Stock or Limited Voting Stock in one of the following ways:

•

Vote online. You can access our proxy materials online at www.proxydocs.com/PKY and vote online at www.proxypush.com/PKY. To vote online, you must have the stockholder identification number provided in the Notice Regarding the Availability of Proxy Materials.

•	Vote by telephone. You also may vote by telephone by following the “Vote by Phone” instructions on the proxy card.

•	Vote by regular mail. If you received printed materials and would like to vote by mail, then please mark, sign and date your proxy card and return it promptly in the postage-paid envelope provided.

Voting by Proxy for Street Name Holders. If your shares of Common Stock or Limited Voting Stock are held in street name, you will receive instructions from your broker, bank or other nominee that you must follow in order to have your shares voted.

Regardless of how you choose to vote, your vote is important, and we encourage you to vote promptly.

What happens if I return my proxy card without voting on all proposals?

When you return a properly executed proxy card, we will vote the shares that the proxy card represents in accordance with your directions. If you return the signed proxy card with no direction on a proposal, we will vote your proxy:

•	FOR the Board of Directors’ nominees for director;

•	FOR approval of the 2017 Employee Stock Purchase Plan;

•	FOR approval of the material terms for payment of performance-based compensation under the 2016 Omnibus Equity Incentive Plan for purposes of Section 162(m); and

•	FOR the ratification of our independent registered public accounting firm.

If the proxy is submitted and voting instructions are made for some, but not all, of the proposals, as to matters in which instructions are given, the proxy will be voted in accordance with those instructions, and for all other proposals, the proxy will be voted as described in the prior sentence.

If your shares of Common Stock are held in an account at a brokerage firm, bank, broker-dealer, or other similar organization, under applicable rules of the New York Stock Exchange (the “NYSE”) (the exchange on which our Common Stock is traded), the brokers will vote your shares according to the specific instructions they receive from you. If a broker that holds Common Stock for a beneficial owner does not receive voting instructions from that owner at least 10 days prior to the Annual Meeting, the broker may vote on the proposal only if it is considered a “routine” matter under the NYSE’s rules. On non-routine matters, nominees do not have discretionary voting power and cannot vote without instructions from the beneficial owners, resulting in a so-called “broker non-vote.” Pursuant to the rules of the NYSE, the election of directors, the approval of the 2017 Employee Stock Purchase Plan, and the approval of the material terms for payment of performance-based compensation under the 2016 Omnibus Equity Incentive Plan for purposes of Section 162(m) are “non-routine” matters, and a brokerage firm may not vote without instructions from its client on these matters, resulting in a broker non-vote. In contrast, the advisory vote to ratify the appointment of an independent registered public accounting firm is considered a “routine” matter under NYSE’s rules, which means that a broker has discretionary voting authority to the extent it has not received voting instructions from its client on the matter.

5	Parkway, Inc. - 2017 Proxy Statement

ABOUT THE ANNUAL MEETING

Will any other matters be voted on at the Annual Meeting?

We do not expect any other matters to be considered at the Annual Meeting. However, if a matter not listed on the proxy card is legally and properly brought before the Annual Meeting, the proxies will vote on the matter in accordance with their judgment of what is in our best interests. Under our Bylaws and SEC rules, because the Annual Meeting is our first annual meeting of stockholders, stockholder proposals must have been received a reasonable time before we began to print and send these proxy materials to be considered at the Annual Meeting. To date, we have received no stockholder proposals.

What constitutes a quorum for the Annual Meeting?

In order to conduct the Annual Meeting, the presence, in person or by properly executed proxy, of the holders of shares of Common Stock and Limited Voting Stock entitled to cast a majority (i.e., greater than 50%) of all the votes entitled to be cast at the Annual Meeting is necessary to constitute a quorum. Shares of Common Stock and Limited Voting Stock represented by a properly signed, dated and returned proxy card, or proxies submitted by telephone or online, including abstentions and broker non-votes, will be treated as present at the Annual Meeting for purposes of determining a quorum.

How many votes are required for each proposal to pass?

•

Proposal 1 (Election of Directors): You may vote “FOR,” “AGAINST” or “ABSTAIN” regarding each nominee to the Board of Directors. Pursuant to our Bylaws, each nominee will be elected as a director if the votes cast for the nominee exceed the number of votes cast against the nominee, assuming that a quorum is present. Stockholders may vote for as many individuals as there are directors to be elected and for whose election the share is entitled to vote. Stockholders may not cumulate their votes. Both holders of Common Stock and holders of our Limited Voting Stock are entitled to vote in the election of directors.

•

Proposal 2 (Approval of the 2017 Employee Stock Purchase Plan): You may vote “FOR,” “AGAINST” or “ABSTAIN” regarding approval of the 2017 Employee Stock Purchase Plan. Pursuant to our Bylaws, the 2017 Employee Stock Purchase Plan will be approved if it receives the affirmative vote of holders of at least a majority of the votes cast at the Annual Meeting, assuming that a quorum is present. Only holders of Common Stock are entitled to vote on Proposal 2.

•

Proposal 3 (Approval of the material terms for payment of performance-based compensation under the 2016 Omnibus Equity Incentive Plan for purposes of Section 162(m)): You may vote “FOR,” “AGAINST” or “ABSTAIN” regarding approval of the material terms for payment of performance-based compensation under the 2016 Omnibus Equity Incentive Plan for purposes of Section 162(m). Pursuant to our Bylaws, the material terms for payment of performance-based compensation under the 2016 Omnibus Equity Incentive Plan for purposes of Section 162(m) will be ratified if the proposal is approved by the affirmative vote of holders of at least a majority of the votes cast at the Annual Meeting, provided that a quorum is present. Only holders of Common Stock are entitled to vote on Proposal 3.

•

Proposal 4 (Advisory vote to ratify the appointment of Ernst & Young LLP): You may vote “FOR,” “AGAINST” or “ABSTAIN” regarding ratification of the appointment of Ernst & Young LLP. Pursuant to our Bylaws, the appointment of Ernst & Young LLP as our independent registered accounting firm for the 2017 fiscal year will be ratified if it is approved by the affirmative vote of holders of at least a majority of the votes cast at the Annual Meeting, provided that a quorum is present. Only holders of Common Stock are entitled to vote on Proposal 4.

How are abstentions and broker non-votes counted?

For Proposals 1, 3 and 4, abstentions and broker non-votes (shares held by a broker, bank or nominee that are represented at the Annual Meeting, but with respect to which the broker, bank or nominee is not instructed by the beneficial owner of such shares to vote on the particular proposal), if any, will not be counted as votes cast and will have no effect on the result of the vote. For Proposal 2, abstentions will be counted as votes cast and will have the same effect as votes cast against the proposal, while other shares not voted (whether by broker non-vote or otherwise) will not be counted as votes cast and will have no effect on the result on the vote. Both abstentions and broker non-votes will be considered present for the purpose of determining the presence of a quorum.

Can I change my vote after I have voted?

You can revoke your proxy and change your vote at any time before the polls close at the Annual Meeting. You can do this by:

•	filing a written revocation with our Secretary;

Parkway, Inc. - 2017 Proxy Statement	6

ABOUT THE ANNUAL MEETING

•	signing and submitting another proxy with a later date; or

•	attending the Annual Meeting, withdrawing the proxy and voting in person.

How do I submit a proposal for the 2018 Annual Meeting?

If you are a qualified stockholder and you wish to have a proposal considered for inclusion in our proxy statement for the 2018 Annual Meeting of Stockholders, you must submit the proposal in writing to our Secretary at One Orlando Centre, 800 North Magnolia Avenue, Suite 1625, Orlando, Florida 32803 so that we receive the proposal not later than 5:00 p.m. Eastern Time on December 6, 2017 and not earlier than November 6, 2017.

If the proposal is not intended to be included in our proxy statement and you are a qualified stockholder intending to introduce a proposal or nominate a director at the 2018 Annual Meeting of Stockholders, you should give written notice to our Secretary not later than 5:00 p.m. Eastern Time on December 6, 2017 and not earlier than November 6, 2017.

Stockholders also are advised to review our Bylaws, which contain additional advance notice requirements, including requirements with respect to advance notice of stockholder proposals and director nominations.

Who is soliciting the proxy and who pays the costs?

The enclosed proxy for the Annual Meeting is being solicited by the Board of Directors. The cost of soliciting the proxies on the enclosed form will be paid by us. In addition to the use of the mail, proxies may be solicited by the directors and their agents (who will receive no additional compensation for those services) by means of personal interview, telephone, facsimile, e-mail or other electronic means, and it is anticipated that banks, brokerage houses and other institutions, nominees or fiduciaries will be requested to forward the soliciting material to their principals and to obtain authorization for the execution of proxies. We may, upon request, reimburse banks, brokerage houses and other institutions, nominees and fiduciaries for their expenses in forwarding proxy material to their principals.

What happens if the Annual Meeting is postponed or adjourned?

If the Annual Meeting is postponed or adjourned due to a lack of a quorum or to solicit additional proxies, we intend to reconvene the Annual Meeting as soon as reasonably practical, and in any event within 120 days of the record date. Your proxy will still be effective and may be voted at the rescheduled or adjourned Annual Meeting, and you will still be able to change or revoke your proxy until it is voted at the rescheduled or adjourned Annual Meeting, if such Annual Meeting occurs within 120 days of the record date.

Whom should I call if I have questions or need assistance voting my shares?

Please call A. Noni Holmes-Kidd, Vice President, General Counsel and Secretary, at (407) 650-0593 if you have any questions or require assistance in connection with voting your shares.

7	Parkway, Inc. - 2017 Proxy Statement

Our Company

We are an independent, publicly traded, self-managed real estate investment trust (“REIT”) that owns and operates high-quality office properties located in attractive submarkets in Houston, Texas. We operate our business through Parkway Operating Partnership LP, our operating partnership (“Operating Partnership”). Our portfolio consists of five Class A assets comprising 19 buildings and totaling approximately 8.7 million rentable square feet in the Greenway, Galleria and Westchase submarkets of Houston, providing geographic focus and significant operational scale and efficiencies. Our portfolio is occupied by a diversified customer base with strong credit profiles and limited near-term lease expirations. We believe that the creation of a geographically focused REIT with a strong balance sheet and targeted internal value-creation opportunities will generate attractive risk-adjusted returns for our stockholders while providing a platform for external growth opportunities over the longer term.

Our mission is to own and operate high-quality office properties located in attractive submarkets in Houston, with a primary focus on unlocking value within our existing portfolio through implementing active and creative leasing strategies, leveraging our scale to increase pricing power in lease and vendor negotiations and targeting redevelopment and asset repositioning opportunities. We plan to maintain a conservative balance sheet with low leverage and ample liquidity, which we expect will allow us to access multiple sources of capital. We believe that this strategy will support both our internal growth initiatives and our patient and disciplined approach to pursuing new investment opportunities at the appropriate time. We believe this strategy, combined with our highly experienced management team that has a successful history of operating a publicly traded REIT, significant expertise in the Houston, Texas office sector and extensive relationships with industry participants, positions us for long-term internal and external growth.

We were spun-off from Cousins the day following the merger on October 6, 2016 of Parkway Properties, Inc. (“Legacy Parkway”) with and into Clinic Sub Inc., a wholly owned subsidiary of Cousins. We were incorporated as a Maryland corporation on June 3, 2016 to hold the combined Houston businesses of Cousins and Legacy Parkway, as well as Legacy Parkway’s fee-based real estate services (together with the Houston real properties, the “Houston Business”). Immediately following the merger but prior to the spin-off, Cousins and Legacy Parkway completed a series of separation and reorganization transactions in which they separated the Houston Business from the remainder of the combined businesses and contributed the Houston Business to us. On October 7, 2016, Cousins completed the spin-off of our company by distributing all of our outstanding shares of Common Stock and Limited Voting Stock to the holders of Cousins’ common stock and limited voting preferred stock (including Legacy Parkway common stockholders and limited voting stockholders), respectively, as of the record date, October 6, 2016. Our Common Stock is listed on the NYSE under the symbol “PKY” and began regular-way trading on October 7, 2016.

Greenway Joint Venture

On February 17, 2017, we announced that we, through our Operating Partnership and certain other subsidiaries, have entered into an Omnibus Contribution and Partial Interest Assignment Agreement (the “Contribution Agreement”) with an affiliate of the Canada Pension Plan Investment Board (“CPPIB”) and an entity controlled by TH Real Estate Global Asset Management and Silverpeak Real Estate Partners (“TIAA/SP”). Pursuant to the Contribution Agreement, we have agreed to sell to these investors, indirectly through a new joint venture, an aggregate 49% interest in our Greenway Plaza and Phoenix Tower properties (together, the “Greenway Properties”). The new joint venture is expected be owned 51% by us and 24.5% by each of CPPIB and TIAA/SP. We, through a subsidiary, will serve as general partner for the new joint venture, and we also will serve as property manager, leasing agent and construction manager. It is expected that the joint venture and certain of its subsidiaries will enter into new mortgage financing secured by Greenway Plaza. We will use a portion of the proceeds of the new mortgage financing and the purchase price received from the investors, in each case net of required reserves, to repay all amounts outstanding under our current credit facility, dated October 6, 2016, by and among us, the Operating Partnership, Bank of America, N.A. and certain other parties, and to fund a credit to the joint venture with respect to certain outstanding contractual lease obligations and in-process capital expenditures. Closing under the Contribution Agreement is expected to occur during the second quarter of 2017, subject to extension to an outside date of May 31, 2017, which may be further extended to June 21, 2017 in certain circumstances.

Emerging Growth Company Status

We are an “emerging growth company,” as defined in the JOBS Act. Therefore, we are eligible for certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies.” These exemptions include reduced disclosure obligations regarding executive compensation in proxy statements and no requirement to conduct “say-on-pay” votes.

Parkway, Inc. - 2017 Proxy Statement	8

OUR COMPANY

We will remain an emerging growth company until the earliest to occur of (i) the last day of the fiscal year during which our total annual revenue equals or exceeds $1 billion (subject to adjustment for inflation), (ii) the last day of the fiscal year following the fifth anniversary of our spin-off from Cousins, (iii) the date on which we have, during the previous three-year period, issued more than $1 billion in non-convertible debt or (iv) the date on which we are deemed to be a “large accelerated filer” under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

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Proposals to be Voted on

Proposal 1—Election of Directors

Our Board of Directors has seven members, including: (i) three directors, Messrs. James H. Hance, Jr., Craig B. Jones, and R. Dary Stone designated by the Cousins board of directors pursuant to the terms of the Agreement and Plan of Merger (the “Merger Agreement”), dated as of April 28, 2016, by and among Legacy Parkway, Parkway Properties LP (“Parkway LP”), Cousins and Clinic Sub Inc.; (ii) two directors who were members of the Legacy Parkway board of directors prior to its merger with Cousins (and not representatives of the TPG Parties (as defined below)), one of whom is Mr. James A. Thomas, Legacy Parkway’s previous chairman of the board of directors, serving as Chairman of our Board of Directors, and the other of whom is Mr. James R. Heistand; and (iii) two directors, Messrs. Avi Banyasz and Frank J. “Tripp” Johnson, III, designated by TPG VI Pantera Holdings, L.P. (“TPG Pantera”) pursuant to the Stockholders Agreement, dated as of October 7, 2016 (the “Stockholders Agreement”), by and among the Company, TPG Pantera and TPG VI Management, LLC (“TPG Management,” and together with TPG Pantera, the “TPG Parties”).

In accordance with our Bylaws, the Board of Directors has by resolution fixed the number of directors to be elected at the Annual Meeting to seven directors. All seven positions on the Board of Directors are to be filled by the vote of the stockholders at the Annual Meeting. Each person so elected shall serve until the next annual meeting of stockholders and until his or her successor is elected and qualified.

The nominees for director are:

•	Avi Banyasz

•	James H. Hance, Jr.

•	James R. Heistand

•	Frank J. “Tripp” Johnson, III

•	Craig B. Jones

•	R. Dary Stone

•	James A. Thomas

All nominees were elected prior to the spin-off in 2016 and are currently serving as our directors. Unless instructed otherwise, proxies will be voted FOR the director nominees listed above.

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PROPOSALS TO BE VOTED ON

Set forth below is information regarding each director nominee’s principal occupation, tenure with the Company, business experience, other director positions currently held or held at any time during the past five years, and the specific experience, qualifications, attributes or skills that led to the conclusion by the Board of Directors that such person should serve as one of our directors.

AVI BANYASZ

Age 44

Director since 2016

Mr. Banyasz has served as a director of the Company since September 2016 and previously served as a director of Legacy Parkway from June 2012 until its merger with Cousins. Mr. Banyasz is a partner at TPG (“TPG” means TPG Global, LLC, together with its affiliates), based in New York and co-leads TPG’s Real Estate Group. Prior to joining TPG in 2011, Mr. Banyasz served as a Managing Principal and member of the investment committee of Westbrook Partners, a real estate private equity firm where he worked for 13 years. Previously, Mr. Banyasz worked at Bear Stearns & Co. In addition to serving on the Board of Directors, Mr. Banyasz also serves on the boards of several non-public companies, including M West Properties, Inc., Enlivant LLC (“Enlivant”) of which he is chairman and Evergreen Industrial Properties, Inc. Mr. Banyasz received a B.Comm., with High Distinction, from the University of Toronto.

Mr. Banyasz is a director nominated by TPG Pantera (such nominee, a “TPG Nominated Director”), and we are required, pursuant to the Stockholders Agreement, to nominate him for election to the Board of Directors. Mr. Banyasz’s extensive experience in real estate investment allows Mr. Banyasz to provide valuable insight to the Company and the Board of Directors, including with respect to investing activities. Mr. Banyasz currently serves on the Compensation Committee of the Board of Directors (the “Compensation Committee”) and the Investment Committee of the Board of Directors (the “Investment Committee”).

JAMES H. HANCE, JR.

Age 72

Director since 2016

Mr. Hance has served as a director of the Company since September 2016. Mr. Hance previously served as a director of Cousins from 2005 until its merger with Legacy Parkway. Mr. Hance served as vice chairman of Bank of America Corporation, a financial services holding company (“Bank of America”), from 1994 through January 2005. Mr. Hance also served as chief financial officer of Bank of America from 1988 to April 2004, and as a director for Bank of America from 1999 through January 2005. Mr. Hance served as a director of Cousins from 2005 to 2016 and is currently a director of The Carlyle Group (NASDAQ: CG), Ford Motor Company (NYSE: F) and Acuity Brands (NYSE: AYI). Mr. Hance is a former director of Rayonier, Inc. (NYSE: RYN), EnPro Industries (NYSE: NPO) and Morgan Stanley (NTSE: MS).

Mr. Hance’s extensive management, operational and financial expertise, as well as his leadership positions as a chief financial officer and vice chairman of a global financial services company, provides him with broad experience regarding issues facing public companies. Mr. Hance currently serves as Chair of the Audit Committee of the Board of Directors (the “Audit Committee”) and as a member of the Corporate Governance and Nominating Committee of the Board of Directors (the “Corporate Governance and Nominating Committee”).

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PROPOSALS TO BE VOTED ON

JAMES R. HEISTAND

Age 65

Director since 2016

Mr. Heistand is our President and Chief Executive Officer and has served as a director of the Company since September 2016. Mr. Heistand previously served as the president and chief executive officer of Legacy Parkway from December 2011 until its merger with Cousins. He also served as a director of Legacy Parkway from June 2011 until its merger with Cousins, and served as executive chairman of Legacy Parkway’s board of directors from June 2011 through November 2011. Prior to joining Legacy Parkway, Mr. Heistand founded and served as chairman of Eola Capital LLC, a privately owned property management company (“Eola”), since its inception in 2000. Mr. Heistand served as Chairman of the DASCO Companies LLC, a medical real estate company focusing on medical office buildings and outpatient medical facilities, from 1999 until its sale to CNL Retirement Properties, Inc. in 2004 and as founder and Chairman of Associated Capital Properties, a real estate investment and management company, from 1989 until its sale to Highwoods Properties, Inc. (“Highwoods”) (NYSE: HIW) in 1998. He served on the board of directors of Highwoods, a publicly traded office REIT, from 1998 to 2000 and served as Highwoods’ senior vice president from 1997 to 1998. Mr. Heistand is a member of the chairman’s circle of the real estate advisory board for the Warrington College of Business Administration at the University of Florida. Mr. Heistand graduated from the University of Florida with a B.S. in Real Estate Finance.

Mr. Heistand has more than 25 years of experience in real estate strategic planning, investment, development and asset management. As a real estate entrepreneur, he has a track record of success built on identifying opportunities, assessing risk, structuring transactions with investment partners, and optimizing returns. His significant experience in all areas of real estate operation, financing and investment, as well as his prior experience with the assets previously owned by Legacy Parkway and extensive relationships with real estate industry entrepreneurs, investors, owners and financiers is beneficial in implementing our strategy.

FRANK J. “TRIPP” JOHNSON, III

Age 35

Director since 2016

Mr. Johnson has served as a director of the Company since September 2016. Mr. Johnson is a partner in TPG’s Real Estate Group, the real estate platform of TPG. Prior to joining TPG in 2011, Mr. Johnson was a vice president with Fortress Investment Group (“Fortress”) in the real estate group of the Fortress Credit Funds. Prior to Fortress, Mr. Johnson worked in the acquisitions group with SL Green Realty Corp. (NYSE: SLG). He holds a B.S. in Finance and Marketing, with Distinction, from the McIntire School of Commerce at the University of Virginia. Mr. Johnson serves on the board of directors of Enlivant, Evergreen Industrial Properties and the Bay Area Division of the March of Dimes.

Mr. Johnson is a TPG Nominated Director, and we are required, pursuant to the Stockholders Agreement, to nominate him for election to the Board of Directors. Mr. Johnson’s extensive experience in real estate investment and service as a director on other boards allows him to provide valuable insight to the Company and the Board of Directors. Mr. Johnson currently serves on the Corporate Governance and Nominating Committee and the Investment Committee.

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PROPOSALS TO BE VOTED ON

CRAIG B. JONES

Age 66

Director since 2016

Mr. Jones has served as a director of the Company since September 2016. Mr. Jones practiced law for 10 years with King & Spalding, from 1977 to 1987, where he was a partner in the Real Estate Department in the firm’s Atlanta office. In 1987, he left King & Spalding to join New Market Development Company, an Atlanta-based shopping center developer, where he served as executive vice president in charge of development and financing. In 1992, New Market Development Company was sold to Cousins. Mr. Jones joined Cousins at that time, and he went on to serve in a number of different positions, including president of the Office Division, chief investment officer and chief administrative officer. Mr. Jones retired from Cousins in 2012. Mr. Jones serves as chairman of the board of directors of the Atlanta Downtown Improvement District, a community improvement district which levies taxes on commercial properties in Downtown Atlanta in order to fund public safety, transportation infrastructure, cleaning and other economic development initiatives. Mr. Jones also served several years as the vice chairman of Central Atlanta Progress, a sister organization of the Atlanta Downtown Improvement District. In addition, Mr. Jones serves as chairman of the board of directors of KIPP Metro Atlanta Collaborative, a nonprofit which operates eight high-performing public charter schools in Atlanta, as well as on the board of directors of Fox Theatre, Inc., which operates and preserves Atlanta’s historic Fox Theatre. Mr. Jones received a B.A. from Washington and Lee University, and he also received a J.D. from the University of Virginia School of Law.

Mr. Jones’s broad experience in the real estate industry, as an attorney and as a chief investment officer and chief administrative officer, allows him to provide valuable insight to the Company and the Board of Directors. Mr. Jones currently serves on the Audit Committee, the Compensation Committee, and the Investment Committee.

R. DARY STONE

Age 63

Director since 2016

Mr. Stone has served as a director of the Company since September 2016. Mr. Stone serves as president and chief executive officer of R. D. Stone Interests, a private real estate investment company, is a founding partner of Scout SSG, LLC, and a partner in Hicks Holdings, LLC. From February 2003 to March 2011, Mr. Stone served as vice chairman of Cousins; from January 2002 to February 2003, he served as president of Cousins’ Texas operations; and from February 2001 to January 2002, he served as president and chief operating officer of Cousins. He was previously a director of Cousins from 2001 to 2003, and from 2011 until its merger with Legacy Parkway, and is currently a director of Tolleson Wealth Management, Inc., a privately held wealth management firm, and Tolleson Private Bank. Mr. Stone is a former Regent of Baylor University and was Baylor University’s Regent Chairman from June 2009 to June 2011. Mr. Stone is also a former director of Hunt Companies, Inc., a former director of Lone Star Bank, and a former chairman of the Texas Finance Commission.

Mr. Stone’s knowledge of the real estate industry, particularly in Texas, and his tenure with Cousins provides valuable knowledge regarding the Company’s properties and market. Mr. Stone currently serves on the Audit Committee and as Chair of the Investment Committee.

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PROPOSALS TO BE VOTED ON

JAMES A. THOMAS

Age 80

Director since 2016

Mr. Thomas is the Chairman of our Board of Directors, having served as a director since June 2016, and previously served as chairman of Legacy Parkway’s board of directors from December 2013 until its merger with Cousins. Mr. Thomas previously served as chairman of the board of directors, president and chief executive officer of Thomas Properties Group, Inc. (“TPGI”), a real estate company that owned, acquired, developed and managed primarily office properties, from its formation in March 2004 to December 19, 2013, when TPGI merged with Legacy Parkway (the “TPGI mergers”). Mr. Thomas founded TPGI’s predecessor group of entities and served as the chairman of its board of directors and chief executive officer from 1996 until the commencement of TPGI’s operations in October 2004. From 1983 to 1996, Mr. Thomas served as a co-managing partner of Maguire Thomas Partners, a national full-service real estate operating company which included TPGI’s predecessor group of entities. Mr. Thomas also served as chief executive officer and principal owner of the Sacramento Kings National Basketball Association team and the ARCO Arena from 1992 to 1999. Mr. Thomas serves on the boards of a number of philanthropic and educational organizations. Mr. Thomas received his B.A. in Economics and Political Science with honors from Baldwin Wallace College and his J.D. magna cum laude from Cleveland Marshall Law School. Mr. Thomas has over 50 years of experience in the real estate industry and has extensive knowledge of the industry, as well as extensive business relationships with investors, financial institutions and peer companies.

Pursuant to a letter agreement binding on us, subject to certain continuing equity ownership requirements, we are required to nominate Mr. Thomas for election to the Board of Directors at the Annual Meeting (and, if elected, to cause him to be reappointed as chairman for three one-year terms expiring at the 2020 annual meeting of stockholders). For additional information, see the discussion under “Certain Transactions and Relationships—Agreements with Mr. James A. Thomas.” Mr. Thomas currently serves as Chair of the Compensation Committee and as Chair of the Corporate Governance and Nominating Committee.

Vote Required and Recommendation

Pursuant to our Bylaws, each nominee will be elected as a director if the votes cast for the nominee exceed the number of votes cast against the nominee, assuming that a quorum is present. Stockholders may vote for as many individuals as there are directors to be elected and for whose election the share is entitled to vote. Stockholders may not cumulate their votes. Both holders of our Common Stock and holders of our Limited Voting Stock are entitled to vote in the election of directors. Abstentions and broker non-votes (shares held by a broker, bank or nominee that are represented at the Annual Meeting, but with respect to which the broker, bank or nominee is not instructed by the beneficial owner of such shares to vote on the particular proposal), if any, will not be counted as votes cast and will have no effect on the result of the vote. Both abstentions and broker non-votes will be considered present for the purpose of determining the presence of a quorum.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE

“FOR” ALL SEVEN NOMINEES.

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PROPOSALS TO BE VOTED ON

Proposal 2 — Approval of the 2017 Employee Stock Purchase Plan

At the Annual Meeting, the stockholders will be asked to approve the Parkway, Inc. 2017 Employee Stock Purchase Plan, which is attached as Appendix A. Upon recommendation of the Compensation Committee, on February 28, 2017, the Board of Directors adopted the 2017 Employee Stock Purchase Plan, subject to the approval of the stockholders at the Annual Meeting.

The following is a summary of this Proposal 2 and the 2017 Employee Stock Purchase Plan. We have structured it in a question and answer format for ease of reading.

Why does the Company want to adopt the 2017 Employee Stock Purchase Plan?

We wish to provide eligible employees and directors with an opportunity to invest in the Company on a systematic basis at a discount. We believe that the 2017 Employee Stock Purchase Plan is a powerful incentive and retention tool that mutually benefits us and the participants by providing eligible employees and directors with a convenient means of acquiring an equity interest in the Company through payroll deductions (or elective contributions), incentivizing them to acquire such interest, aligning the interests of participating employees and directors with the interests of our stockholders, and encouraging the participating employees and directors to operate and manage our business in a manner that will provide for our long-term growth.

Who is eligible to participate in the 2017 Employee Stock Purchase Plan?

Any employee of the Company or any of its participating subsidiaries who is scheduled to work at least 20 hours per week and any non-employee director who is a member of the Board of Directors may participate in the 2017 Employee Stock Purchase Plan. However, an employee or director who otherwise owns 5% or more of our stock at any time during a purchase period will not be eligible to participate. In addition, a participant must be an eligible employee or an eligible director on the last trading day of the applicable purchase period to purchase shares in that purchase period. As of March 24, 2017, there were approximately 151 employees and six non-employee directors who would be eligible to participate in the 2017 Employee Stock Purchase Plan.

How does the 2017 Employee Stock Purchase Plan work?

During each purchase period under the 2017 Employee Stock Purchase Plan, a participant may purchase whole shares of Common Stock with amounts the participant deposits under the 2017 Employee Stock Purchase Plan during that purchase period. Amounts representing the purchase price for fractional shares will either be refunded to the participant or, with the participant’s consent, carried over in the participant’s account to the next purchase period.

Participants elect the amount of payments they will make for a purchase period. Participants may make payments by depositing cash with the Company or through payroll withholding by authorizing us to deduct a specified amount from their pay.

Participants may, at any time before the last trading day of a purchase period, withdraw (without interest) all or any of the amounts credited to their account. Participants may amend or revoke their payment election during a purchase period to reduce or stop their payments. On the last trading day of each purchase period, the amounts accumulated for a participant are automatically applied to the purchase of Common Stock. The purchase price of a share of Common Stock under the 2017 Employee Stock Purchase Plan is equal to 85% of the average of the fair market value of a share of Common Stock on the last five trading days of the purchase period. The average fair market value of a share of Common Stock over the five trading days ended March 24, 2017, measured based on the closing prices on the NYSE, was $19.08.

Since participation in the 2017 Employee Stock Purchase Plan is voluntary, and we are unable to predict the future value of our Common Stock, we cannot determine with certainty the benefits or the amounts that will be received in the future by any participant under the plan.

How long are the purchase periods under the 2017 Employee Stock Purchase Plan?

There will be four purchase periods in each year: one beginning on June 1 and ending on the following August 31, one beginning on September 1 and ending on the following November 30, one beginning on December 1 and ending the following February 28 (or February 29, if applicable), and the final one beginning on March 1 and ending on the following May 31. Assuming the 2017 Employee Stock Purchase Plan is approved, the first purchase period will begin on June 1, 2017 and end on August 31, 2017. However, the Compensation Committee, in its discretion, may alter the duration of the purchase periods as well as set beginning and ending dates different from those described above.

Are there any limits as to how many shares a participant may purchase under the 2017 Employee Stock Purchase Plan during any calendar year?

Yes. The 2017 Employee Stock Purchase Plan limits the Common Stock a participant may purchase in a calendar year with an aggregate purchase price of $25,000, determined as of the purchase date.

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PROPOSALS TO BE VOTED ON

Is there a minimum amount required to participate in the 2017 Employee Stock Purchase Plan?

There is currently no minimum payment required to participate in the 2017 Employee Stock Purchase Plan. However, the Compensation Committee may establish a minimum payment a participant must make for purchases for each purchase period.

How long must a participant hold shares purchased under the 2017 Employee Stock Purchase Plan?

A participant may not sell or dispose of shares purchased under the 2017 Employee Stock Purchase Plan for a period set by the Compensation Committee of six or more months after purchase, provided that the holding period ends automatically on the termination of a participant’s employment. We will deposit the shares purchased by a participant into a brokerage account or with our transfer agent, where the shares will remain on deposit for the balance of the holding period.

What are the tax consequences of participating in the 2017 Employee Stock Purchase Plan?

This discussion gives only an overview of the current federal income tax consequences of participation in the 2017 Employee Stock Purchase Plan. The consequences for individuals may vary, and federal income tax laws and regulations change frequently. Participants should look to their own tax counsel for advice regarding federal income tax treatment, state or local income tax treatment, and other tax treatment under the 2017 Employee Stock Purchase Plan.

Payments withheld from a participant’s pay under the 2017 Employee Stock Purchase Plan will be taxable ordinary income to the participant and will be included in gross income for federal income and payroll tax purposes in the year in which such amount would otherwise have been paid to the participant.

Upon the purchase of shares under the 2017 Employee Stock Purchase Plan (on the last trading day of a purchase period), a participant will recognize ordinary income in an amount equal to the excess of the fair market value of the shares on the date of purchase over the purchase price. The ordinary income recognized is added to the participant’s basis in the shares. Upon the participant’s sale or disposition of shares purchased under the 2017 Employee Stock Purchase Plan, any gain realized will be taxed as capital gain and any loss realized will be a capital loss. The participant’s basis for calculating gain or loss will be the purchase price for the shares plus any ordinary income recognized on the purchase. Whether the capital gain or loss will be long-term or short-term will depend on how long the participant holds the shares.

We will be entitled, with respect to the purchase of the shares under the 2017 Employee Stock Purchase Plan, to an income tax deduction in an amount equal to the ordinary income recognized by the participant in the same taxable year in which the participant recognizes such income.

Will the 2017 Employee Stock Purchase Plan qualify as an “employee stock purchase plan” under Section 423 of the Code?

The 2017 Employee Stock Purchase Plan will not qualify as an “employee stock purchase plan” as defined in Section 423 of the Code. Because our employees are generally employed by the Operating Partnership or its subsidiaries, not by an unbroken chain of direct corporate subsidiaries of the Company, we are not able to offer an employee stock purchase plan to such employees that qualifies under Section 423 of the Code.

What rights will the stock issued under the 2017 Employee Stock Purchase Plan have?

Subject to the holding period described above, shares issued under the 2017 Employee Stock Purchase Plan will have the same voting rights and other rights as all other shares of Common Stock.

Where can I review a copy of the 2017 Employee Stock Purchase Plan?

This summary is not a complete description of all of the provisions of the 2017 Employee Stock Purchase Plan. This summary is qualified in its entirety by the full text of the 2017 Employee Stock Purchase Plan, a copy of which is attached as Appendix A. We encourage you to read the full text of the 2017 Employee Stock Purchase Plan.

Who will administer the 2017 Employee Stock Purchase Plan?

The Compensation Committee or its delegate will administer the 2017 Employee Stock Purchase Plan.

How many shares are available for issuance under the 2017 Employee Stock Purchase Plan?

The maximum number of shares of Common Stock reserved for issuance under the 2017 Employee Stock Purchase Plan will be 200,000. We may issue new shares under the 2017 Employee Stock Purchase Plan or reacquire shares for purposes of the 2017 Employee Stock Purchase Plan.

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PROPOSALS TO BE VOTED ON

Will the 2017 Employee Stock Purchase Plan be adjusted for recapitalizations?

Certain changes in the capitalization of the Company, including stock splits and stock dividends, will result in a corresponding adjustment to the number, kind, or class of shares of Common Stock that are reserved for issuance under the 2017 Employee Stock Purchase Plan and to the purchase price of shares of Common Stock under the 2017 Employee Stock Purchase Plan.

When will shares first be issuable under the 2017 Employee Stock Purchase Plan?

If stockholders approve the 2017 Employee Stock Purchase Plan at the Annual Meeting, shares will be issued to participants as of the last trading date of the first purchase period immediately following the Annual Meeting, which would be the purchase period beginning June 1, 2017 and ending August 31, 2017. If stockholders do not approve the 2017 Employee Stock Purchase Plan, it will terminate on the date of the Annual Meeting.

What is the term of the 2017 Employee Stock Purchase Plan?

The 2017 Employee Stock Purchase Plan is limited to a term of 10 years, commencing from the date on which the stockholders approve the plan.

How may the 2017 Employee Stock Purchase Plan be amended?

The Board of Directors may amend the 2017 Employee Stock Purchase Plan from time to time. The Board of Directors may not increase the number of shares issuable under the 2017 Employee Stock Purchase Plan or increase the purchase discounts without stockholder approval.

Vote Required and Recommendation

Pursuant to our Bylaws, the 2017 Employee Stock Purchase Plan will be approved if it receives the affirmative vote of holders of at least a majority of the votes cast at the Annual Meeting, assuming that a quorum is present. Only holders of Common Stock are entitled to vote on this Proposal 2. Abstentions will be counted as votes cast and will have the same effect as votes cast against the proposal, while other shares not voted (whether by broker non-vote or otherwise) will not be counted as votes cast and will have no effect on the result on the vote. Both abstentions and broker non-votes will be considered present for the purpose of determining the presence of a quorum.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE

“FOR” THE ADOPTION OF THE 2017 EMPLOYEE STOCK PURCHASE PLAN.

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PROPOSALS TO BE VOTED ON

Proposal 3 — Approval of the Material Terms for Payment of Performance-Based Compensation under the 2016 Omnibus Equity Incentive Plan for Purposes of Section 162(m)

We are asking stockholders to approve the material terms for payment of performance-based compensation under the 2016 Omnibus Equity Incentive Plan. The purpose of this approval is to enable us to grant incentive awards under the 2016 Omnibus Equity Incentive Plan that are structured in a manner intended to qualify as tax-deductible performance-based compensation under Section 162(m).

Stockholders are not being asked to approve an amendment to the 2016 Omnibus Equity Incentive Plan or to approve the 2016 Omnibus Equity Incentive Plan in its entirety. For the avoidance of doubt, approval of this proposal will not in any way impact or increase the number of shares available for awards under the 2016 Omnibus Equity Incentive Plan.

If the stockholders approve the material terms of performance-based compensation, compensation paid to the Company’s “covered employees” (as discussed below) upon achievement of performance goals based on one or more of the performance measures set forth in the 2016 Omnibus Equity Incentive Plan, subject to the Company’s satisfaction of the other requirements of Section 162(m), may continue to be fully deductible by the Company under Section 162(m) until such time as the Company is required to obtain stockholder re-approval of such terms and conditions at our annual meeting of stockholders in 2022. If the stockholders fail to approve the material terms of performance-based compensation, the Compensation Committee will be permitted to continue granting performance-based awards using the performance measures set forth in the 2016 Omnibus Equity Incentive Plan, but such awards will not be eligible to be fully deductible by the Company under Section 162(m).

Section 162(m)

Section 162(m) limits the amount the Company may deduct in any one year for compensation paid to a “covered employee” to $1,000,000. For purposes of Section 162(m), a covered employee generally means any person who, as of the last day of the Company’s fiscal year, is the chief executive officer or one of the Company’s three highest compensated executive officers (other than the chief financial officer), as determined under SEC rules, provided that under certain special SEC reporting rules, which currently are applicable to the Company, the chief financial officer of the Company may be considered to be a covered employee. However, compensation that constitutes “qualified performance-based compensation” under Section 162(m) is excluded from this deductibility limitation.

For compensation to constitute “qualified performance-based compensation” under Section 162(m), in addition to certain other requirements, stockholders must approve the material terms under which the performance-based compensation will be paid (including the performance goals). Although Parkway Properties, Inc., as our then-sole stockholder, delivered a written consent approving the adoption of the 2016 Omnibus Equity Incentive Plan prior to the consummation of our spin-off from Cousins, Section 162(m) requires that the Company’s post-separation stockholders approve its material terms. Therefore, at the Annual Meeting, the Company is asking stockholders to approve the material terms for payment of performance-based compensation under the 2016 Omnibus Equity Incentive Plan.

For purposes of Section 162(m), the material terms of performance-based compensation include (i) the employees eligible to receive compensation under the 2016 Omnibus Equity Incentive Plan, (ii) a description of the business criteria on which the performance goals are based and (iii) the maximum amount of compensation that can be paid to an employee as performance-based compensation during a specified time period. Each of these aspects of the 2016 Omnibus Equity Incentive Plan is discussed below and approval of this proposal will constitute approval of each of these aspects of the 2016 Omnibus Equity Incentive Plan for purposes of Section 162(m). Even if this proposal is approved, the Company may exercise its discretion to award compensation under the 2016 Omnibus Equity Incentive Plan that would not qualify as “qualified performance-based compensation” under Section 162(m).

Summary of the Material Terms of the 2016 Omnibus Equity Incentive Plan

A summary of the material terms of the 2016 Omnibus Equity Incentive Plan is set forth below. This summary is qualified in its entirety by the detailed provisions of the 2016 Omnibus Equity Incentive Plan, a copy of which is attached as Appendix B to this Proxy Statement. We encourage our stockholders to read and refer to the complete plan document in Appendix B for a more complete description of the 2016 Omnibus Equity Incentive Plan.

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PROPOSALS TO BE VOTED ON

Purpose, Administration, and Eligibility

The purposes of the 2016 Omnibus Equity Incentive Plan are to promote our and the Operating Partnership’s growth and success by aligning the interests of the 2016 Omnibus Equity Incentive Plan’s participants with those of our stockholders and to attract, retain, and reward employees, directors, and consultants of the company. To this end, the 2016 Omnibus Equity Incentive Plan permits the grant of the following types of awards: (i) options, including nonstatutory stock options and incentive stock options (“ISOs”); (ii) stock appreciation rights; (iii) restricted shares; (iv) restricted stock units; (v) profits interest units (“LTIP units”); (vi) dividend equivalents; (vii) other forms of awards payable in or denominated by reference to shares of Common Stock; or (viii) cash.

The Compensation Committee administers the 2016 Omnibus Equity Incentive Plan. The Compensation Committee has sole discretion to select the recipients of awards, establish the terms of awards, interpret the plan, and amend awards, all subject to the terms of the 2016 Omnibus Equity Incentive Plan. The Compensation Committee may delegate ministerial duties and authority to interpret the 2016 Omnibus Equity Incentive Plan and respond to claims to a vice president, senior vice president, or executive vice president, provided that the Compensation Committee may not delegate authority (i) to grant or amend awards that are (a) held by individuals who are subject to Section 16 of the Exchange Act, (b) intended to qualify as performance-based compensation under Section 162(m), or (c) held by officers of the company or directors to whom authority to grant or amend awards has been delegated, or (ii) with respect to the certification of the satisfaction of performance goals.

All employees of the Company, the Operating Partnership, and certain subsidiaries of the Company, non-employee directors of the Company, and consultants or advisors to the Company are eligible to participate in the 2016 Omnibus Equity Incentive Plan. As of March 24, 2017, there were approximately 151 employees, including the Company’s three named executive officers, and six non-employee directors who are eligible to participate in the 2016 Omnibus Equity Incentive Plan.

Term; Amendment, Suspension, and Termination

The 2016 Omnibus Equity Incentive Plan became effective upon our spin-off from Cousins. Unless terminated earlier, the 2016 Omnibus Equity Incentive Plan will terminate automatically on the day before the tenth anniversary of the effective date, or October 6, 2026. Notwithstanding the foregoing, no ISOs may be granted under the 2016 Omnibus Equity Incentive Plan after the tenth anniversary of our Board of Directors’ initial adoption of the 2016 Omnibus Equity Incentive Plan, or September 16, 2026.

Our Board of Directors may amend, suspend, or terminate the 2016 Omnibus Equity Incentive Plan at any time, except that no amendment may be made without stockholder approval if applicable law or stock exchange rules would require stockholder approval for the amendment, or if the amendment would allow the grant of options or stock appreciation rights at an exercise price below fair market value as of the date of grant. Notwithstanding the foregoing, without stockholder approval, the Compensation Committee may designate an exercise price less than the fair market value of a share of Common Stock on the date of grant if the option or stock appreciation right is granted upon assumption of, or in substitution for, an option or stock appreciation right in connection with the spin-off or previously granted by an entity that is acquired by or merged with the company or an affiliate. Further, no such amendment, suspension, or termination may adversely affect the rights under any outstanding award without the holder’s consent.

Authorized Shares, Share Usage, and Individual Limitations

The 2016 Omnibus Equity Incentive Plan permits the grant of awards with respect to a number of shares of Common Stock equal to the sum of (i) 5,000,000 shares, plus (ii) any shares of Common Stock issuable pursuant to awards resulting from awards originally granted under the Parkway Properties, Inc. and Parkway Properties LP 2015 Omnibus Equity Incentive Plan that were outstanding immediately prior to the spin-off, converted into awards with respect to shares of Cousins’ common stock pursuant to the Merger Agreement and further converted into awards with respect to shares of Common Stock pursuant to and as described in the Employee Matters Agreement (the “assumed shares”).

If an award is cancelled, forfeited, or expires unvested or unexercised, or is settled in whole or in part in cash rather than in shares of Common Stock, then the shares covered by the portion of the award that is so cancelled, forfeited, expired, or settled will again become available for award under the 2016 Omnibus Equity Incentive Plan. Shares we repurchase at the same price paid by a participant will also become available for award under the 2016 Omnibus Equity Incentive Plan, and the payment of dividend equivalents in cash in conjunction with any outstanding awards will not count against the share limit. Conversely, shares (i) tendered or withheld in payment of an option’s exercise price, (ii) tendered or withheld to satisfy our tax withholding obligation with respect to options or stock appreciation rights, (iii) subject to a stock appreciation right that are not issued in connection with the share-settlement of the stock appreciation right on exercise thereof, and (iv) purchased in the open market with cash proceeds of option exercises will not be available for re-issuance under the 2016 Omnibus Equity Incentive Plan. No shares may be made subject to a grant if that would cause an ISO to fail to qualify as such under the Code.

The maximum aggregate number of shares of Common Stock that may be issued pursuant to ISOs, other than ISOs with respect to the assumed shares, is 500,000 shares. The maximum number of shares of Common Stock that may be made subject to options or

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PROPOSALS TO BE VOTED ON

stock appreciation rights, other than awards with respect to the assumed shares, granted under the 2016 Omnibus Equity Incentive Plan to any participant (other than a non-employee director) during any one calendar year is 500,000 shares, and the maximum number of shares of Common Stock that may be made subject to awards, other than options and stock appreciation rights and other than awards subject to the assumed shares, granted under the 2016 Omnibus Equity Incentive Plan that are share-denominated and are either share- or cash-settled to any participant (other than a non-employee director) during any one calendar year is 1,000,000 shares.

The maximum amount that may be paid as a cash-denominated award (whether or not cash-settled) that vests based on the attainment of performance goals or other performance-based objectives for a performance period of twelve months or less to any participant (other than a non-employee director) is $5,000,000, and the maximum amount that may be paid as a cash-denominated award (whether or not cash-settled) that vests based on the attainment of performance goals or other performance-based objectives for a performance period of greater than twelve months to any participant (other than a non-employee director) is $10,000,000.

Fair Market Value Determination

For so long as the Common Stock remains listed on the NYSE (or any other established securities exchange), listed on any national market system, or listed, quoted, or traded on any automated quotation system, the fair market value of a share of Common Stock will be the closing sales price for a share as quoted on such exchange or system for such date. If there is no reported closing price on such date, the fair market value of a share of Common Stock will be the closing price of Common Stock on the last preceding date for which such quotation exists. As of March 24, 2017, the closing price of a share of Common Stock on the NYSE was $19.02.

If the Common Stock is not listed on an established securities exchange, national market system, or automated quotation system, but the Common Stock is regularly quoted by a recognized securities dealer, the fair market value of a share of Common Stock will be the average of the mean of the high bid and low asked prices for such date. If there are no high bid and low asked prices on such date, the fair market value of a share of Common Stock will be the average of the mean of the high bid and low asked prices on the last preceding date for which such information exists.

If the Common Stock is neither listed on an established securities exchange, national market system, or automated quotation system, nor regularly quoted by a recognized securities dealer, the Compensation Committee will determine the fair market value in good faith by reasonable application of a reasonable valuation method, in a manner consistent with Section 409A of the Code.

Options

An option is the right to purchase shares of Common Stock at a fixed exercise price during a fixed period of time. The 2016 Omnibus Equity Incentive Plan permits the grant of nonstatutory options and options that qualify as ISOs for tax purposes. The Compensation Committee establishes the number of shares covered by each option and the exercise price per share, which cannot be less than the fair market value of a share of Common Stock on the date of grant, or 110% of the fair market value of a share of Common Stock on the date of grant in the case of an ISO granted to a ten percent stockholder; provided, however, that the Compensation Committee may designate an exercise price less than the fair market value of a share of Common Stock on the date of grant if the option is granted upon assumption of, in substitution for, an option in connection with the spin-off or previously granted by an entity that is acquired by or merged with us or an affiliate. An option will become vested and exercisable at such times and subject to such conditions as the Compensation Committee determines but will not be exercisable later than ten years after grant, or five years after grant in the case of an ISO granted to a ten percent stockholder. The Compensation Committee will specify in an award agreement whether, and if so, the extent to which an option remains exercisable after the termination of the participant’s employment or service with us.

The exercise price of an option must be paid upon exercise in a form of payment prescribed by the Compensation Committee. The Compensation Committee may provide for any form of payment it finds appropriate, including payment in cash, tender of shares of Common Stock, and retention by us of shares otherwise issuable on the option exercise having a fair market value at exercise equal to the option exercise price.

To the extent that the aggregate fair market value of shares of Common Stock determined on the date of grant with respect to which ISOs are exercisable for the first time during any calendar year exceeds $100,000, the option will be treated as a nonstatutory stock option.

Stock Appreciation Rights

A stock appreciation right entitles the recipient to payment from us on the exercise date of an amount equal to any excess of the fair market value of a share of Common Stock on the exercise date over the exercise price for the stock appreciation right, multiplied by the number of shares covered by the exercise. The Compensation Committee establishes the number of shares covered by each

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PROPOSALS TO BE VOTED ON

stock appreciation right and the exercise price per share, which cannot be less than the fair market value of a share of Common Stock on the date of grant; provided, however, that the Compensation Committee may designate an exercise price less than the fair market value of a share of Common Stock on the date of grant if the stock appreciation right is granted upon assumption of, or in substitution for, a stock appreciation right or previously granted by an entity that is acquired by or merged with us or our affiliate. A stock appreciation right will become vested and exercisable at such times and subject to such conditions as the Compensation Committee determines but will not be exercisable later than ten years after grant.

The Compensation Committee will specify in an award agreement whether, and if so, the extent to which, a stock appreciation right remains exercisable after the termination of the participant’s employment or service with us. We may settle the amount due on exercise of a stock appreciation right by payment in cash or the issuance of shares of Common Stock, or in a combination of cash and shares, as the Compensation Committee determines.

Restricted Shares and Restricted Stock Units

A restricted share award is an award of shares of Common Stock in which the participant’s interest is forfeitable upon grant and will become nonforfeitable only if vesting conditions or other restrictions established by the Compensation Committee are satisfied. A restricted stock unit award obligates us to issue a specified number of shares of Common Stock (or their cash equivalent) in the future if vesting conditions or other restrictions established by the Compensation Committee are satisfied. The Compensation Committee determines the number of shares covered by an award of restricted shares or restricted stock units and establishes the terms of the award, including the vesting conditions and/or restrictions for the award. The vesting conditions may relate to the continuance of the participant’s employment or service, the satisfaction of specified performance goals (relating to us, a unit of our company, or the participant) within a specified period, other factors, or a combination of factors. A participant will forfeit a restricted share or restricted stock unit award to the extent its vesting conditions or other restrictions are not satisfied within the period established by the Compensation Committee.

Restricted shares will carry voting and dividend rights unless the Compensation Committee provides otherwise in the award agreement, or unless the vesting of the restricted shares are subject to the satisfaction of performance goals, in which case no dividend will be payable unless and until the performance goals are achieved. A restricted stock unit award does not carry voting or dividend rights, but the Compensation Committee may provide in the award agreement for the payment of dividend equivalents if the award’s vesting conditions are satisfied.

Profits Interest Units (LTIP Units)

An LTIP unit is a unit of limited partnership interest in the Operating Partnership that is intended to constitute a “profits interest” within the meaning of the Code and the guidance thereunder. LTIP units may be issued only to participants for the performance of services to or for the benefit of the Operating Partnership in the participant’s capacity as a partner of the Operating Partnership, in anticipation of the participant becoming a partner of the Operating Partnership, or as otherwise determined by the Compensation Committee. A LTIP unit will become vested at such times and subject to the Amended and Restated Agreement of Limited Partnership of the Operating Partnership and such additional conditions as the Compensation Committee may determine.

Dividend Equivalents

A dividend equivalent is the right to receive the equivalent value (in cash or shares of Common Stock) of dividends paid on shares of Common Stock during the term of the award. A recipient of dividend equivalents will receive credits as of each dividend payment date during the period of the award as if the underlying shares of Common Stock had been then held by the recipient. Dividend equivalents may be granted by the Compensation Committee alone or in tandem with another award, provided that no dividend equivalents may be paid with respect to options or stock appreciation rights. Dividend equivalents credited to the recipient may be converted to cash or additional shares of Common Stock in accordance with such formula and at such time, and subject to such limitations, as may be determined by the Compensation Committee. Dividend equivalents granted with respect to shares of Common Stock covered by an award subject to performance-based or service-based vesting may only be paid at such time or times, and only to the extent that, such performance-based or service-based vesting conditions are satisfied.

Other Forms of Award

The 2016 Omnibus Equity Incentive Plan permits the grant of cash-based awards and other forms of award that provide for the issuance of shares of Common Stock, or that are denominated in or measured by the fair market value of a share of Common Stock, or provide for payment in shares of Common Stock rather than cash under a bonus or incentive plan of the Company. The Compensation Committee will determine the terms and conditions of any such award.

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PROPOSALS TO BE VOTED ON

Vesting of Full Value Awards

Full value awards (that is, awards other than options and stock appreciation rights) must become vested over a period of three years or longer, except that any full value awards subject to performance-based vesting must become vested over a period of one year or longer. The Compensation Committee may waive vesting requirements upon a participant’s death, disability, retirement, other specified termination of service, or upon a change in control.

Performance Goals

The 2016 Omnibus Equity Incentive Plan is designed to permit the Compensation Committee to grant awards to covered executive officers that will constitute qualified performance-based compensation for purposes of Section 162(m); however, the Compensation Committee may exercise its discretion to award compensation under the 2016 Omnibus Equity Incentive Plan that would not qualify as qualified performance-based compensation under Section 162(m).

The 2016 Omnibus Equity Incentive Plan authorizes the establishment of performance goals on an objective test of performance based on one or more of the following criteria: revenue; earnings; net earnings; operating earnings; earnings before taxes; EBITDA; earnings per share; stock price; costs; return on equity; return on assets; assets management; asset quality; asset growth; budget achievement; net operating income; average occupancy; year-end occupancy; FFO; adjusted funds from operations (“AFFO”); funds available for distribution (“FAD”); dividend or FAD payment; total stockholder return on an absolute basis or a relative basis measured against comparable peers or a real estate index; leverage ratios; capital expenditures; customer satisfaction survey results; property operating expense savings; design, development, permitting, or other progress on designated properties; third-party fee generation; leasing goals; goals relating to mergers and acquisitions or divestitures, targeted financing, or capital market objectives; lease retention; liability management; credit management; certain levels of operating expense; growth in assets, unit volume, revenue, sales, or market share; or strategic business criteria consisting of one or more objectives based on specified revenue goals, market penetration goals, geographic business expansion goals, or cost targets.

Performance goals may be established for the Company as a whole, on a per share basis, or for our various properties, groups, divisions, or subsidiaries or the Operating Partnership, or a combination of them. Performance goals may be based on absolute performance or on performance relative to performance of unrelated businesses specified by the Compensation Committee, on other external measures of the selected performance criteria, or on comparison to any prior period or to budget or target.

Grants to Non-Employee Directors

The 2016 Omnibus Equity Incentive Plan permits the grant of awards to our directors who are not our employees or employees of the Operating Partnership or our subsidiaries, provided the grants are made in accordance with a written nondiscretionary formula established by our Board of Directors. Notwithstanding the terms of any such nondiscretionary formula, the aggregate grant date fair value of awards to a non-employee director in any one calendar year may not exceed $1,000,000.

Adjustments in Authorized Shares and to Awards

The 2016 Omnibus Equity Incentive Plan provides that, in the event of a change in our capitalization, a corporate transaction involving us, or our reorganization or liquidation, the Compensation Committee will adjust the number and class of shares of Common Stock remaining available for awards under the 2016 Omnibus Equity Incentive Plan, the number of shares subject to outstanding awards, the exercise or purchase prices under outstanding awards (as applicable), and the limits on awards, in a manner the Compensation Committee determines equitable to prevent dilution or enlargement of benefits or rights under the 2016 Omnibus Equity Incentive Plan.

Forfeiture on Misconduct; Recoupment

Under the 2016 Omnibus Equity Incentive Plan, a participant will forfeit all rights under outstanding awards if the Compensation Committee determines that the participant’s behavior constitutes misconduct as defined in the 2016 Omnibus Equity Incentive Plan. The 2016 Omnibus Equity Incentive Plan permits the Compensation Committee to provide in an award agreement or in a policy applicable to awards under the 2016 Omnibus Equity Incentive Plan that, under specified conditions, a participant will be obliged to return to the Company amounts paid and shares of Common Stock distributed under the 2016 Omnibus Equity Incentive Plan. By way of illustration, the specified conditions may include the occurrence of an error in financial reporting resulting in payment of excess performance-based compensation. In addition to the foregoing, all awards (and benefits derived therefrom) will be subject to any claw back policy implemented by the Company, including any such policy implemented to comply with the Dodd-Frank Wall Street Reform and Consumer Protection Act and related regulations.

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PROPOSALS TO BE VOTED ON

Change in Control

If we experience a change in control in which outstanding awards under the 2016 Omnibus Equity Incentive Plan will not be assumed, continued, or replaced with equivalent awards by the surviving entity, then the Compensation Committee may determine in its sole discretion that (i) all outstanding options and stock appreciation rights will immediately vest and become exercisable, and (ii) all restrictions and other conditions applicable to any outstanding restricted shares, restricted stock units, and other share-based awards, including any vesting requirements, will immediately lapse, and any performance goals relevant to such award will be deemed to have been achieved at the target level, with all such awards becoming free from restrictions and, with respect to restricted stock units, becoming payable immediately or otherwise upon the earliest permissible date. In addition, in such situation, the Compensation Committee may determine to cancel such awards and pay the participants cash, property, or a combination of cash and property equal to the net value the holders of such cancelled awards otherwise would have received pursuant to the change in control. If we experience a change in control in which outstanding awards under the 2016 Omnibus Equity Incentive Plan are assumed, continued, or replaced with equivalent awards by the surviving entity, if any participant is terminated other than for cause (as defined in the 2016 Omnibus Equity Incentive Plan) or terminates his or her employment for good reason (as defined in the 2016 Omnibus Equity Incentive Plan) within two years following such change in control, any awards of such participant that were assumed, continued, or replaced by the surviving entity automatically will be given the treatment described in the first sentence of this paragraph.

In summary, a change in control under the 2016 Omnibus Equity Incentive Plan occurs if:

(i)	a person (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) becomes the direct or indirect beneficial owner (as defined in Rule 13d-3 of the Exchange Act) of 45% or more of the combined voting power of our then-outstanding securities;

(ii)	we close on a merger or consolidation transaction (other than a transaction which would result in our voting securities before the transaction continuing to represent more than 55% of the combined voting power of the securities of the surviving entity);

(iii)	we close on the sale or disposition of all or substantially all of our assets; or

(iv)	there has been a change in 50% or more of the voting power of the members of our Board of Directors in any rolling twelve-month period, provided that any new directors whose election by our Board of Directors or whose nomination by our Board of Directors for election by our stockholders was approved by a vote of at least a majority of the members of our Board of Directors will not constitute a change in voting power of the members of our Board of Directors.

Our Board of Directors retains full and final authority to determine whether a change in control has occurred, the date of a change in control, and any matters incidental to a change in control.

Transferability

Awards are not transferable other than by will or the laws of descent and distribution. Awards requiring exercise are exercisable during the lifetime of a participant only by the participant or, in the event the participant becomes legally incompetent, by the participant’s guardian or legal representative. Notwithstanding the foregoing, the Compensation Committee may permit a participant to transfer, not for value, all or part of a nonstatutory stock option or stock appreciation right to a family member (as defined in the 2016 Omnibus Equity Incentive Plan). If so transferred, the nonstatutory stock option or stock appreciation right will continue to be subject to the same terms and conditions as were applicable immediately prior to such transfer and shares acquired pursuant to such award will be subject to the same restrictions with respect to transfer of such shares as would have applied to the participant.

Prohibition against Repricing

Except for adjustments in connection with a change in our capitalization, a corporate transaction involving us, or our reorganization or liquidation, an option or stock appreciation right may not be (i) amended to reduce the exercise price or (ii) cancelled in exchange for cash or another option, stock appreciation right, or other stock-based award, unless the cancellation and exchange occurs in connection with a merger, acquisition, spin-off, or other similar corporate transaction. We may not take any other action that is treated as a repricing under generally accepted accounting principles.

U.S. Federal Income Tax Consequences

The U.S. federal income tax consequences of awards under the 2016 Omnibus Equity Incentive Plan for participants and the Company will depend on the type of award granted. The following summary description of tax consequences is intended only for the general information of stockholders. A participant in the 2016 Omnibus Equity Incentive Plan should not rely on this description and instead should consult his or her own tax advisor.

Options. The grant of an option will have no tax consequences for us or the participant. Upon the exercise of a nonstatutory stock option, the participant will recognize ordinary income in an amount equal to the excess of the fair market value of the acquired shares on the exercise date over the exercise price. Upon a subsequent sale or exchange of the acquired shares, the participant will realize a capital gain or loss, measured by the difference between the amount realized on the disposition and the tax basis of the shares (generally, the amount paid for the shares plus the amount treated as ordinary income at the time the option was exercised).

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PROPOSALS TO BE VOTED ON

Upon the exercise of an ISO, the participant will not recognize any ordinary income. However, the alternative minimum tax may apply, because the excess of the fair market value of ISO shares on the date of exercise over the exercise price is an adjustment to the participant’s alternative minimum taxable income. If there is no disposition of ISO shares before the later of two years from the date of grant and one year from the date of exercise, then the participant will realize a long-term capital gain or loss upon a sale or exchange of the ISO shares. If the ISO shares are sold or exchanged before the later of two years from the date of grant and one year from the date of exercise, the amount of gain realized on the sale or exchange or, if less, the excess of the fair market value on the exercise date over the exercise price, will be ordinary income for the participant; any balance of the gain or loss recognized by the participant on the sale will be a capital gain or loss.

If we comply with applicable reporting requirements and with the restrictions of Section 162(m), we will be entitled to a deduction in the same amount and generally at the same time as the participant recognizes ordinary income.

A participant who has transferred a nonstatutory stock option to a family member by gift will realize taxable income at the time the option is exercised by the family member. The participant will be subject to withholding of income and employment taxes at that time. The family member’s tax basis in the shares will be the fair market value of the shares on the date the option is exercised. The transfer of vested nonstatutory stock options will be treated as a completed gift for gift and estate tax purposes. Once the gift is completed, neither the transferred options nor the shares of Common Stock acquired on exercise of the transferred options will be includable in the participant’s estate for estate tax purposes.

Stock Appreciation Rights. The grant of a stock appreciation right will have no tax consequences for the participant. Upon the exercise of a stock appreciation right, the participant will recognize ordinary income equal to the amount of cash paid and the fair market value of any shares of Common Stock delivered to the participant. We will be entitled to a deduction in the same amount, subject to Section 162(m) and, as to stock appreciation rights that are settled in shares of Common Stock, if the Company complies with applicable reporting requirements.

Restricted Shares and Restricted Stock Units. Upon the grant of a restricted share or restricted stock unit award, there will be no tax consequences to the participant. Generally, the participant will recognize ordinary income on the date the award vests in an amount equal to, in the case of restricted shares, the value of the shares on the vesting date, or, in the case of restricted stock units, the amount of cash paid and the fair market value of any shares delivered on the vesting date. With respect to restricted shares, under Section 83 of the Code, if we permit a participant to do so, a participant may elect to recognize income at the date of grant rather than the date of vesting. If we comply with applicable reporting requirements and with the restrictions of Section 162(m), we will be entitled to a deduction in the same amount and generally at the same time as the participant recognizes ordinary income.

Dividend Equivalents. The grant of dividend equivalents will have no tax consequences for the participant. Generally, the participant will recognize ordinary income on the amount distributed and at the time distributed to the participant pursuant to the award of dividend equivalents. If we comply with applicable reporting requirements and with the restrictions of Section 162(m), we will be entitled to a deduction in the same amount and generally at the same time as the participant recognizes ordinary income.

LTIP Units. LTIP units that constitute “profits interests” within the meaning of the Code and published Internal Revenue Service guidance will generally have no tax consequences for the participant on the date of grant or, if not vested on the date of grant, on vesting. The participant, however, will be required to report on his or her income tax return the participant’s allocable share of the Operating Partnership’s income, gains, losses, deductions, and credits, regardless of whether the Operating Partnership makes a distribution of cash. Instead, the LTIP units are generally taxed upon a disposition of the units or distributions of money to the extent that such amounts received exceed the basis in the LTIP units. Generally, no deduction is available to us upon the grant, vesting, or disposition of the LTIP units. If LTIP units are granted to a participant who is our employee, the issuance of those units may cause wages paid to the participant to be characterized and subject to taxation as self-employment income. If treated as a self-employed partner, the participant will be required to make quarterly income tax payments rather than having amounts withheld by us. Additionally, if self-employed, the participant must pay the full amount of all FICA employment taxes on the employee’s compensation, whereas regular employees are responsible only for a portion of these taxes. To date, the Internal Revenue Service has not issued definitive guidance regarding the treatment of wages paid to partner-employees.

Section 83(b) Filings; REIT Status

No participant in the 2016 Omnibus Equity Incentive Plan may make an election under Section 83(b) of the Code with respect to an award under the 2016 Omnibus Equity Incentive Plan without the consent of the Compensation Committee. Notwithstanding provisions of the 2016 Omnibus Equity Incentive Plan to the contrary, no awards will be granted or will vest, be paid, or become exercisable to the extent that any person otherwise would then be in violation of the ownership limit set forth in the Company’s Articles or any other provisions thereof or to the extent that the Company’s status as a REIT could be impaired.

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PROPOSALS TO BE VOTED ON

Registration with the SEC

We filed a Registration Statement on Form S-8 relating to the 2016 Omnibus Equity Incentive Plan with the SEC pursuant to the Securities Act as of the date of our spin-off from Cousins, October 7, 2016.

New Plan Benefits

The amounts of awards that may be granted under the 2016 Omnibus Equity Incentive Plan in the future are not determinable as of the date of this Proxy Statement, as the Compensation Committee or its designee will make these determinations in its discretion in accordance with the terms of the 2016 Omnibus Equity Incentive Plan. For more information on the awards granted to our Named Executive Officers in 2016, see the section below entitled “Outstanding Equity Awards at 2016 Fiscal Year-End.” For more information on the awards granted to our directors in 2016, see the section below entitled “Compensation of Directors.”

Vote Required and Recommendation

Pursuant to our Bylaws, the material terms for payment of performance-based compensation under the 2016 Omnibus Equity Incentive Plan will be approved for purposes of Section 162(m) if the proposal receives the affirmative vote of holders of at least a majority of the votes cast at the Annual Meeting, assuming that a quorum is present. Only holders of Common Stock are entitled to vote on this Proposal 3. Abstentions and broker non-votes, if any, will not be counted as votes cast and will have no effect on the result of the vote. Both abstentions and broker non-votes will be considered present for the purpose of determining the presence of a quorum.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE

“FOR” THE APPROVAL OF THE MATERIAL TERMS FOR PAYMENT OF PERFORMANCE-

BASED COMPENSATION UNDER THE 2016 OMNIBUS EQUITY INCENTIVE PLAN

FOR PURPOSES OF SECTION 162(M).

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PROPOSALS TO BE VOTED ON

Proposal 4 — Advisory Vote to Ratify the Appointment of Independent Registered Public Accounting Firm

The Audit Committee is responsible for the appointment of the independent registered public accounting firm engaged by the Company. The Audit Committee has appointed Ernst & Young LLP as independent auditor for 2017. Although stockholder approval is not required, we desire to obtain from our stockholders an indication of their approval of the Audit Committee’s selection of Ernst & Young LLP as our independent registered public accounting firm for 2017. Notwithstanding the selection, the Audit Committee, in its discretion, may appoint a different independent registered public accounting firm at any time if it believes that doing so would be in our best interests and the best interests of our stockholders. In the event of a negative vote on ratification, the Audit Committee will reconsider, but is not required to change, its selection.

One or more representatives of Ernst & Young LLP are expected to be present at the Annual Meeting and will have an opportunity to make a statement if they desire and are expected to be available to respond to appropriate questions.

Vote Required and Recommendation

Pursuant to our Bylaws, the appointment of Ernst & Young LLP as our independent registered accounting firm for the 2017 fiscal year will be ratified if it is approved by the affirmative vote of holders of at least a majority of the votes cast at the Annual Meeting, provided that a quorum is present. Only holders of Common Stock are entitled to vote on this Proposal 4. Abstentions and broker non-votes, if any, will not be counted as votes cast and will have no effect on the result of the vote. Both abstentions and broker non-votes will be considered present for the purpose of determining the presence of a quorum.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE

“FOR” THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP

TO SERVE AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

FOR THE FISCAL YEAR ENDING DECEMBER 31, 2017.

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Audit Committee Matters

Policy for Pre-Approval of Audit and Permitted Non-Audit Services

The Audit Committee has implemented a policy for the pre-approval of all audit and permitted non-audit services proposed to be provided to us by our independent auditors. Under the policy, the Audit Committee has delegated to the Chair of the Audit Committee the authority to address any requests for pre-approval of audit and permitted non-audit services between Audit Committee meetings where associated fees are $25,000 or less. The Chair must report all pre-approval decisions to the Audit Committee at its next scheduled meeting. All audit, audit-related and tax services provided by Ernst & Young LLP for the period ended December 31, 2016 either were pre-approved by the Audit Committee or were approved pursuant to the Audit Committee’s pre-approval policy.

Auditor Fees and Services

The following table shows the fees paid or accrued by us for the audit and other services provided by Ernst & Young LLP for the fiscal period ended December 31, 2016. We have not paid any similar fees for prior periods, as 2016 was our first period as an independent public company.

2016
Audit Fees (1)	$1,220,500
Audit-Related Fees (2)	38,500
Tax Fees	—
All Other Fees	—
Total	$1,259,000

(1)	Audit fees represent fees for professional services provided in connection with the audit of our financial statements and the financial statements of one of our predecessors, the Houston business of Legacy Parkway, together with its fee-based real estate services, and review of our quarterly financial statements and audit services provided in connection with other statutory or regulatory filings. Audit fees also include travel and lodging costs incurred in connection with the rendering of audit services.

(2)	For 2016, audit-related fees related to property audits required to meet certain lender requirements.

The Audit Committee of the Board of Directors has considered whether provision of the services described above is compatible with maintaining the independence of our independent registered public accounting firm and has determined that those services have not adversely affected Ernst & Young LLP’s independence.

Additionally, Deloitte & Touche LLP provided the audit of the financial statements of one of our predecessors, the Houston business of Cousins. The following table shows the fees paid or accrued by us for the audit and other services provided by Deloitte & Touche LLP for the fiscal period ended December 31, 2016. We have not paid any similar fees for prior periods, as 2016 was our first period as an independent public company.

2016
Audit Fees (1)	$260,000
Audit-Related Fees	—
Tax Fees	—
All Other Fees	—
Total	$260,000

(1)	Audit fees represent fees for professional services provided in connection with the audit of the financial statements of one of our predecessors, the Houston business of Cousins, and review of our quarterly financial statements and audit services provided in connection with other statutory or regulatory filings. Audit fees also include travel and lodging costs incurred in connection with the rendering of audit services.

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AUDIT COMMITTEE MATTERS

Report of the Audit Committee

The following Report of the Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other filing by the Company under the Securities Act of 1933, as amended, or the Exchange Act except to the extent the Company specifically incorporates this Report by reference therein.

The Audit Committee of the Company is composed of three directors, each of whom meets the current independence and experience requirements of the NYSE and the SEC. The Audit Committee operates under a written charter. A complete copy of the Audit Committee charter is available on the Company’s website (www.pky.com) under “Investors.” The Board of Directors has determined that James H. Hance, Jr. is an “Audit Committee financial expert” as defined in the current rules of the SEC and that each member of the Audit Committee has accounting and related financial management expertise within the meaning of the listing standards of the NYSE.

Management is primarily responsible for the Company’s financial statements and reporting process. The Company’s independent registered public accounting firm is responsible for performing an independent audit of the Company’s financial statements in accordance with United States generally accepted accounting principles (“GAAP”) and for issuing a report on those statements. The Audit Committee oversees the financial reporting process on behalf of the Board of Directors. It is not the duty or the responsibility of the Audit Committee to conduct auditing or accounting reviews or related procedures. The Audit Committee has relied, without independent verification, on management’s representation that the financial statements have been prepared with integrity and objectivity and in conformity with GAAP and on the representations of the independent registered public accounting firm included in their report on the Company’s financial statements.

In the course of fulfilling its oversight responsibilities, the Committee met with both management and Ernst & Young LLP, the Company’s independent registered public accounting firm for 2016, to review and discuss all annual financial statements and quarterly operating results prior to their issuance. Management advised the Audit Committee that all financial statements were prepared in accordance with GAAP. The Audit Committee also discussed with the Company’s independent registered public accounting firm matters required to be discussed, pursuant to the Public Company Accounting Oversight Board’s Auditing Standard No. 16, Communications with Audit Committees, including the reasonableness of judgments and the clarity and completeness of financial disclosures. In addition, the Audit Committee discussed with Ernst & Young LLP matters relating to its independence and has received from Ernst & Young LLP the written disclosures and letter required by the Ethics and Independence Rule 3526, Communications with Audit Committees Concerning Independence. The Company currently qualifies as an emerging growth company as defined in the JOBS Act. For as long as the Company is an emerging growth company, which may be up to five full fiscal years, the Company is not required to provide an auditor’s attestation report on management’s assessment of the effectiveness of the Company’s internal control over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act.

On the basis of the reviews and discussions the Audit Committee has had with the Company’s independent registered public accounting firm and management, the Committee recommended to the Board of Directors that the Board of Directors approve the inclusion of the Company’s audited financial statements in the Company’s Annual Report on Form 10-K for the period ended December 31, 2016, for filing with the SEC.

Submitted by:

JAMES H. HANCE, JR., CHAIR

CRAIG B. JONES

R. DARY STONE

Parkway, Inc. - 2017 Proxy Statement	28

Corporate Governance and Board Matters

Corporate Governance Profile

We are committed to corporate governance practices that promote long-term value creation, transparency and accountability to our stockholders.

The business and affairs of the Company are managed under the direction of our Board of Directors, as provided by Maryland law, and the Company conducts its business through meetings of the Board of Directors and its four standing committees: the Audit Committee, the Compensation Committee, the Corporate Governance and Nominating Committee and the Investment Committee.

Notable features of our corporate governance practices include the following:

✓ Majority Voting for Directors. Our directors must be elected by a majority of votes cast in uncontested elections.	X No Classified Board. Each of our directors is elected or reelected annually.

✓ Independent Chairman. Our Chairman is an independent director. We do not have a single individual serving as both CEO and Chairman of the Board of Directors.

X    Cannot Classify Board without Stockholder Consent. We have opted out of the Maryland Unsolicited Takeovers Act provisions that allow a board to self-stagger and cannot opt-in without approval of our stockholders.

✓ 6 out of 7 Directors are Independent. Six of our seven directors have been determined by us to be “independent” as defined by the NYSE listing standards.	X No Prohibition on Stockholder Bylaw Amendments. We do not prohibit bylaw amendments by stockholders. Our stockholders have the right to amend our bylaws.

✓    Director and Officer Stock Ownership Guidelines. We have stock ownership requirements of 5x base salary for CEO and 3x base salary or cash retainer for other Named Executive Officers and directors, respectively, after the first five years of service.

X No Poison Pill. The Company does not have a “poison pill” or stockholders rights plan.

✓    Anti-Hedging and Anti-Pledging Policies. Our policies generally prohibit our directors, executives, employees, and their family members from engaging in hedging or pledging transactions involving their shares of our Common Stock.

X Opted Out of Maryland Anti-Takeover Statutes. We have opted not to be subject to the Maryland Business Combination Statute and the Maryland Control Share Acquisition Statute.

Director Qualifications and Biographical Information

Please refer to “Proposals to Be Voted On—Proposal 1—Election of Directors” for the qualifications and biographical information of each director nominee.

Independence

The Board of Directors, on recommendation of the Corporate Governance and Nominating Committee, has determined that each current director and nominee, other than Mr. Heistand, is “independent” as defined by the NYSE listing standards.

Stockholder Communication with the Board of Directors

Stockholders and other parties interested in communicating directly with the Chairman or with the non-employee directors as a group may do so by writing to the Chairman of the Board of Directors, Parkway, Inc., One Orlando Centre, 800 North Magnolia Avenue, Suite 1625, Orlando, Florida 32803. Correspondence so addressed will be forwarded directly to the Chairman.

Leadership Structure

Mr. Thomas serves as Chairman of the Board of Directors and has served as a director since June 2016. Mr. Heistand serves as the President and Chief Executive Officer and has served in that capacity since June 2016. Our Bylaws permit the chairman to serve as

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CORPORATE GOVERNANCE AND BOARD MATTERS

chief executive officer. However, the Board of Directors has determined that having a separate chairman and chief executive officer is in our best interests and the best interests of our stockholders, as the Board of Directors believes that a separation of these roles fosters clear accountability and effective decision-making. Our Corporate Governance Guidelines require the separation of the offices of chairman of the board and chief executive officer, except on an interim basis.

The Board of Directors believes that it is able to effectively provide independent oversight of our business and affairs, including the risks it faces, with a non-management chairman and through the composition of the Board of Directors, the strong leadership of the independent directors and the independent committees of the Board of Directors, as well as the other corporate governance structures and processes already in place. Six of the seven current nominees to the Board of Directors are non-employee directors and are independent under the NYSE listing standards. All of our directors are free to suggest the inclusion of items on the agenda for Annual Meetings of the Board of Directors or raise subjects that are not on the agenda for that Annual Meeting. In addition, the Board of Directors and each committee have complete and open access to any member of management and the authority to retain independent legal, financial and other advisors as they deem appropriate without consulting or obtaining the approval of any member of management. Moreover, the Board’s Audit Committee, Compensation Committee and Corporate Governance and Nominating Committee, all of which are comprised entirely of independent directors, also perform oversight functions independent of management.

Risk Oversight

The Board of Directors plays an important role in the risk oversight of the Company. The Board of Directors is involved in risk oversight through direct decision-making authority with respect to significant matters and the oversight of management by the Board of Directors and its committees. In particular, the Board of Directors administers its risk oversight function through:

•

the review and discussion of regular periodic reports to the Board of Directors and its committees on topics relating to the risks that we face, including, among others, market conditions, tenant concentration and credit worthiness, leasing activity and expirations, compliance with debt covenants, management of debt maturities, access to debt and equity capital markets, existing and potential legal claims against us and various other matters relating to our business;

•	the review and assessment of risk relative to insurance coverage for our operating activities and financial investments;
•

required approval by the Board of Directors (or a committee thereof) of significant transactions and other decisions, including, among others, acquisitions and dispositions of properties, capital markets activities, new borrowings and the appointment and retention of our senior management;

•	direct oversight of specific areas of our business by the Audit Committee, Compensation Committee, Corporate Governance and Nominating Committee and Investment Committee; and

•

periodic reports from our auditors and other outside consultants regarding various areas of potential risk, including, among others, those relating to our qualification as a REIT for tax purposes and our internal control over financial reporting.

The Board of Directors also relies on management to bring significant matters impacting the Company to its attention.

Board Committees and Meeting Data

The Board of Directors has a standing Audit Committee, Compensation Committee and Corporate Governance and Nominating Committee. Each member of each of these committees is “independent” as that term is defined in the NYSE listing standards. The Board of Directors has adopted a written charter for each of these committees, which is available on our website (www.pky.com) under “Investors.” Each committee was in existence when the Company became an independent publicly traded company on October 7, 2016.

•

Audit Committee. The Audit Committee of the Board of Directors currently consists of Mr. Hance (Chair), Mr. Jones, and Mr. Stone. The Audit Committee held three meetings for the period beginning with our formation on June 3, 2016 through December 31, 2016. The Audit Committee oversees the financial reporting of the Company, including the audit by our independent registered public accounting firm. Mr. Hance has been designated as an “Audit Committee financial expert” in accordance with SEC rules and regulations, and the Board of Directors has determined that each member of the Audit Committee has accounting and related financial management expertise within the meaning of the listing standards of the NYSE.

•

Compensation Committee. The Compensation Committee of the Board of Directors currently consists of Mr. Thomas (Chair), Mr. Banyasz, and Mr. Jones. The Compensation Committee held eight meetings for the period beginning with our formation on June 3, 2016 through December 31, 2016. The Compensation Committee’s function is to review and recommend to the Board of Directors appropriate executive compensation policy and compensation of our directors and officers. The Compensation Committee also reviews and makes recommendations with respect to executive and employee benefit plans and programs.

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CORPORATE GOVERNANCE AND BOARD MATTERS

•

Corporate Governance and Nominating Committee. The Corporate Governance and Nominating Committee currently consists of Mr. Thomas (Chair), Mr. Hance, and Mr. Johnson. The Corporate Governance and Nominating Committee held no meetings for the period beginning with our formation on June 3, 2016 through December 31, 2016. As set forth in its charter, the responsibilities of the Corporate Governance and Nominating Committee include assessing board membership needs and identifying, screening, recruiting and presenting director candidates to the Board of Directors, implementing policies regarding corporate governance matters, making recommendations regarding committee memberships and evaluating the Board of Directors and management.

In addition, the Board of Directors has a standing Investment Committee. The Investment Committee provides oversight and discipline to the investment process, among other things. Our management outlines acquisition and disposition opportunities in written reports for the Investment Committee based on detailed underwriting and analysis. The Investment Committee meets with our management, reviews each submission thoroughly, and approves or denies acquisition and disposition recommendations between regularly scheduled meetings of the Board of Directors. The Investment Committee also reviews and provides oversight of our capital raising and financing activities. The Investment Committee currently consists of Mr. Stone (Chair), Mr. Banyasz, Mr. Johnson, and Mr. Jones. The Investment Committee held one meeting for the period beginning with our formation on June 3, 2016 through December 31, 2016.

During the period beginning with our formation on June 3, 2016 through December 31, 2016, the full Board of Directors held four meetings. Each director attended at least 75% of the total number of meetings of the Board of Directors held during 2016, and each director attended at least 75% of the total number of meetings held during 2016 by all committees of the Board of Directors on which he served during the period of his service. Our Corporate Governance Guidelines provide that all directors are expected to regularly attend meetings of the Board of Directors and the committees of the Board of Directors on which he or she serves. In addition, each director is expected to attend the Annual Meeting.

Nominating Procedures

The Corporate Governance and Nominating Committee identifies nominees by first evaluating the current members of the Board of Directors willing to continue in service. Current members of the Board of Directors with skills and experience that are relevant to our business and who are willing to continue in service are considered for re-nomination. In identifying suitable candidates for nomination as a director, the Corporate Governance and Nominating Committee will consider the needs of the Board of Directors and the range of skills and characteristics required for effective functioning of the Board of Directors. In evaluating such skills and characteristics, the Corporate Governance and Nominating Committee may take into consideration such factors as it deems appropriate, including those included in the Corporate Governance Guidelines, which are available on our website (www.pky.com) under “Investors.” The Corporate Governance and Nominating Committee will consider nominees suggested by incumbent board members, management, stockholders and, in certain circumstances, outside search firms.

Notwithstanding the foregoing, all of the current members of the Board of Directors were elected prior to our spin-off from Cousins in October 2016 pursuant to certain nominating rights of Legacy Parkway, Cousins and TPG Pantera set forth in the Merger Agreement. Pursuant to our Stockholders Agreement with TPG Pantera, TPG Pantera has the right to nominate up to two directors to our Board of Directors, two directors to the Investment Committee, and one director to the Compensation Committee, based on a number of factors, including its current level of ownership in our outstanding shares of Common Stock. We are required pursuant to the Stockholders Agreement to nominate for election to the Board of Directors any such individuals selected by TPG Pantera, provided that we have no obligation to nominate, elect or appoint any TPG Nominated Director if such nomination, election or appointment would violate applicable law or result in a breach by the Board of Directors of its fiduciary duties to our stockholders. For additional information, see the discussion under “Certain Transactions and Relationships—Agreements with the TPG Parties.” Additionally, pursuant to a letter agreement binding on us, subject to certain continuing equity ownership requirements, we are required to nominate Mr. Thomas for election to the Board of Directors at the Annual Meeting (and, if elected, to cause him to be reappointed as chairman for three, one-year terms expiring at the 2020 annual meeting of stockholders). For additional information, see the discussion under “Certain Transactions and Relationships—Agreements with Mr. James A. Thomas.”

We do not have a formal policy regarding diversity of membership of the Board of Directors or otherwise require that the composition of the Board of Directors include individuals from any particular background or who possess specific attributes. However, the Corporate Governance Guidelines recognize the value of having a board that encompasses a broad range of skills, expertise, contacts, industry knowledge and diversity of opinion (the Board of Directors has not attempted to define “diversity”). The Corporate Governance and Nominating Committee will continue to consider whether it would be appropriate to adopt a policy or guidelines regarding board diversity or define diversity as it relates to the composition of the Board of Directors.

The Corporate Governance and Nominating Committee will consider written recommendations for potential nominees suggested by stockholders. Any such person will be evaluated in the same manner as any other potential nominee for director. Any suggestion for a

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CORPORATE GOVERNANCE AND BOARD MATTERS

nominee for director by a stockholder should be sent to our Secretary at One Orlando Centre, 800 North Magnolia Avenue, Suite 1625, Orlando, Florida 32803, within the time periods set forth under the heading “About the Annual Meeting—How do I submit a proposal for the 2018 Annual Meeting?” above.

Compensation Consultants

The Compensation Committee may utilize, from time to time, the services of one or more compensation consultants or other advisors after taking into consideration all factors relevant to the independence from management of such persons. The Compensation Committee is directly responsible for the appointment, compensation, and oversight of the work of any compensation consultant or other advisor retained by the Compensation Committee.

For 2016, the Compensation Committee engaged FTI Consulting, Inc., a nationally recognized consulting firm, to review our compensation policies for our directors and executive officers and provide recommendations regarding various compensation decisions to be made by the Compensation Committee. The Compensation Committee takes these recommendations into account in making determinations regarding the compensation of our directors, officers, and other employees.

In addition, in connection with the negotiation and execution of new employment agreements with our executive officers in December 2016, the Compensation Committee engaged TPG Pantera to advise and provide recommendations to the Compensation Committee with regard to the terms of the new Employment Agreements. For more information about these Employment Agreements, see “Narrative Disclosure to Summary Compensation Table—Employment Agreements” beginning on page 35 below.

Compensation Committee Interlocks and Insider Participation

As noted above, the Compensation Committee is comprised of three independent directors: Mr. Thomas, Mr. Banyasz, and Mr. Jones. No member of the Compensation Committee is or was formerly an officer or an employee of the Company.

None of our executive officers serves as a member of the Board of Directors or Compensation Committee of any entity that has one or more executive officers serving as a member of the Board of Directors, nor has such interlocking relationship existed in the past.

Compensation of Directors

Our current director compensation program, each non-employee director as discussed below, is paid an annual cash retainer of $50,000 payable ratably on a quarterly basis. In addition, these directors also receive an annual equity award in connection with their election to the Board of Directors at the annual meeting of stockholders, which consists of shares of Common Stock with a value of $75,000 as of the date of grant. A director who is appointed to the Board of Directors outside of the annual meeting of stockholders receives a prorated amount of the equity award and cash retainer. In addition, the chairman of the Board of Directors receives an additional annual cash retainer of $75,000.

Under our director compensation program, the chairperson of the Audit Committee receives an annual cash retainer of $20,000, the chairpersons of the Compensation Committee and the Investment Committee each receives an annual cash retainer of $15,000 and the chairperson of the Corporate Governance and Nominating Committee receives an annual cash retainer of $10,000. Members of the Audit Committee receive an annual cash retainer of $10,000. Members of the Compensation Committee and the Investment Committee receive an annual cash retainer of $7,500, and members of the Corporate Governance and Nominating Committee receive an annual cash retainer of $5,000. Non-employee directors are reimbursed for expenses incurred in connection with attendance at each meeting but do not receive fees for attending board or committee meetings. Our director compensation program may be revised by the Board of Directors from time to time.

Cash compensation for TPG Nominated Directors is paid to TPG Management or any other affiliate of TPG designated by TPG to receive such compensation. The TPG Nominated Directors have elected to forgo receipt of any stock awards for their service as members of the Board of Directors.

Mr. Heistand does not receive any compensation for serving as a member of the Board of Directors.

Parkway,Inc. - 2017 Proxy Statement	32

CORPORATE GOVERNANCE AND BOARD MATTERS

Our non-employee directors received the following aggregate amounts of compensation for the year ended December 31, 2016:

Name	Fees Earned or Paid in Cash	Stock Awards (2)	Option Awards (3)	All Other Compensation		Total
Avi Banyasz (1)	—	—	—	—		—
James H. Hance, Jr.	$25,000	—	—	—		$25,000
Frank J. “Tripp” Johnson, III (1)	—	—	—	—		—
Craig B. Jones	25,000	—	—	—		25,000
R. Dary Stone	25,000	—	—	—		25,000
James A. Thomas	50,000	—	—	28,274	(4)	78,274

(1)	As discussed above, the two TPG Nominated Directors do not receive remuneration directly from the Company. Cash compensation for TPG Nominated Directors is paid to TPG Management or any other affiliate of TPG designated by TPG to receive such compensation. The TPG Nominated Directors have elected to forgo receipt of any stock awards for their service as members of the Board of Directors.

(2)	No stock awards were granted in 2016.

(3)	No stock options were granted in 2016. No non-employee director held stock options at December 31, 2016.

(4)	“All Other Compensation” consists of the value of certain perquisites consisting of the use of office space and an assistant for purposes unrelated to the Company.

We also have adopted stock ownership guidelines and anti-hedging and anti-pledging policies applicable to the directors. For additional information, see “—Corporate Governance Profile.”

33	Parkway, Inc. - 2017 Proxy Statement

Executive Officers

The following section provides certain information regarding our executive officers. Our management operates under the oversight of the Board of Directors There are no family relationships between any of our directors or executive officers.

For information on Mr. Heistand, please see his biography provided above under the caption “Corporate Governance and Board Matters—Director Qualifications and Biographical Information.”

M. JAYSON LIPSEY, Age 38

Mr. Lipsey has served as our Executive Vice President and Chief Operating Officer since June 2016. Mr. Lipsey previously served as Legacy Parkway’s executive vice president and chief operating officer from October 2011 until its merger with Cousins. He served as senior vice president and fund manager from May 2010 through October 2011 and as vice president and fund manager of Legacy Parkway from May 2008 through May 2010. Mr. Lipsey received a B.S. from Washington and Lee University and an M.B.A. from the Darden Graduate School of Business at the University of Virginia. Prior to attending graduate school, Mr. Lipsey served as regional property manager for Legacy Parkway from 2004 to 2005 and as asset manager from 2005 to 2006.

SCOTT E. FRANCIS, Age 41

Mr. Francis has served as our Executive Vice President, Chief Financial Officer and Chief Accounting Officer since June 2016. Mr. Francis previously served as executive vice president of Legacy Parkway from December 2014 until its merger with Cousins and chief accounting officer of Legacy Parkway from September 2013 until its merger with Cousins. He served as senior vice president from September 2013 to December 2014 and as vice president of strategy and administration from July 2012 to September 2013. He served as managing director of Banyan Street Capital, a private real estate investment firm, from May 2011 to July 2012, and as chief financial officer and chief accounting officer for Eola from September 2005 to May 2011. From June 2004 to September 2005, Mr. Francis was the director of finance for Insurance Office of America, a private insurance agency, and from May 1998 to May 2004, he worked in public accounting as a tax manager for middle-market companies focusing primarily in construction and real estate. Mr. Francis received a B.S. from the University of Florida and is a licensed Certified Public Accountant.

JASON A. BATES, Age 34

Mr. Bates has served as our Executive Vice President and Chief Investment Officer since June 2016. Mr. Bates previously served as Legacy Parkway’s executive vice president and chief investment officer from September 2014 until its merger with Cousins. He served as Legacy Parkway’s senior vice president, head of transactions from November 2013 to September 2014 and as vice president of investments from December 2011 to November 2013. He served as vice president of finance and investments for Cogdell Spencer, a publicly traded REIT focused on the healthcare space, from January 2007 to December 2011 and, prior to that, in the real estate investment banking group at Bank of America Securities from February 2005 to December 2006. Mr. Bates received a B.A. from Virginia Tech.

Parkway, Inc. - 2017 Proxy Statement	34

Compensation of Executive Officers

The following section sets forth certain information with respect to the compensation of Messrs. James R. Heistand, M.  Jayson Lipsey, and Scott E. Francis, our named executive officers (the “Named Executive Officers”).

Summary Compensation Table

The following table summarizes for the year ended December 31, 2016, the amount of compensation paid by us to the Named Executive Officers.

Name and Position	Year (1)	Salary (1)	Bonus (2)	Stock Awards (3)	Option Awards (3)	Non-Equity Incentive Plan Compensation	All Other Compensation (4)	Total
James R. Heistand President and Chief Executive Officer	2016	$175,962	$1,025,000	$3,551,729	$875,316	$—	$1,404	$5,629,411
M. Jayson Lipsey Executive Vice President and Chief Operating Officer	2016	$105,577	$427,500	$1,793,300	$207,311	$—	$30	$2,533,718
Scott E. Francis Executive Vice President, Chief Financial Officer and Chief Accounting Officer	2016	$93,846	$360,000	$1,176,669	$—	$—	$62	$1,630,577

(1)	Represents the prorated salary for the 86-day period from the spin-off from Cousins on October 7, 2016 through December 31, 2016.
(2)	Represents the special, fixed bonus amount each Named Executive Officer is eligible to receive from us with respect to the 2016 calendar year pursuant to each Named Executive Officer’s employment agreement, as discussed below. In recognition of the transformational nature of the merger and spin-off, the Company paid the Named Executive Officers a transition bonus in lieu of an annual bonus for the 2016 calendar year.
(3)	Stock Awards includes (i) the Restricted Stock Units (“RSUs”) received by the Named Executive Officer in connection with the merger and spin-off from Cousins, as described under “Narrative Disclosure to Summary Compensation Table,” and (ii) the RSU awards received by the Named Executive Officer in December 2016. Option Awards includes the stock options received by the Named Executive Officer in connection with the merger and spin-off from Cousins, as described under “Narrative Disclosure to Summary Compensation Table.” Amounts reported represent the aggregate grant date fair value of the RSU award or option award, as applicable, granted to each Named Executive Officer by us in 2016, determined in accordance with FASB ASC Topic 718, disregarding for this purpose the estimate of forfeitures related to service-based vesting conditions. The assumptions used in determining the grant date fair values of these awards are set forth in the notes to our consolidated financial statements, which are included in our Annual Report on Form 10-K for the year ended December 31, 2016 as filed with the SEC.
(4)	For each Named Executive Officer, the amount shown in this column represents our contribution to the 401(k) Plan for the Named Executive Officer’s benefit and the amount of premium paid for additional disability insurance for executive officers. The value of certain perquisites and other personal benefits, including single health insurance, long-term disability, long-term care insurance, group term life insurance, certain wellness plan benefits and parking, are not shown in the table because these benefits do not discriminate in scope, terms or operation in favor of our executive officers. The value of our contribution to the 401(k) Plan for each of the Named Executive Officers in 2016 was $0, except for Mr. Heistand, which was $1,300.

Narrative Disclosure to Summary Compensation Table

Effects of the Merger, the Separation, and the Spin-Off on Outstanding Legacy Parkway Equity-Based Compensation Awards

The merger of Legacy Parkway and Cousins, the separation of the Houston Business, and the spin-off were effected pursuant to the Merger Agreement, and pursuant to that certain Separation, Distribution and Transition Services Agreement (the “Separation and Distribution Agreement”), dated as of October 5, 2016, among us, Legacy Parkway, Cousins and certain other parties thereto.

For the Named Executive Officers who were employees of Legacy Parkway prior to the effective time of the merger and who transferred to us, their Legacy Parkway RSU awards that converted into Cousins RSU awards under the Merger Agreement and their Legacy Parkway stock options that converted into Cousins stock options under the Merger Agreement were converted into, or exchanged for, RSUs or stock options in respect of Common Stock, respectively, in each case of substantially equivalent value, with terms and conditions substantially similar to the terms applicable to the respective Legacy Parkway award prior to the effective time of the merger. Moreover, with respect to the Legacy Parkway LTIP units held by these officers immediately prior to closing of the merger, certain outstanding LTIP units were converted into Cousins RSU awards, which then were converted into, or exchanged for RSUs in respect of Common Stock of substantially equivalent value, with terms and conditions substantially similar to the terms applicable to the Legacy Parkway LTIP units prior to the effective time of the merger. Certain other Legacy Parkway LTIP units were fully vested and converted into limited partnership units of Parkway LP (“OP units”), on a one-for-one basis and for purposes of such conversion, any performance conditions were deemed to be satisfied at the maximum level.

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COMPENSATION OF EXECUTIVE OFFICERS

After taking into account the effects of the merger, the separation, and the spin-off and the terms of the employment agreements (described below), the Named Executive Officers held the following equity interests in the Company, as converted from Legacy Parkway outstanding equity awards:

•

Mr. Heistand held 557,526 fully vested options with respect to Common Stock and 109,045 time-based RSU awards with respect to Common Stock, 50% of which vested on January 1, 2017 and the remaining 50% of which will vest in equal installments on each of the first, second, and third anniversaries of the consummation of the merger;

•

Mr. Lipsey held 132,045 options with respect to Common Stock, of which 75% were fully vested at the time of the spin-off and 25% vested on March 2, 2017, and 59,058 time-based RSU awards with respect to Common Stock, 50% of which vested on January 1, 2017 and the remaining 50% of which will vest in equal installments on each of the first, second, and third anniversaries of the consummation of the merger; and

•

Mr. Francis held 31,892 time-based RSU awards with respect to Common Stock, 50% of which vested on January 1, 2017 and the remaining 50% of which will vest in equal installments on each of the first, second, and third anniversaries of the consummation of the merger.

In addition, after taking into account the conversion of certain LTIP units of Parkway LP into OP units, as described above, as of December 31, 2016, (i) Mr. Heistand held 13,937 OP units of Parkway LP, (ii) Mr. Lipsey held 7,262 OP units of Parkway LP, and (iii) Mr. Francis held 5,306 OP units of Parkway LP.

Employment Agreements

In recognition of the transformational aspects of the separation and the spin-off on our business, the Compensation Committee undertook a comprehensive review of our executive compensation policies following the spin-off from Cousins. As a result of that review, the Compensation Committee recommended that the Board of Directors approve, and the Board of Directors approved, employment agreements with the Named Executive Officers. We entered into the employment agreements on December 12, 2016, which superseded and replaced in their entirety the prior employment agreements with Legacy Parkway that we assumed in connection with the spin-off, pursuant to which Mr. Heistand continued his employment as the President and Chief Executive Officer, Mr. Lipsey continued his employment as the Executive Vice President and Chief Operating Officer, and Mr. Francis continued his employment as the Executive Vice President, Chief Financial Officer and Chief Accounting Officer.

Employment Agreement with Mr. Heistand

Mr. Heistand’s employment agreement has a term beginning on December 12, 2016 and ending on December 31, 2019, with automatic one-year renewals unless either we or Mr. Heistand elects not to renew the term of the employment agreement by providing the other party with 90 days’ notice. However, upon the occurrence of a “change in control” (as defined in the employment agreement), the term of the employment agreement will automatically extend until the later of the second anniversary of such change in control and the date on which the term would otherwise have ended.

Pursuant to the employment agreement, Mr. Heistand’s base salary is $750,000, which is subject to annual review and may be increased by the Compensation Committee in its sole discretion, and Mr. Heistand is entitled to earn an annual cash bonus under a discretionary annual cash incentive program, as may be established or approved by the Board of Directors or the Compensation Committee, with a target opportunity equal to 150% of his base salary then in effect. The annual cash incentive target opportunity will be annually reviewed and may be increased by the Compensation Committee in its sole discretion. For the 2016 calendar year, to compensate for his efforts with respect to the business both before and after the spin-off and to recognize his extraordinary efforts in preparing for and consummating the separation and the spin-off, we paid Mr. Heistand a transition bonus in lieu of an annual bonus for the 2016 calendar year in an amount of $1,025,000.

Mr. Heistand is also eligible to receive an annual equity grant under the 2016 Omnibus Equity Incentive Plan in the amount and form as the Board of Directors or the Compensation Committee deems appropriate. For the 2017 calendar year, he received a grant of performance-based RSUs covering 74,027 target units and a grant of 19,368 time-based RSUs. The performance-based RSUs will vest based upon achievement of certain total stockholder return performance metrics over the three-year performance period commencing on December 12, 2016, subject to Mr. Heistand’s continued employment. The time-based RSUs will vest in equal annual installments over three years commencing on December 12, 2016. Pursuant to the employment agreements, the vesting period of the RSUs granted at the time of the spin-off (“Transition RSUs”) were amended such that those RSUs vested 50% on January 1, 2017, and the remaining 50% will vest in equal installments on each of the first, second, and third anniversaries of the closing date of the merger, in each case subject to Mr. Heistand’s continued service with us on the applicable vesting date.

In addition, Mr. Heistand is entitled to participate in all employee benefit plans and programs available generally to the other executives, including reimbursement of reasonable business expenses and no fewer than 25 vacation days per year.

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COMPENSATION OF EXECUTIVE OFFICERS

Except in the case of a change in control of the Company (described below), if we terminate Mr. Heistand without “cause” (including our election not to renew and/or extend the term of the employment agreement where he is willing to do so) or he resigns for “good reason” (each as defined in the employment agreement) (a “Regular Involuntary Termination”), Mr. Heistand will be entitled to:

(i)	lump sum payment of any earned but unpaid base salary accrued through the date of termination and any earned but unpaid vacation pay;

(ii)	to the extent unpaid, lump sum payment of the transition bonus with respect to the 2016 calendar year;

(iii)	lump sum payment of any earned but unpaid annual bonus for the preceding calendar year;

(iv)	if the termination is more than six months into the performance year, subject to the Compensation Committee’s certification of achievement for such year, payment of a pro-rated portion of the annual bonus for the year in which the termination occurs;

(v)	payment of an amount equal to the sum of 18 months of his then-current base salary plus 1.5 times his then-current annual cash incentive target opportunity payable in 12 equal monthly installments;

(vi)	immediate and automatic vesting of all then unvested Transition RSUs;

(vii)	for other equity or equity-based awards that are subject to time-based vesting, an additional 18 months of time-based vesting credit; and

(viii)	continued health care coverage for Mr. Heistand and his dependents at the Company’s cost for up to 18 months after coverage would otherwise lapse.

Furthermore, if the Regular Involuntary Termination is prior to December 12, 2018, and subject to Mr. Heistand’s execution of a release and non-compete agreement, severance is enhanced with a lump sum payment of an amount equal to 2.9 times the sum of (A) his then-current base salary and (B) his then-current annual cash incentive target opportunity.

In lieu of the foregoing, if we terminate Mr. Heistand without “cause” (including our election not to renew and/or extend the term of the employment agreement where he is willing to do so) or resigns for “good reason” (each as defined in the employment agreement), in each case within the 90 days prior to a “change in control” or two-year period following a “change in control,” or we deliver a notice of intent not to renew the term within the 90 days prior to a “change in control,” or if he dies or becomes disabled within the two-year period following a “change in control” (as such term is defined in the employment agreement) (such events together, a “Heistand CIC Termination”), Mr. Heistand will be entitled to:

(i)	lump sum payment of any earned but unpaid base salary accrued through the date of termination and any earned but unpaid vacation pay;

(ii)	to the extent unpaid, lump sum payment of the transition bonus with respect to the 2016 calendar year;

(iii)	lump sum payment of any earned but unpaid annual bonus for the preceding calendar year;

(iv)	if the termination is more than six months into the performance year, subject to the Compensation Committee’s certification of achievement for such year, payment of a pro-rated portion of the annual bonus for the year in which the termination occurs;

(v)	payment of an amount equal to 2.9 times the sum of (A) his then-current base salary and (B) his then-current annual cash incentive target opportunity;

(vi)	immediate and automatic vesting of all then unvested equity or equity-based awards that are subject to time-based vesting; and

(vii)	continued health care coverage for Mr. Heistand and his dependents at the Company’s cost for up to 18 months after coverage would otherwise lapse.

Payment of the foregoing amounts or benefits in clauses (iv)-(viii) in connection with a Regular Involuntary Termination and clauses (iv)-(v) and (vii) in connection with a Heistand CIC Termination are subject to and conditioned upon Mr. Heistand’s execution of a general release and waiver in a form reasonably acceptable to us and Mr. Heistand’s compliance with the restrictive covenants contained in the employment agreement (the “Release and Non-Compete Agreement”).

Upon Mr. Heistand’s termination of employment due to death or “disability” (as defined in the employment agreement), other than within the two-year period following a “change in control”, Mr. Heistand (or, in the case of his death, his estate) will be entitled to:

(i)	lump sum payment of any earned but unpaid base salary accrued through the date of termination and any earned but unpaid vacation pay;

(ii)	to the extent unpaid, lump sum payment of the transition bonus with respect to the 2016 calendar year;

(iii)	lump sum payment of any earned but unpaid annual bonus for the preceding calendar year;

(iv)	if the termination is more than six months into the performance year, subject to the Compensation Committee’s certification of achievement for such year, payment of a pro-rated portion of the annual bonus for the year in which the termination occurs; and

(v)	immediate and automatic vesting of all then unvested Transition RSUs.

In the event that Mr. Heistand voluntarily terminates his employment with us after the three-year initial term of the employment agreement or after identifying and hiring if necessary a replacement president and chief executive officer of the Company deemed

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acceptable to the Board of Directors in its reasonable discretion, Mr. Heistand’s outstanding equity or equity-based awards subject to (i) time-based vesting will immediately vest pro rata based on the number of completed months in the vesting period and (ii) performance-based vesting will vest pro rata based on the number of completed whole years of the performance period and on the actual performance achievement level through the entire duration of the applicable performance period.

Mr. Heistand’s employment agreement also includes certain restrictive covenants. The covenants include (i) confidentiality and non-disparagement restrictions during the term of the employment agreement and thereafter, (ii) non-competition restrictions on Mr. Heistand during the term of the employment agreement and for 12 months thereafter, and (iii) non-solicitation restrictions on Mr. Heistand during the term of the employment agreement and for 18 months thereafter to two years thereafter depending on the type of termination of employment. We may also recover incentive and other compensation paid to Mr. Heistand, as and to the extent required by applicable law and “clawback” policy, as in effect from time to time.

Employment Agreements with Messrs. Lipsey and Francis

The employment agreements of Messrs. Lipsey and Francis have a term beginning on December 12, 2016 and ending on December 31, 2019, with automatic one-year renewals unless we or the executive elects not to renew the term of the employment agreement by providing the other party with 90 days’ notice. However, upon the occurrence of a “change in control” (as defined in the employment agreement), the term of the employment agreement will automatically extend until the later of the second anniversary of such change in control and the date on which the term would otherwise have ended.

Pursuant to the employment agreements, Mr. Lipsey’s base salary is $450,000, and Mr. Francis’ base salary is $400,000. Each executive’s base salary will be annually reviewed by the Compensation Committee and may be increased in the Compensation Committee’s sole discretion.

In addition, each executive is entitled to earn an annual cash bonus under a discretionary annual cash incentive program as may be established or approved by the Board of Directors or the Compensation Committee. Mr. Lipsey’s annual cash incentive target opportunity is 95% of his base salary then in effect; and Mr. Francis’ annual cash incentive target opportunity is 90% of his base salary then in effect. Each executive’s annual cash incentive target opportunity will be annually reviewed and may be increased by the Compensation Committee in its sole discretion. For the 2016 calendar year, to compensate for each of the executive’s efforts with respect to the business both before and after the spin-off and to recognize the extraordinary efforts of each executive in preparing for and consummating the separation and the spin-off, we paid each executive a transition bonus in lieu of an annual bonus for the 2016 calendar year, in an amount of $427,500 for Mr. Lipsey and $360,000 for Mr. Francis.

Each executive is also eligible to receive an annual equity grant under the 2016 Omnibus Equity Incentive Plan in the amount and form as the Board of Directors or the Compensation Committee deems appropriate. For the 2017 calendar year, Messrs. Lipsey and Francis received a grant of performance-based RSUs covering 32,572 and 29,611 target units, respectively, and a grant of 8,522 and 7,747 time-based RSUs, respectively. The performance-based RSUs will vest based upon achievement of certain total stockholder return performance metrics over the three-year performance period commencing on December 12, 2016, subject to the executive’s continued employment. The time-based RSUs will vest in equal annual installments over four years commencing on December 12, 2016. Pursuant to the employment agreements, the vesting period of Transition RSUs granted to the executives were amended such that those RSUs vested 50% on January 1, 2017 and the remaining 50% will vest in equal installments on each of the first, second, and third anniversaries of the closing date of the merger, in each case subject to the executive’s continued service with us on the applicable vesting date.

In addition, each executive is entitled to participate in all employee benefit plans and programs available generally to the other executives, including reimbursement of reasonable business expenses and vacation days in accordance with our policies.

Except in the case of a change in control of the Company (described below), if there is a Regular Involuntary Termination, the executive will be entitled to:

(i)	lump sum payment of any earned but unpaid base salary accrued through the date of termination and any earned but unpaid vacation pay;

(ii)	to the extent unpaid, lump sum payment of the transition bonus with respect to the 2016 calendar year;

(iii)	lump sum payment of any earned but unpaid annual bonus for the preceding calendar year;

(iv)	if the termination is more than six months into the performance year, subject to the Compensation Committee’s certification of achievement for such year, payment of a pro-rated portion of the annual bonus for the year in which the termination occurs;

(v)	payment of an amount equal to 12 months of his then-current base salary, in each case payable in 12 equal monthly installments;

(vi)	immediate and automatic vesting of all then unvested Transition RSUs;

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COMPENSATION OF EXECUTIVE OFFICERS

(vii)	for other equity or equity-based awards that are subject to time-based vesting, an additional 12 months of time-based vesting credit; and

(viii)	continued health care coverage for the executive and his dependents at the Company’s cost for up to 12 months after coverage would otherwise lapse.

Furthermore, if the Regular Involuntary Termination is prior to December 12, 2018, and subject to executive’s execution of a release and non-compete agreement, severance is enhanced with a lump sum payment of an amount equal to the sum of (A) 24 months of his then-current base salary and (B) two times his then-current annual cash incentive target opportunity.

In lieu of the foregoing, if we terminate the executive without “cause” (including our election not to renew and/or extend the term of the employment agreement where the executive is willing to do so) or he resigns for “good reason” (each as defined in the employment agreement), in each case within the 90 days prior to a “change in control” or two-year period following a “change in control,” or we deliver a notice of intent not to renew the term within the 90 days prior to a “change in control” (as such term is defined in the employment agreement) (such events together, a “CIC Termination”), the executive will be entitled to:

(i)	lump sum payment of any earned but unpaid base salary accrued through the date of termination and any earned but unpaid vacation pay;

(ii)	to the extent unpaid, lump sum payment of the transition bonus with respect to the 2016 calendar year;

(iii)	lump sum payment of any earned but unpaid annual bonus for the preceding calendar year;

(iv)	if the termination is more than six months into the performance year, subject to the Compensation Committee’s certification of achievement for such year, payment of a pro-rated portion of the annual bonus for the year in which the termination occurs;

(v)	payment of an amount equal to the sum of (A) 24 months of his then-current base salary and (B) two times his then-current annual cash incentive target opportunity;

(vi)	immediate and automatic vesting of all then unvested equity or equity-based awards that are subject to time-based vesting; and

(vii)	continued health care coverage for the executive and his dependents at the Company’s cost for up to 12 months after coverage would otherwise lapse.

Payment of the foregoing amounts or benefits in clauses (iv)-(viii) in connection with a Regular Involuntary Termination and clauses (iv)-(v) and (vii) in connection with a CIC Termination are subject to and conditioned upon the executive’s execution of a general release and waiver in a form reasonably acceptable to us and the executive’s compliance with the Release and Non-Compete Agreement.

Upon the executive’s termination of employment due to death or “disability” (as defined in the employment agreement), the executive (or, in the case of his death, his estate) will be entitled to:

(i)	lump sum payment of any earned but unpaid base salary accrued through the date of termination and any earned but unpaid vacation pay;

(ii)	to the extent unpaid, lump sum payment of the transition bonus with respect to the 2016 calendar year;

(iii)	lump sum payment of any earned but unpaid annual bonus for the preceding calendar year;

(iv)	if the termination is more than six months into the performance year, subject to the Compensation Committee’s certification of achievement for such year, payment of a pro-rated portion of the annual bonus for the year in which the termination occurs; and

(v)	immediate and automatic vesting of all then unvested Transition RSUs.

The employment agreements also include certain restrictive covenants. The covenants include (i) confidentiality and non-disparagement restrictions during the term of the employment agreement and thereafter, (ii) non-competition restrictions on the executive during the term of the employment agreement and for 12 months thereafter, and (iii) non-solicitation restrictions on the executive during the term of the employment agreement and for 12 months thereafter. We may also recover incentive and other compensation paid to the executives, as and to the extent required by applicable law and “clawback” policy, as in effect from time to time.

2016 Omnibus Equity Incentive Plan

For information regarding the 2016 Omnibus Equity Incentive Plan and awards thereunder, see “—Summary of the Material Terms of the 2016 Omnibus Equity Incentive Plan” on page 18.

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COMPENSATION OF EXECUTIVE OFFICERS

Outstanding Equity Awards at 2016 Fiscal Year-End

	Option Awards						Stock Awards
Name	Number of Shares Underlying Unexercised Options (Unexercisable)		Number of Shares Underlying Unexercised Options (Exercisable)		Option Exercise Price	Option Expiration Date	Number of Shares that Have Not Vested		Market Value of Shares that Have Not Vested (1)	Equity Inventive Plan Awards; Number of Unearned Shares or Units that Have Not Vested		Equity Incentive Plan Awards: Market Value of Unearned Shares or Units that Have Not Vested (1)
James R. Heistand
December 12, 2016	—		—		—	—	—		—	37,014	(2)	$1,647,101
December 12, 2016	—		—		—	—	19,368	(3)	$430,938	—		—
October 7, 2016	—		557,526	(5)	$22.00	March 2, 2023	—		—	—		—
October 7, 2016	—		—		—	—	109,045	(4)	$2,426,251	—		—
M. Jayson Lipsey
December 12, 2016	—		—		—	—	—		—	16,286	(2)	$724,727
December 12, 2016							8,522	(6)	$189,615	—		—
October 7, 2016	33,011	(7)	99,034	(5)	$22.00	March 2, 2023	—		—	—		—
October 7, 2016	—		—		—	—	59,058	(4)	$1,314,041	—		—
Scott E. Francis
December 12, 2016	—		—		—	—	—		—	14,806	(2)	$658,845
December 12, 2016	—		—		—	—	7,747	(6)	$172,371	—		—
October 7, 2016	—		—		—	—	—		—	—		—
October 7, 2016	—		—		—	—	31,892	(4)	$709,597	—		—

(1)	Determined based on the closing price of our Common Stock ($22.25 per share) on December 30, 2016, the last day of trading in 2016.

(2)	These performance-based RSU awards will vest based on the attainment of targets for total return to stockholders during the performance period running from December 12, 2016 to December 11, 2019, subject to the executive’s continued employment with us. The number of shares reported in the table represents the shares that would be received upon achievement of threshold performance goals.

(3)	These time-based RSU awards will vest one-third on each of the days immediately prior to the first, second and third anniversaries of the grant date, subject to the executive’s continued employment with us.

(4)	These time-based RSU awards vest 50% on January 1, 2017 and the remaining 50% will vest in equal installments on each of the first, second, and third anniversaries of the consummation of the merger.

(5)	These options were assumed and converted in connection with both the merger and the spin-off. They are fully vested.

(6)	These time-based RSU awards will vest 25% on each of the days immediately prior to the first, second, third and fourth anniversaries of the grant date, subject to the executive’s continued employment with us on each such date.

(7)	These options were assumed and converted in connection with both the merger and the spin-off. They vested on March 2, 2017, subject to the executive’s continued service with us on such date.

Equity Compensation Plan Information

The following table sets forth the securities authorized for issuance under our equity compensation plans as of December 31, 2016:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted- average exercise price of outstanding options, warrants and rights		Number of securities remaining available for future issuance under equity compensation plans
Equity compensation plans approved by holders (1)	1,204,330	(2)	$21.99	(3)	4,798,266
Equity compensation plans not approved by security holders	—		—		—
Total	1,204,330	(2)	$21.99	(3)	4,798,266

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COMPENSATION OF EXECUTIVE OFFICERS

(1)	The 2016 Omnibus Equity Incentive Plan was approved by our then-sole stockholder on September 16, 2016. The Registration Statement on Form S-8, filed with the SEC on October 7, 2016, covered (i) 5,000,000 shares of Common Stock, plus (ii) up to 1,300,000 shares of Common Stock issuable pursuant to equity awards of the Company resulting from awards originally granted under Legacy Parkway’s equity incentive plan that were assumed by the Company in connection with the merger and the spin-off (the “Assumed Awards”). Ultimately, there were 1,002,596 Assumed Awards granted in connection with the merger and the spin-off, such that the total number of shares reserved under the 2016 Omnibus Equity Incentive Plan is 6,002,596 shares of Common Stock.

(2)	This amount consists of options to purchase 773,617 shares of Common Stock and 430,713 RSUs.

(3)	The weighted-average exercise price takes into account only the outstanding options to purchase shares of Common Stock. The remaining term of the options is approximately 6.2 years.

401(k) Plan

Upon recommendation of the Compensation Committee, the Board of Directors assumed and continued the Parkway Properties 401(k) Profit Sharing and Retirement Plan, which is a defined contribution profit-sharing plan with a salary deferral feature under Section 401(k) of the Code and which was renamed the Parkway, Inc. 401(k) Profit Sharing and Retirement Plan (the “401(k) Plan”). Eligible employees may make elective deferrals to the 401(k) Plan and currently may become eligible to receive (i) employer matching contributions equal to 50% of the employee’s total contributions to the 401(k) Plan, up to a maximum of 10% of the employee’s eligible compensation and/or (ii) discretionary employer contributions. The 401(k) Plan is a broad-based plan in which each Named Executive Officer participates.

Potential Payments Upon Termination or a Change in Control

The following summarizes the payments that we may be required to pay to the Named Executive Officers in connection with a termination of employment or a change in control.

Employment Agreements

As described above, we previously entered into employment agreements with certain of our executive officers. Regardless of the reason for termination of employment, pursuant to the employment agreements, each Named Executive Officer is entitled to receive any earned but unpaid base salary accrued through the date of termination and any earned but unpaid vacation pay. For additional information, see the discussion under “—Narrative Disclosure to Summary Compensation Table—Employment Agreements.” Set forth below are the various termination and change in control scenarios and the amounts we would be required to pay upon the occurrence of each, subject to the terms and conditions of the employment agreements.

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COMPENSATION OF EXECUTIVE OFFICERS

Except in the case of a change in control, termination without “cause” or for “good reason” (including non-renewal)	•	lump sum payment of any earned but unpaid base salary accrued through the date of termination and any earned but unpaid vacation pay
	•	to the extent unpaid, lump sum payment of the transition bonus with respect to the 2016 calendar year
	•	lump sum payment of any earned but unpaid annual bonus for the preceding calendar year
	•	if the termination is more than six months into the performance year, subject to the Compensation Committee’s certification of achievement for such year, payment of a pro-rated portion of the annual bonus for the year in which the termination occurs
	•	(i) in the case of Mr. Heistand, payment of an amount equal to the sum of 18 months of his then-current base salary plus 1.5 times his then-current annual cash incentive target opportunity payable in 12 equal monthly installments, or (ii) in the case of Mr. Lipsey or Mr. Francis, payment of an amount equal to 12 months of his then-current base salary, in each case payable in 12 equal monthly installments
	•	immediate and automatic vesting of all then unvested Transition RSUs
	•	for other equity or equity-based awards that are subject to time-based vesting, (i) in the case of Mr. Heistand, an additional 18 months of time-based vesting credit or (ii) in the case of Mr. Lipsey or Mr. Francis, an additional 12 months of time-based vesting credit
	•	continued health care coverage for the Named Executive Officer and his dependents at the Company’s cost (i) in the case of Mr. Heistand, for up to 18 months after coverage would otherwise lapse, or (ii) in the case of Mr. Lipsey or Mr. Francis, for up to 12 months after coverage would otherwise lapse
	•	if such termination occurs prior to December 12, 2018, (i) in the case of Mr. Heistand, payment of an amount equal to 2.9 times the sum of (A) his then-current base salary and (B) his then-current annual cash incentive target opportunity, or (ii) in the case of Mr. Lipsey or Mr. Francis, payment of an amount equal to the sum of (A) 24 months of his then-current base salary and (B) two times his then-current annual cash incentive target opportunity

Termination without “cause” or for “good reason” (including non-renewal), in each case within the 90 days prior to or two-year period following a “change in control”;

or

For Mr. Heistand only, death or “disability” within the two-year period following a “change in control”

	•	lump sum payment of any earned but unpaid base salary accrued through the date of termination and any earned but unpaid vacation pay
	•	to the extent unpaid, lump sum payment of the transition bonus with respect to the 2016 calendar year
	•	lump sum payment of any earned but unpaid annual bonus for the preceding calendar year
	•	if the termination is more than six months into the performance year, subject to the Compensation Committee’s certification of achievement for such year, payment of a pro-rated portion of the annual bonus for the year in which the termination occurs
	•	(i) in the case of Mr. Heistand, payment of an amount equal to 2.9 times the sum of (A) his then-current base salary and (B) his then-current annual cash incentive target opportunity, or (ii) in the case of Mr. Lipsey or Mr. Francis, payment of an amount equal to the sum of (A) 24 months of his then-current base salary and (B) two times his then-current annual cash incentive target opportunity
	•	immediate and automatic vesting of all then unvested equity or equity-based awards that are subject to time-based vesting
	•	continued health care coverage for the Named Executive Officer and his dependents at the Company’s cost (i) in the case of Mr. Heistand, for up to 18 months after coverage would otherwise lapse, or (ii) in the case of Mr. Lipsey or Mr. Francis, for up to 12 months after coverage would otherwise lapse

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COMPENSATION OF EXECUTIVE OFFICERS

For Mr. Heistand only, death or “disability,” other than within the two-year period following a “change in control” or For Mr. Lipsey and Mr. Francis, death or “disability”	•	lump sum payment of any earned but unpaid base salary accrued through the date of termination and any earned but unpaid vacation pay
	•	to the extent unpaid, lump sum payment of the transition bonus with respect to the 2016 calendar year
	•	lump sum payment of any earned but unpaid annual bonus for the preceding calendar year
	•	if the termination is more than six months into the performance year, subject to the Compensation Committee’s certification of achievement for such year, payment of a pro-rated portion of the annual bonus for the year in which the termination occurs
	•	immediate and automatic vesting of all then unvested Transition RSUs

In the event that Mr. Heistand voluntarily terminates his employment with us (i) after the three-year initial term of the employment agreement or (ii) at any time during the term after identifying and hiring if necessary a replacement president and chief executive officer of the Company deemed acceptable to the Board of Directors in its reasonable discretion, Mr. Heistand’s outstanding equity or equity-based awards subject to (i) time-based vesting will immediately vest pro rata based on the number of completed months in the vesting period and (ii) performance-based vesting will vest pro rata based on the number of completed whole years of the performance period and on the actual performance achievement level through the entire duration of the applicable performance period.

In addition, each Employment Agreement includes a Section 280G “better of” provision, meaning, if any of the payments or benefits provided to the executive under the applicable employment agreement or otherwise would constitute parachute payments within the meaning of Section 280G of the Code (or any similar law) and be subject to the excise tax imposed under Section 4999 of the Code, the payments or benefits will be reduced by the amount required to avoid the excise tax if such a reduction would give the executive a better after-tax result than if he received the full payments and benefits.

2016 Omnibus Equity Incentive Plan

If we experience a change in control in which outstanding awards under the 2016 Omnibus Equity Incentive Plan will not be assumed, continued, or replaced with equivalent awards by the surviving entity, then the Compensation Committee may determine in its sole discretion that (i) all outstanding options and stock appreciation rights will immediately vest and become exercisable, and (ii) all restrictions and other conditions applicable to any outstanding restricted shares, RSUs, and other share-based awards, including any vesting requirements, will immediately lapse, and any performance goals relevant to such awards will be deemed to have been achieved at the target level, with all such awards becoming free from restrictions and, with respect to restricted stock units, becoming payable immediately or otherwise upon the earliest permissible date. In addition, in such situation, the Compensation Committee may determine to cancel such awards and pay the participants cash, property, or a combination of cash and property equal to the net value the holders of such cancelled awards otherwise would have received pursuant to the change in control. If we experience a change in control in which outstanding awards under the 2016 Omnibus Equity Incentive Plan are assumed, continued, or replaced with equivalent awards by the surviving entity, if any participant is terminated other than for cause (as defined in the 2016 Omnibus Equity Incentive Plan) or terminates his or her employment for good reason (as defined in the 2016 Omnibus Equity Incentive Plan) within two years following such change in control, any awards of such participant that were assumed, continued, or replaced by the surviving entity automatically will be given the treatment described in the first sentence of this paragraph.

In summary, a change in control under the 2016 Omnibus Equity Incentive Plan occurs if:

(i)	a person (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) becomes the direct or indirect beneficial owner (as defined in Rule 13d-3 of the Exchange Act) of 45% or more of the combined voting power of our then-outstanding securities;

(ii)	we close on a merger or consolidation transaction (other than a transaction which would result in our voting securities before the transaction continuing to represent more than 55% of the combined voting power of the securities of the surviving entity);

(iii)	we close on the sale or disposition of all or substantially all of our assets; or

(iv)	there has been a change in 50% or more of the voting power of the members of the Board of Directors in any rolling twelve-month period, provided that any new directors whose election by the Board of Directors or whose nomination by the Board of Directors for election by the stockholders was approved by a vote of at least a majority of the members of the Board of Directors will not constitute a change in voting power of the members of the Board of Directors.

The Board of Directors retains full and final authority to determine whether a change in control has occurred, the date of a change in control, and any matters incidental to a change in control.

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COMPENSATION OF EXECUTIVE OFFICERS

The following table shows potential payments that would have been provided to the Named Executive Officers upon the occurrence of a change in control and certain termination triggering events, assuming such change in control or terminating event occurred on December 31, 2016.

Name / Payment or Benefit	Voluntary resignation or termination for cause			Termination without cause or for good reason		Termination without cause or for good reason within 90 days prior to or 2 years following change in control (1)		Death or disability within 2 years following change in control (1)		Death or disability, other than within 2 years following change in control (1)		Change in control only (2)
James R. Heistand Cash Severance (3) Acceleration of Equity Awards (4) Healthcare Benefits (5) Total	$ $ $ $	— — — —	(6)	$ $ $ $	9,275,000 2,760,001 36,442 12,071,443	$ $ $ $	6,462,500 3,047,293 36,442 9,546,235	$ $ $ $	6,462,500 3,047,293 36,442 9,546,235	$ $ $ $	1,025,000 2,616,355 — 3,641,355	$ $ $ $	— — — —
M. Jayson Lipsey Cash Severance (3) Acceleration of Equity Awards (4) Healthcare Benefits (5) Total	$ $ $ $	— — — —		$ $ $ $	2,632,500 1,479,178 24,295 4,135,973	$ $ $ $	2,182,500 1,621,378 24,295 3,828,173	$ $ $ $	427,500 1,423,511 — 1,851,011	$ $ $ $	427,500 1,423,511 — 1,851,011	$ $ $ $	— — — —
Scott Francis Cash Severance (3) Acceleration of Equity Awards (4) Healthcare Benefits (5) Total	$ $ $ $	— — — —		$ $ $ $	2,280,000 802,528 16,869 3,099,397	$ $ $ $	1,880,000 931,801 16,869 2,828,670	$ $ $ $	360,000 759,430 — 1,119,430	$ $ $ $	360,000 759,430 — 1,119,430	$ $ $ $	— — — —

(1)	This amount does not reflect the impact, if any, of the Section 280G “better after-tax” provision in each of the employment agreements, under which the Named Executive Officer is either paid in full (but subject to the excise tax) or has those payments reduced so as to avoid the excise tax, whichever yields a better after-tax result for the Named Executive Officer.

(2)	The Compensation Committee may make any decision, in its sole discretion, to accelerate vesting or lapse restrictions or other conditions in connection with a change in control in which outstanding awards under the 2016 Omnibus Equity Incentive Plan will not be assumed, continued, or replaced with equivalent awards by the surviving entity.

(3)	This amount represents amounts payable at December 31, 2016 pursuant to the employment agreements. Pursuant to the terms of each Named Executive Officer’s employment agreement, if the Named Executive Officer’s employment is terminated prior to December 12, 2018, the Named Executive Officer is eligible to receive an enhanced cash severance payment, which is reflected in the table above. The amounts shown in the table above do not include payments and benefits to the extent they are provided on a non-discriminatory basis to salaried employees generally upon termination of employment. These include accrued salary and vacation pay and earned but unpaid bonus for the preceding fiscal year.

(4)	This amount includes the acceleration of time-based RSUs and, for Mr. Lipsey, option awards based on the closing price of our Common Stock ($22.25 per share) on December 30, 2016, the last day of trading in 2016, plus the dividends accrued through such date, as applicable. This amount includes the full accelerated vesting of the unvested Transition RSUs, including the 50% tranche that vested on January 1, 2017 because the deemed termination of employment for purposes of this table occurred on December 31, 2016.

(5)	This amount represents the cost of continued health care coverage for the Named Executive Officer and his dependents at the Company’s cost pursuant to the employment agreements based on estimates and costs as of December 31, 2016.

(6)	In the event of Mr. Heistand’s “qualified retirement,” Mr. Heistand’s outstanding equity or equity-based awards subject to (i) time-based vesting will immediately vest pro-rata, based on the number of completed months in the vesting period prior to the qualified retirement and (ii) performance-based vesting will vest pro-rata, based on the number of completed whole years of the performance period and on the actual performance achievement level through the entire duration of the applicable performance period. For this purpose, a “qualified retirement” occurs when Mr. Heistand voluntarily terminates his employment with the Company (i) after the initial term of his employment agreement, or (ii) after identifying and hiring if necessary a replacement to Mr. Heistand’s position with the Company deemed acceptable to the Board in its reasonable discretion. As of December 31, 2016, Mr. Heistand was not eligible to experience a qualified retirement, so no amounts have been included in the table at this time.

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Certain Transactions and Relationships

Eola Transactions

On May 18, 2011, Legacy Parkway acquired the fee-based real estate services business of Eola. We succeeded to ownership of Eola and its fee-based real estate services business in connection with our spin-off from Cousins. Through Eola, we currently manage and/or lease third-party assets totaling approximately 3.8 million square feet, approximately 385,000 square feet of which are currently owned by entities in which Messrs. James R. Heistand and Scott E. Francis have direct or indirect ownership interests ranging from approximately 3.2% to 12.5% and 0.2% to 1.3%, respectively, with a weighted average ownership percentage of approximately 7.4% and 0.7%, respectively. On a prorated basis, for the 86-day period from the spin-off from Cousins on October 7, 2016 through December 31, 2016, we received an aggregate of approximately $72,000 for management fees and approximately $177,000 in reimbursements related to the management and leasing of these assets, of which approximately $3,300 and $700 were attributable to each of Messrs. Heistand’s and Francis’ interests, respectively.

Agreements with the TPG Parties

Stockholders Agreement

In connection with the spin-off on October 7, 2016, we entered into the Stockholders Agreement with the TPG Parties, in order to establish various arrangements and restrictions with respect to governance of the Company and certain rights with respect to Common Stock owned by the TPG Parties.

We have a seven-member Board of Directors. Pursuant to the terms of the Stockholders Agreement, two members of the Board of Directors have been designated by TPG Pantera. TPG Pantera has the right to nominate a specified number of directors to the Board of Directors for so long as TPG Pantera (together with its affiliates, other than portfolio companies of TPG Pantera or its affiliates) beneficially owns at least 2.5% of the issued and outstanding shares of Common Stock. TPG Pantera is entitled to nominate to the Board of Directors (i) three directors if TPG Pantera’s beneficial ownership of the issued and outstanding shares of Common Stock is at least 30%, (ii) two directors if TPG Pantera’s beneficial ownership of the issued and outstanding shares of Common Stock is at least 5% but less than 30% and (iii) one director if TPG Pantera’s beneficial ownership of the issued and outstanding shares of Common Stock is at least 2.5% but less than 5%.

In addition, we have agreed to constitute the Investment Committee as a four member committee and (i) for so long as TPG Pantera (together with its affiliates, other than portfolio companies of TPG Pantera or its affiliates) beneficially owns at least 5% of the issued and outstanding shares of Common Stock, TPG Pantera will have the right to have two of its designees to the Board of Directors appointed to the Investment Committee and one of its designees to the Board of Directors appointed to the Compensation Committee; and (ii) for so long as TPG Pantera (together with its affiliates, other than portfolio companies of TPG Pantera or its affiliates) beneficially owns at least 2.5% but less than 5% of the issued and outstanding shares of Common Stock, TPG will have the right to have one of its designees to the Board of Directors appointed to the Investment Committee and the Compensation Committee. Pursuant to the terms of the Stockholders Agreement, TPG Pantera also will have the right to consent to the following actions for so long as TPG Pantera (together with its affiliates, other than portfolio companies of TPG Pantera or its affiliates) beneficially owns at least 5% of the issued and outstanding shares of Common Stock, other than in connection with any change in control of the Company: (i) any increase or decrease in the size of the Investment Committee or the Compensation Committee; and (ii) any change in the rights and responsibilities of either the Investment Committee or the Compensation Committee.

Pursuant to the terms of the Stockholders Agreement, for so long as TPG Pantera’s designees are appointed to the Investment Committee or the Compensation Committee, the Investment Committee and Compensation Committee may only act by majority approval, and the rights and responsibilities of the Investment Committee will include, other than in connection with a change of control of the Company, approval of: (i) any incurrence of indebtedness with a principal amount greater than $20 million; and (ii) certain other operational and investment related matters (which include property acquisitions and dispositions, material leases, certain mortgage and unsecured financing and material service contracts, but which exclude any and all activities related to the issuance, redemption or buy-back of equity securities or equity-linked securities). In addition, during such period, the rights and responsibilities of the Compensation Committee will include, other than in connection with a change of control of the Company, approval of: (i) subject to the receipt of the approval of our stockholders with respect to such responsibility, the hiring or termination of any of our chief executive officer, chief financial officer, chief operating officer and chief investment officer, or any material change in any of the duties of any such executive officers; and (ii) any future compensation arrangements for such officers. During such period, the Board of Directors may not approve such matters without the affirmative approval of the Investment Committee or the Compensation Committee, as applicable.

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Pursuant to the terms of the Stockholders Agreement, except for certain permitted issuances, TPG Pantera will have a preemptive right to participate in future equity issuances for so long as TPG Pantera (together with its affiliates, other than portfolio companies of TPG Pantera or its affiliates) beneficially owns at least 5% of the outstanding shares of Common Stock. TPG Pantera’s preemptive rights with respect to any equity issuances of Common Stock or securities convertible into or exercisable for Common Stock will be subject to NYSE rules that may limit or restrict such rights.

The Stockholders Agreement also provides the TPG Parties with customary registration rights following the spin-off, subject to the terms and conditions of the Stockholders Agreement. Pursuant to such registration rights, we have filed a registration statement on Form S-11 with the SEC to register for resale the shares held by the TPG Parties. In addition, beginning 180 days after the closing of the merger, the TPG Parties will have, subject to certain limitations, the right to require us to register TPG Pantera’s securities on three separate occasions and, beginning one year after the closing of the merger, will have limited piggyback registration rights in connection with offerings by other stockholders.

In addition, the Board of Directors has granted TPG an exemption from the stock ownership limits contained in our Articles of Amendment and Restatement (“Charter”) to enable TPG to acquire up to 32% of the Common Stock, subject to continued compliance with the terms of our Charter.

Eola Management Agreement

On September 28, 2016, Eola entered into an agreement with affiliates of the TPG Parties (“TPG Owner”) pursuant to which Eola performs property management, accounting and finance services for such affiliates at certain assets owned by TPG Owner. The management agreement has a one-year term. Prior to the first anniversary of the effective date of the management agreement, TPG Owner may terminate the management agreement for any or no cause by providing 60 days’ prior written notice to Eola; provided, however, that TPG Owner will be required to hire or cause to be hired certain employees listed in the management agreement and will indemnify and hold harmless Eola for any severance obligations with respect to such employees, subject to certain conditions. Following the first anniversary of the effective date of the management agreement, the management agreement may be terminated at any time for any or no cause by (i) Eola by providing 120 days’ prior written notice to TPG Owner, or (ii) TPG Owner by providing 60 days’ prior written notice to Eola. Pursuant to the management agreement, Eola receives a monthly management fee equal to approximately 2.5% of the aggregate gross revenues received from the operation of the properties and is reimbursed for certain personnel expenses. We expect that Eola will receive approximately $566,000 in management fees and approximately $541,000 in salary reimbursements during each year of the term of the agreement; provided, however, that the management fees are subject to the gross revenues generated by the properties and, accordingly, may fluctuate from time to time. The salary reimbursements that Eola receives may also be adjusted from time to time depending on the Eola employees that are assigned to work on matters related to the assets and reasonable cost-of-living adjustments.

Agreements with Mr. James A. Thomas

Concurrently with the execution of the Merger Agreement, Legacy Parkway and Parkway LP entered into the Thomas Letter Agreement, dated April 28, 2016 (the “Thomas Letter Agreement”), with Mr. James A. Thomas, the Chairman of the Board of Directors, and certain unitholders of Parkway LP who are affiliated with Mr. Thomas (together with Mr. Thomas, the “Thomas Parties”). The Thomas Letter Agreement supplements an existing letter agreement among the parties with respect to the same matters. Pursuant to the Thomas Letter Agreement, among other things:

•

Legacy Parkway and Parkway LP agreed to cause Mr. Thomas to be appointed Chairman of the Board of Directors following consummation of the merger of Legacy Parkway and Cousins and, subject to certain continuing equity ownership requirements, to nominate Mr. Thomas for election to the Board of Directors at the Annual Meeting (and, if elected, to cause him to be re-appointed as Chairman for three, one-year terms, expiring at the 2020 annual meeting of stockholders);

•

the parties agreed that the Registration Rights Agreement, dated as of dated as of October 13, 2004 (the “Registration Rights Agreement”), among TPGI, Thomas Properties Group, L.P. and certain other investors named therein, will survive the consummation of the merger of Legacy Parkway and Cousins and be binding on us with respect to the Common Stock that the Thomas Parties and other related persons own or otherwise may receive upon redemption of their OP units of Parkway LP;

•

prior to the merger, Parkway LP modified existing tax protection agreements (which provided Mr. Thomas and the Thomas Parties with an opportunity to contribute up to $39 million of capital in connection with a mortgage loan) in favor of Mr. Thomas and the Thomas Parties, pursuant to which their respective guarantee or contribution opportunities were increased to up to $129 million, and Mr. Thomas and the Thomas Parties were given the opportunity to make a capital contribution of up to $90 million in connection with certain existing mortgage loans. If those loans are no longer available, we shall use commercially reasonable

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CERTAIN TRANSACTIONS AND RELATIONSHIPS

efforts to provide a replacement guarantee or contribution opportunity of up to an aggregate of $129 million. This obligation extends for five years after the expiration of the current tax protection period in October 2016, subject to earlier termination in the event of a going private transaction, sale of all or substantially all of our assets or certain similar transactions; and

•	we agreed to issue shares of Common Stock to the Thomas Parties if they exercise their redemption rights under the partnership agreement of Parkway LP.

In the event of a going private transaction, at any time when the Thomas Parties continue to own collectively at least 50% of the OP units of Parkway LP, we will use commercially reasonable efforts to cause the acquiring entity to offer to the Thomas Parties the opportunity (x) to receive a preferred equity interest in the successor to Parkway LP or the surviving entity (i) with a liquidation preference equal to the cash the Thomas Parties otherwise would have received had Mr. Thomas and the Thomas Parties exchanged their OP units of Parkway LP for shares of Common Stock immediately prior to such transaction, and (ii) a market dividend (provided that in any event, a dividend rate of at least 5% shall be deemed satisfactory regardless of market conditions) and (y) the opportunity to provide debt guarantees for the remainder of the five-year period described above.

The foregoing provisions of the Thomas Letter Agreement are binding on us, and in accordance with the Separation and Distribution Agreement, are not binding upon Cousins or any of its affiliates. The Thomas Letter Agreement became effective upon the consummation of the merger and the spin-off and, at that time, the letter agreement between Legacy Parkway and the Thomas Parties terminated. The Thomas Letter Agreement will terminate upon the occurrence of a going private transaction, sale of all or substantially all of our assets, or certain similar transactions.

Registration Rights Agreement

Pursuant to the Thomas Letter Agreement, we succeeded to the obligations of Legacy Parkway under the Registration Rights Agreement. The Registration Rights Agreement provides the covered holders with certain shelf registration rights (to request shelf registration), demand registration rights (to demand an underwritten offering in excess of $10,000,000 within any 12-month period) and piggyback registration rights (with respect to offerings by us for its own account or the account of others stockholders), in each case with respect to shares of Common Stock held by them, including shares underlying OP units of Parkway LP. Pursuant to the Registration Rights Agreement, we are obligated to pay certain expenses incurred in connection with any registration of covered shares (excluding discounts and commissions and fees and expenses of counsel to any underwriters).

Debt Guaranty Agreement

On March 14, 2017, the Operating Partnership and Parkway LP into a Debt Guaranty Agreement (the “Debt Guaranty Agreement”) with Mr. Thomas and certain affiliates of Mr. Thomas (the “Thomas Investors”). The Debt Guaranty Agreement is intended to satisfy the obligation of the parties to enter into such an agreement pursuant to the Thomas Letter Agreement.

The Debt Guaranty Agreement implements those provisions of the Thomas Letter Agreement regarding debt guarantee opportunities made available to Mr. Thomas and the Thomas Investors. Consistent with the Thomas Letter Agreement, pursuant to the Debt Guaranty Agreement, the Operating Partnership has agreed to provide to Mr. Thomas and the Thomas Investors certain debt guarantee opportunities corresponding to specified mortgage loans of the Company, of which Mr. Thomas and the Thomas Investors entered into contribution agreements with respect to $109 million (representing an additional $70 million over their existing $39 million guarantee). In the event these specified mortgage loans become unavailable for guarantee (whether because we repay them, sell the corresponding asset, or otherwise), we are required to use commercially reasonable efforts to provide a replacement guarantee or contribution opportunity to the extent of our remaining qualifying debt (but not in excess of $109 million). We have agreed to maintain any such debt for the remainder of the five-year period following October 2016, subject to early termination in the event of a going private transaction, sale of all or substantially all of our assets or certain similar transactions.

Employment Agreements

On December 12, 2016, we entered into an employment agreement with each of our Named Executive Officers. These employment agreements provide for base salary, bonus and other benefits, including accelerated vesting of equity awards upon a termination of the executive’s employment under certain circumstances. Please refer to the discussion under “Compensation of Executive Officers—Employment Agreements.”

Indemnification Agreements for Officers and Directors

We entered into indemnification agreements with our directors and executive officers effective upon completion of the spin-off. These indemnification agreements provide indemnification to these persons by us to the maximum extent permitted by Maryland law and certain procedures for indemnification, including advancement by us of certain expenses relating to claims brought against these persons under certain circumstances.

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Agreements with Cousins

Our spin-off from Cousins was completed on October 7, 2016. Beginning on that date, we and Cousins operate as independent public companies. As of the date hereof, Cousins’ operating partnership owns all of the shares of our Series A non-voting preferred stock.

To provide for the separation of our assets and the spin-off, and to govern certain ongoing relationships between us and Cousins after the spin-off, we entered into the Separation and Distribution Agreement, a Tax Matters Agreement and an Employee Matters Agreement with Cousins and certain other parties thereto, each as of October 5, 2016. These agreements are summarized below.

Separation and Distribution Agreement

The Separation and Distribution Agreement sets forth, among other things, our agreements with Cousins regarding the principal transactions for the separation, including with respect to the assets transferred to and liabilities assumed by us and the assets transferred to and liabilities assumed by Cousins, and sets forth various post-closing covenants, mutual releases, and indemnification provisions.

The Separation and Distribution Agreement provides for the following transition services:

•

until such time as we file our report on Form 10-K for the year ended December 31, 2016, Cousins shall reasonably cooperate, and shall use commercially reasonable efforts to cause Cousins’ independent accounting firm to reasonably cooperate, in the preparation of our filings with the SEC;

•	we shall provide Cousins with reasonable access to Legacy Parkway’s email accounts, so that Cousins may fully migrate the historical emails of Legacy Parkway employees;

•

until the one-year anniversary of the effective time of the spin-off, Cousins shall provide us with reasonable access to information related to the Houston assets contributed by Cousins to us contained on the “Yardi Systems” accounts of Cousins or any of its subsidiaries; and

•

from and after the effective time of the spin-off, until such time as we and Cousins have filed each of our Annual Reports on Form 10-K for the year ended December 31, 2016, we and Cousins will reasonably cooperate and assist one another in providing all information necessary to accurately record the merger, the separation and the spin-off in each of our financial statements in accordance with GAAP.

Neither party will be liable to the other for indirect, punitive, exemplary, remote, speculative or similar damages in excess of compensatory damages, other than with respect to a third-party claim. We and Cousins also released the other party and its directors, officers, employees, agents and equity holders from all liabilities related to the releasing party’s business or assets owned by such party after the spin-off and certain other liabilities. Neither party will make any claim against the other or such directors, officers, employees, agents or equity holders with respect to any such liability. The foregoing in no way limits the rights of the parties under the Merger Agreement.

In the Separation and Distribution Agreement, we agreed to indemnify, defend and hold harmless Cousins, each of its affiliates and each of their respective directors, officers and employees, from and against all liabilities relating to, arising out of or resulting from, among other things: certain liabilities related to its businesses or assets as set forth in the Separation and Distribution Agreement and our failure to pay any such liabilities in accordance with their terms; third-party claims relating to the Houston Business or our assets; guarantees, credit support arrangements or similar undertakings for the benefit of us by Cousins; and any liabilities arising from, or in connection with, the provision of any of the transition services, including the provision of information.

Cousins agreed to indemnify, defend and hold harmless, us and each of our affiliates and each of our and our affiliates’ respective directors, officers and employees from and against all liabilities relating to, arising out of or resulting from: certain liabilities related to is businesses or assets as set forth in the Separation and Distribution Agreement and the failure of Cousins to pay any such liabilities in accordance with their terms; third-party claims relating to Cousins’ assets; guarantees, credit support arrangements or similar undertakings for the benefit of Cousins by us; and any liabilities arising from, or in connection with, the provision of any of the transition services, including the provision of information.

Neither we nor Cousins will be liable to the other for indirect, punitive, exemplary, remote, speculative or similar damages in excess of compensatory damages, other than liability with respect to a third-party claim.

Pursuant to the Separation and Distribution Agreement, for a period of two years after the closing of the merger, neither we nor Cousins, nor any of our or Cousins’ subsidiaries may, directly or indirectly, solicit for employment, employ or cause to leave the employ of the other party certain individuals designated in such party’s confidential disclosure letter to the Merger Agreement, including with respect to certain employees of Legacy Parkway that become our employees.

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CERTAIN TRANSACTIONS AND RELATIONSHIPS

The agreement provides exceptions for a party to make general solicitations for employment not specifically directed at the other party, its subsidiaries, affiliates or any of its employees, and hiring any person who responds to such solicitations or to solicit for employment, hire or employ any person referred to it by a third-party recruiter who has not been engaged for the purpose of specifically recruiting, nor been given instructions to recruit specifically, such designated individuals.

We and Cousins will use commercially reasonable efforts to obtain any consent or amendment required to novate or assign all liabilities to the appropriate party, based on the separation of liabilities described above. Additionally, each party will use commercially reasonable efforts to have the other party removed as the guarantor or obligor (and to remove any security interest over such other party’s assets serving as collateral) with respect to any obligations or liabilities of such party. To the extent the release or removal cannot be obtained, the party benefiting from the guarantee or obligation will indemnify and hold harmless the other from any liability arising from such guarantee or obligation, and will not renew or extend the term of, increase any obligations under, or transfer, the applicable obligation or liability.

Other matters governed by the Separation and Distribution Agreement include access to financial and other information, confidentiality, access to and provision of records, cooperation between the parties as to valuation, accounting, financial reporting and information technology matters following the spin-off and treatment of outstanding guarantees and similar credit support.

Tax Matters Agreement

The Tax Matters Agreement addresses the preparation and filing of tax returns, apportionment of taxes among us and Cousins, tax refunds, tax attributes and deductions, conduct of tax proceedings and the intended federal income tax characterization of the separation of the Houston Business and the spin-off, as well as the agreed upon reporting thereof.

Employee Matters Agreement

The Employee Matters Agreement allocates among us and Cousins liabilities and responsibilities relating to certain employee matters, employee compensation and employee benefits plans and programs and other related matters. Generally, under the Employee Matters Agreement, we assumed all liabilities under employee benefit plans that we establish and that we assumed from Legacy Parkway, all liabilities relating to our employees who transfer from Legacy Parkway regardless of when incurred (except to extent covered by insurance maintained by Cousins), and all liabilities relating to our employees who transferred from Cousins, to the extent incurred following the spin-off. We also assumed certain employee benefit plans and agreements of Cousins and Legacy Parkway, including employment agreements of Messrs. Heistand, Lipsey, Francis, and Bates, Legacy Parkway’s defined contribution profit-sharing plan with a salary deferral feature under Section 401(k) of the Code, and certain health and welfare plans. The Employee Matters Agreement also describes the treatment of outstanding equity awards and certain other outstanding cash incentive and commission awards and sets forth the general principles relating to employee matters.

Related-Party Transactions Policies and Procedures

The Board of Directors has adopted “Related Party Transactions Policies and Procedures,” which provide that the Audit Committee is responsible for the review, approval and ratification of transactions with executive officers, directors, nominees, greater than 5% beneficial owners of Common Stock, or immediate family members of any of the foregoing (“related persons”). The policy requires that any newly proposed transaction between us and a related person must be submitted to the Audit Committee for approval if the amount involved in the transaction is greater than $120,000 in a calendar year, we are a participant, and any related person has or will have a direct or indirect interest (other than solely as a result of being a director or a less than 10% beneficial owner of another entity) (“interested transactions”). If advance approval is not feasible, then the interested transaction will be considered for ratification at the next regularly scheduled meeting of the Audit Committee. In making its determination, the Audit Committee will consider, among other factors, whether the interested transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related person’s interest in the transaction. If an interested transaction will be ongoing, the Audit Committee may establish guidelines for our management to follow in its ongoing dealings with the related person. Ongoing interested transactions are reviewed by the Audit Committee on an annual basis. No director will participate in any discussion or approval of an interested transaction for which he or she is a related person, except to provide all material information concerning such interested transaction to the Audit Committee.

The Audit Committee has reviewed the types of interested transactions described below and determined that each of the following interested transactions shall be deemed to be pre-approved by the Audit Committee, even if the aggregate amount involved will exceed $120,000:

(i)

Any employment by us of an executive officer if (a) the related compensation is required to be disclosed in our proxy statement or (b) the executive officer is not an immediate family member of another executive officer or director of the

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Company, the related compensation would be reported in our proxy material if the executive officer was a “named executive officer,” and the Compensation Committee approved, or recommended that the Board of Directors approve, such compensation.

(ii)	Any compensation paid to a director if the compensation is required to be disclosed in our proxy statement.

(iii)	Any transaction where the related person’s interest arises solely from the ownership of Common Stock and all holders of Common Stock receive the same benefit on a pro rata basis.

(iv)	Any transaction with a related person involving services as a bank depositary of funds, transfer agent, registrar, trustee under a trust indenture, or similar services.

The Chair of the Audit Committee has the authority to pre-approve or ratify any interested transaction with a related person in which the aggregate amount involved is expected to be less than $500,000.

We entered into or succeeded to the transactions and matters described above under “Certain Transactions and Relationships” in connection with the merger of Legacy Parkway with and into Cousins and our spin-off from Cousins in October 2016. Therefore, these transactions and matters were approved directly or indirectly by our full board of Directors, rather than pursuant to our Related Party Transactions Policies and Procedures.

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Ownership of Company Stock

Security Ownership of Certain Beneficial Owners

To the best of our knowledge, no person or group (as those terms are used in Section 13(d)(3) of the Exchange Act) beneficially owned, as of March 24, 2017 (the record date for the Annual Meeting) more than 5% of the Common Stock, except as set forth in the following table.

Name and Address of Beneficial Owner	Number of Shares of Common Stock	Percent of Common Stock (1)
The Vanguard Group, Inc. (2) 100 Vanguard Boulevard Malvern, Pennsylvania 19355	6,900,546	14.0%
Blackrock, Inc. (3) 40 East 52nd Street New York, New York 10002	6,118,506	12.4%
TPG Funds (4)(5) 301 Commerce Street, Suite 3300 Fort Worth, Texas 76102	4,821,416	9.8%
The Bank of New York Mellon Corporation (6) 225 Liberty Street New York, New York 10286	3,549,315	7.2%
Vanguard Specialized Funds—Vanguard REIT Index Fund—23-2834924 (7) 100 Vanguard Boulevard Malvern, Pennsylvania 19355	3,351,413	6.8%
FMR LLC (8) 245 Summer Street Boston, Massachusetts 02210	2,890,161	5.9%

(1)	Based on 49,195,214 shares of Common Stock outstanding on March 24, 2017.

(2)	Based upon an amended Statement on Schedule 13G filed with the SEC on February 10, 2017, with respect to the Company, The Vanguard Group, Inc. has sole dispositive power with respect to 6,801,765 shares of Common Stock, shared dispositive power with respect to 98,781 shares of Common Stock, sole voting power with respect to 104,712 shares of Common Stock, and shared voting power with respect to 50,444 shares of Common Stock. The Statement on Schedule 13G further indicated that Vanguard Fiduciary Trust Company, a wholly owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of and directs the voting of 48,337 shares of Common Stock as a result of it serving as investment manager of collective trust accounts and that Vanguard Investments Australia, Ltd., a wholly owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 106,819 shares of Common Stock as a result of it serving as investment manager of Australian investment offerings.

(3)	Based upon a Statement on Schedule 13G filed with the SEC on January 17, 2017, with respect to the Company, Blackrock, Inc. has sole dispositive power with respect to 6,118,506 shares of Common Stock and sole voting power with respect to 6,005,503 shares of Common Stock. The Schedule 13G further indicated that several subsidiaries of Blackrock, Inc., listed in Exhibit A to that schedule, are beneficial owners of Common Stock. The Schedule 13G state that the following subsidiaries of Blackrock, Inc. acquired the securities reported on the schedule: BlackRock (Netherlands) B.V., BlackRock Advisors, LLC, BlackRock Asset Management Canada Limited, BlackRock Asset Management Ireland Limited, BlackRock Asset Management North Asia Limited, BlackRock Asset Management Schweiz AG, BlackRock Financial Management, Inc., BlackRock Fund Advisors, BlackRock Fund Managers Ltd, BlackRock Institutional Trust Company, N.A., BlackRock International Limited, BlackRock Investment Management (Australia) Limited, BlackRock Investment Management (UK) Ltd, BlackRock Investment Management, LLC and BlackRock Japan Co Ltd.

(4)	TPG Funds refers to TPG Pantera and TPG Management, collectively.

(5)

Total includes 4,808,454 shares held by TPG Pantera, whose general partner is TPG GenPar VI Delfir AIV, L.P., a Delaware limited partnership, whose general partner is TPG GenPar VI Delfir AIV Advisors, LLC, a Delaware limited liability company, whose sole member is TPG Holdings III, L.P., a Delaware limited partnership, whose general partner is TPG Holdings III-A, L.P., a Cayman Islands limited partnership, whose general partner is TPG Holdings III-A, Inc., a Cayman Islands corporation, whose sole shareholder is TPG Group Holdings (SBS), L.P., a Delaware limited partnership, whose general partner is TPG Group Holdings (SBS) Advisors, Inc., a Delaware corporation (“Group Advisors”). Total also includes 12,962 shares held by TPG

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Management, whose sole member is TPG Capital Advisors, LLC, a Delaware limited liability company, whose sole member is TPG Holdings II Sub, L.P., a Delaware limited partnership, whose general partner is TPG Holdings, II, L.P., a Delaware limited partnership, whose general partner is TPG Holdings II-A, LLC, a Delaware limited liability company, whose sole member is TPG Group Holdings (SBS), L.P., a Delaware limited partnership, whose general partner is Group Advisors. David Bonderman and James G. Coulter are officers and sole stockholders of Group Advisors and may therefore be deemed to beneficially own the shares held by the TPG Funds. Messrs. Bonderman and Coulter disclaim beneficial ownership of the shares held by the TPG Funds except to the extent of their pecuniary interest therein. The address of TPG Advisors VI, Inc., Group Advisors and Messrs. Bonderman and Coulter is c/o TPG Global, LLC, 301 Commerce Street, Suite 3300, Fort Worth, Texas 76102.

(6)	Based upon a Statement on Schedule 13G filed with the SEC on February 3, 2017, with respect to the Company, The Bank of New York Mellon Corporation has sole dispositive power with respect to 3,137,000 shares of Common Stock, shared dispositive power with respect to 408,411 shares of Common Stock, and sole voting power with respect to 2,669,984 shares of Common Stock. The Schedule 13G further indicated that several subsidiaries of The Bank of New York Mellon Corporation, listed in Exhibit I to that schedule, are beneficial owners of Common Stock. The Schedule 13G state that The Bank of New York Mellon Corporation and its following subsidiaries acquired the securities reported on the schedule: The Bank of New York Mellon (parent holding company of Mellon Overseas Investment Corporation; BNY International Financing Corporation; The Bank of New York Mellon SA/NV; Cutwater Holdings, LLC), BNY Mellon, National Association, The Bank of New York Mellon SA/NV (parent holding company of BNY Mellon Service Kapitalanlage-Gesellschaft mbH), The Boston Company Asset Management LLC, The Dreyfus Corporation (parent holding company of MBSC Securities Corporation), Lockwood Advisors, Inc., Mellon Capital Management Corporation, CenterSquare Investment Management Holdings, Inc.(parent holding company of CenterSquare Investment Management, Inc.), CenterSquare Investment Management, Inc., Pershing LLC, MAM (MA) Holding Trust (parent holding company of Standish Mellon Asset Management Company LLC; The Boston Company Asset Management LLC), MBC Investments Corporation (parent holding company of Mellon Capital Management Corporation; BNY Mellon Investment Management(Jersey) Ltd.; BNY Mellon Investment Management APAC LP), and Pershing Group LLC (parent holding company of Lockwood Advisors, Inc; Pershing LLC).

(7)	Based upon a Statement on Schedule 13G filed on February 13, 2017 with the SEC with respect to the Company, Vanguard Specialized Funds—Vanguard REIT Index Fund—23-2834924 does not have dispositive power with respect to any shares of Common Stock and sole voting power with respect to 3,351,413 shares of Common Stock.

(8)	Based upon a Statement on Schedule 13G filed on February 14, 2017 with the SEC with respect to the Company, FMR LLC, the parent company of Fidelity Management & Resource Company, has sole dispositive power with respect to 2,890,161 shares of Common Stock and sole voting power with respect to 1,503,381 shares of Common Stock.

Parkway, Inc. - 2017 Proxy Statement	52

OWNERSHIP OF COMPANY STOCK

Security Ownership of Management and Directors

The following table sets forth the shares of Common Stock, Limited Voting Stock and OP units beneficially owned, as of March 24, 2017 (the record date for the Annual Meeting), by each of our directors, nominees for director, and Named Executive Officers individually and as a group. The SEC has defined “beneficial ownership” of a security to mean the possession, directly or indirectly, of voting power or investment power over such security. A stockholder is also deemed to be, as of any date, the beneficial owner of all securities that such stockholder has the right to acquire within 60 days after that date through (a) the exercise of any option, warrant or right, (b) the conversion of a security, (c) the power to revoke a trust, discretionary account or similar arrangement, or (d) the automatic termination of a trust, discretionary account or similar arrangement. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, Common Stock subject to options or other rights (as set forth above) held by that person that are currently exercisable or will become exercisable within 60 days thereafter, are deemed outstanding, while such shares are not deemed outstanding for purposes of computing percentage ownership of any other person. Unless otherwise stated, each person has sole voting and investment power with respect to the shares of Common Stock, Limited Voting Stock and OP units set forth in the table. Unless otherwise indicated below, the address for our directors and executive officers is c/o Parkway, Inc., One Orlando Centre, 800 North Magnolia Avenue, Suite 1625, Orlando, Florida 32803.

Name	Total Common Stock and OP Units		Percent of Common Stock (1)	Percent of Common Stock and OP Units (1)	Limited Voting Stock	Percent of Limited Voting Stock (1)
Scott E. Francis	24,227	(2)	*	*	—	—
James R. Heistand	929,054	(3)	1.9%	1.9%	—	—
M. Jayson Lipsey	174,729	(4)	*	*	—	—
Avi Banyasz (5)	—		*	*	—	—
James H. Hance, Jr.	11,720		*	*	—	—
Frank J. “Tripp” Johnson, III (6)	—		*	*	—	—
Craig B. Jones	10,371		*	*	—	—
R. Dary Stone	23,557		*	*	—	—
James A. Thomas	1,262,358	(7)	2.6%	2.5%	858,417	100%
All Named Executive Officers and directors as a group (nine people)	2,436,016		5.0%	4.9%	858,417	100%

*	Less than 1%.

(1)	Based on 49,195,214 shares of Common Stock, 858,417 shares of Limited Voting Stock and 1,020,862 OP units outstanding, excluding OP units held directly or indirectly by the Company, on March 24, 2017 (the record date for the Annual Meeting).

(2)	Includes OP units that are convertible into 5,306 shares of Common Stock at the holder’s election. Excludes 53,304 RSUs, each of which represents a right to receive one share of Common Stock upon vesting.

(3)	Includes (A) 44,596 shares of Common Stock pledged as security for a line of credit with TD Ameritrade, which pledge was in place prior to the spin-off, (B) fully vested options to purchase 557,526 shares of Common Stock, and (C) OP units that are convertible into 13,937 shares of Common Stock at the holder’s election. Excludes 147,917 RSUs, each of which represents a right to receive one share of Common Stock upon vesting.

(4)	Includes (A) fully vested options to purchase approximately 132,045 shares of Common Stock, and (B) OP units that are convertible into 7,262 shares of Common Stock at the holder’s election. Excludes 70,623 RSUs, each of which represents a right to receive one share of Common Stock upon vesting.

(5)	Mr. Banyasz is a TPG Nominated Director. Mr. Banyasz does not have voting or investment power over, and disclaims beneficial ownership of, the shares held by TPG Pantera and TPG Management. The address for Mr. Banyasz is c/o TPG Global, LLC, 301 Commerce Street, Suite 3300, Fort Worth, Texas 76102.

(6)	Mr. Johnson is a TPG Nominated Director. Mr. Johnson does not have voting or investment power over, and disclaims beneficial ownership of, the shares held by TPG Pantera and TPG Management. The address for Mr. Johnson III is c/o TPG Global, LLC, 301 Commerce Street, Suite 3300, Fort Worth, Texas 76102.

(7)	Includes 1,683 shares held in trust for the benefit of immediate family members, of which Mr. Thomas disclaims beneficial ownership, except to the extent of his pecuniary interest, and 858,420 OP units.

53	Parkway, Inc. - 2017 Proxy Statement

OWNERSHIP OF COMPANY STOCK

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors, officers and more than 10% stockholders to file reports with the SEC to report a change in ownership within two business days following the day on which the transaction occurs. Based on a review of the copies of such reports furnished to us, we believe that, during 2016, all transactions were timely filed.

Parkway, Inc. - 2017 Proxy Statement	54

Other Matters

So far as management of the Company is aware, no matters other than those outlined in this Proxy Statement will be presented at the Annual Meeting for action on the part of the stockholders. If any other matters are properly brought before the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote thereon the shares of Common Stock to which the proxy relates in accordance with their best judgment.

BY ORDER OF THE BOARD OF DIRECTORS

A. Noni Holmes-Kidd
Vice President, General Counsel and Secretary Houston, Texas

55	Parkway, Inc. - 2017 Proxy Statement

APPENDIX A

PARKWAY, INC.

2017 EMPLOYEE STOCK PURCHASE PLAN

1. Introduction and Purpose; Restatement

1.1 Under this Plan, Parkway gives Eligible Directors and Eligible Employees an opportunity to purchase stock on a systematic basis at a discount. Parkway has adopted this Plan to encourage Stock ownership by Eligible Directors and Eligible Employees in the belief that Stock ownership will reinforce directors’ and employees’ interest in the success of Parkway.

1.2 This document is adopted by the Board of Directors of Parkway on February 28, 2017, subject to, and effective as of, stockholder approval at the 2017 Annual Meeting of Stockholders.

2. Definitions.

2.1 “Account” shall mean the bookkeeping account to be maintained by the Plan Administrator for each Participant for each Purchase Period to record the payments made by the Participant to purchase Stock under the Plan.

2.2 “Board” shall mean the Board of Directors of Parkway.

2.3 “Committee” shall mean the Compensation Committee of the Board or the successor to that committee.

2.4 “Election Form” shall mean the form an Eligible Director or Eligible Employee must complete and timely file with the Plan Administrator to make any of the elections available to Eligible Directors or Eligible Employees under the Plan.

2.5 “Eligible Director” shall mean an individual (other than an employee of Parkway or a Participating Employer) who is a member of the Board; provided, however, that an Eligible Director shall not include a director who owns at any time during a Purchase Period stock possessing 5% or more of the total combined voting power or value of all classes of stock of Parkway based on the ownership rules set forth in Sections 423(b)(3) and 424 of the Internal Revenue Code of 1986, as amended.

2.6 “Eligible Employee” shall mean an employee of Parkway or a Participating Employer who is shown on the payroll records of Parkway or a Participating Employer as a common law employee regularly scheduled to work at least 20 hours per week; provided, however, that an Eligible Employee shall not include an employee who owns at any time during a Purchase Period stock possessing 5% or more of the total combined voting power or value of all classes of stock of Parkway based on the ownership rules set forth in Sections 423(b)(3) and 424 of the Internal Revenue Code of 1986, as amended.

An employee who otherwise satisfies the definition of Eligible Employee shall continue to be considered an Eligible Employee during any period for which the employee is absent from work on an approved leave of absence or short-term disability (as determined by Parkway).

2.7 “Fair Market Value” of a share of Stock shall mean, on any date:

(a) If the Stock is (i) listed on any established securities exchange (such as the New York Stock Exchange, the NASDAQ Global Market, and the NASDAQ Global Select Market), (ii) listed on any national market system, or (iii) listed, quoted, or traded on any automated quotation system, the Fair Market Value shall be the closing sales price for a share of Stock as quoted on such exchange or system for such date or, if there is no closing sales price for a share of Stock on the date in question, the closing sales price for a share of Stock on the last preceding date for which such quotation exists, as reported in The Wall Street Journal or such other source as the Committee deems reliable,

(b) If the Stock is not listed on an established securities exchange, national market system, or automated quotation system, but the Stock is regularly quoted by a recognized securities dealer, the Fair Market Value shall be the average of the mean of the high bid and low asked prices for such date or, if there are no high bid and low asked prices for a share of Stock on such date, the high bid and low asked prices for a share of Stock on the last preceding date for which such information exists, as reported in The Wall Street Journal or such other source as the Committee deems reliable, or

(c) If the Stock is neither listed on an established securities exchange, national market system, or automated quotation system nor regularly quoted by a recognized securities dealer, the Fair Market Value shall be established by the Committee in good faith by the reasonable application of a reasonable valuation method, in a manner consistent with Section 409A of the Internal Revenue Code of 1986, as amended.

2.8 “Offer Date” shall mean the first Trading Day of a Purchase Period.

2.9 “Participant” shall mean (a), for a given Purchase Period, an Eligible Director or Eligible Employee who has elected to purchase Stock in accordance with Section 7 in that Purchase Period and (b), for any period, any individual for whom Stock is held before delivery under Section 10.

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APPENDIX A

2.10 “Participating Employer” shall mean Parkway and any organization owned in whole or in part, directly or indirectly, by Parkway that is designated as a Participating Employer by the Committee.

2.11 “Plan” shall mean this Parkway, Inc. 2017 Employee Stock Purchase Plan, as amended from time to time.

2.12 “Plan Administrator” shall mean Parkway or Parkway’s delegate (including, but not limited to, any third-party administrator selected by Parkway).

2.13 “Parkway” shall mean Parkway, Inc., a corporation incorporated under the laws of the State of Maryland, and any successor to Parkway.

2.14 “Purchase Date” shall mean the last Trading Day of a Purchase Period.

2.15 “Purchase Period” shall mean a period set by the Committee. Unless changed by the Committee, the first Purchase Period shall begin on June 1, 2017, and end on August 31, 2017, and, after that, unless changed by the Committee, there shall be four Purchase Periods ending in each year, one beginning on September 1 and ending on the following November 30, one beginning on December 1 and ending on the following February 28 (or February 29, if applicable), one beginning on March 1 and ending on the following May 31, and the final one beginning on June 1 and ending on the following August 31. The Committee may not change the ending date of a Purchase Period once the Purchase Period has begun.

2.16 “Purchase Price” shall mean, for a given Purchase Period, a price equal to 85 percent of the average Fair Market Value of a share of Stock on the last five Trading Days of the Purchase Period.

2.17 “Rule 16b-3” shall mean Rule 16b-3 to Section 16(b) of the Securities Exchange Act of 1934, as amended, or any successor to such rule.

2.18 “Stock” shall mean the $0.001 par value common stock of Parkway.

2.19 “Trading Day” means a day on which an established securities exchange (such as the New York Stock Exchange, the NASDAQ Global Market, and the NASDAQ Global Select Market) is open for trading.

3. Shares Available Under the Plan. There shall be (subject to Section 13) a total of 200,000 shares of Stock available for issuance under the Plan as of the effective date described in Section 4. Parkway shall issue shares of Stock from authorized but unissued shares or from shares reacquired by Parkway, as Parkway determines is appropriate from time to time.

4. Effective Date and Term of Plan. The effective date of the Plan shall be the date the stockholders of Parkway approve the adoption of the Plan at the 2017 Annual Meeting of Stockholders. No Purchase Periods under the Plan shall begin after May 31, 2027, and the Plan shall continue in effect after that date only until all shares of Stock purchased under the Plan have been delivered pursuant to Section 10.

5. Administration. The Committee shall administer the Plan. The Committee shall have all the powers vested in it by the terms of the Plan. The Committee shall have full authority to interpret the Plan and any Election Forms and offers to sell Stock under the Plan, to prescribe, amend, and rescind rules and regulations relating to the Plan, and to make any determinations it believes necessary or advisable for the administration of the Plan. The Committee may correct any defect or supply any omission or reconcile any inconsistency in the Plan or in any Election Form or offer to sell Stock in the manner and to the extent the Committee deems desirable. Any decision of the Committee in the administration of the Plan shall be in its sole discretion and conclusive. The Committee may act only by a majority of its members in office, except that the members of the Committee may authorize any one or more of its members or any officer of the Company to execute and deliver documents on behalf of the Committee. The Committee may delegate the duty to perform any administrative functions to the extent it finds appropriate.

6. Offer To Sell Stock; Holding Period Condition. Unless the Committee determines otherwise with respect to a Purchase Period, Parkway offers to sell, and Participants shall have the right to purchase, shares of Stock in accordance with and subject to the terms of the Plan.

Unless the Committee determines otherwise, a Participant’s right to purchase shares of Stock under the Plan shall be subject to the condition that the Participant agrees (a) to hold and not dispose of the shares for a period set by the Committee of six or more months from the Purchase Date for the shares, provided that the holding period shall end automatically on the termination of the Participant’s employment with all Participating Employers, and (b) to have the shares held, for the holding period, by the transfer agent or broker designated by Parkway subject to such terms for dividend reinvestment as Parkway may specify.

Parkway, Inc. - 2017 Proxy Statement	A-2

APPENDIX A

7. Participation.

7.1 Requirements. Each individual who is an Eligible Director or an Eligible Employee on the Offer Date for a Purchase Period shall be (subject to Section 7.3) a Participant in the Plan for the Purchase Period if:

(a) the individual properly completes and files an Election Form to elect to participate in the Plan with the Plan Administrator by the Purchase Date for the Purchase Period,

(b) the individual deposits, either through payroll deduction, cash payment, or, subject to conditions prescribed by the Committee, dividends on Stock held under the Plan, the amount of his or her desired purchase payment by the Purchase Date for the Purchase Period, subject to any minimum requirements and the maximum under the Plan, and

(c) the individual’s service as an Eligible Director or employment as an Eligible Employee continues uninterrupted through the Purchase Date for the Purchase Period.

The Committee may establish rules requiring that, to be taken into account for a Purchase Period, an Election Form be filed and deposits made by a designated date before the Offer Date or Purchase Date for the Purchase Period, and rules governing when elections authorizing, or changing or revoking the authorization of, payroll deductions shall be effective.

An Election Form shall require a Participant to agree to the conditions described in Section 6 (regarding the agreement not to dispose of Stock, and to have Stock held by a designated transfer agent or broker, during a specified holding period) and to the delivery of Stock pursuant to Section 10. An Election Form may require a Participant to provide such information and to agree to take such other action as the Committee deems necessary or appropriate in light of the purpose of the Plan or for the orderly administration of the Plan.

7.2 Continuing Election. An election made on an Election Form shall continue in effect until amended or revoked under Section 8.

7.3 Termination. A Participant’s status as a Participant shall terminate for a Purchase Period when the Participant’s Account is withdrawn under Section 8, his or her employment as an Eligible Employee or service as an Eligible Director terminates, or, in the discretion of the Committee, at any time the Committee suspects the Participant is purchasing Stock through the Plan without a view towards investment or is otherwise not complying with the required holding period for Stock purchased through the Plan.

8. Payment Elections.

8.1 Initial Payment Elections. A Participant’s Election Form shall specify the payment he or she proposes to make for the related Purchase Period, expressed either as a dollar amount the Participant proposes to deposit in cash or as a dollar amount (or, in the discretion of the Plan Administrator, as a percentage) of the Participant’s pay, in which case the Election Form shall authorize the Participant’s Participating Employer to deduct that amount or percentage from the Participant’s pay for on each pay date remaining during the Purchase Period (or as a combination of cash deposit and payroll deduction payments), provided

(a) the Committee may establish a minimum payment a Participant may make for purchases under the Plan for a Purchase Period, and

(b) the maximum payment a Participant may make for purchases under the Plan in any calendar year shall be $25,000. A Participant may request a waiver of this payment limit by submitting a written request to the Committee. The Committee, in its discretion, may grant or deny a request for waiver for any or no reason.

8.2 Amending and Revoking Elections. A Participant may amend or revoke an Election Form at any time. An amendment or revocation shall be effective for a given Purchase Period if timely filed under Section 7.1. In addition, a Participant may amend or revoke his or her Election Form during a Purchase Period to reduce or to stop his or her payments, and such election shall be effective immediately for cash deposits and as soon as practicable after the Plan Administrator actually receives the amended Election Form for payroll deductions.

8.3 Withdrawals. A Participant may at any time before the end of a Purchase Period withdraw (without interest) all or any part of the payments credited to his or her Account for the Purchase Period by delivering an amended Election Form to the Plan Administrator before the Purchase Date for the Purchase Period. A withdrawal shall be deducted from the Participant’s Account as of the date the Plan Administrator receives the amended Election Form, and the actual withdrawal shall be effected by the Plan Administrator as soon as practicable after such date. If a Participant elects to withdraw all of his or her Account under this Section 8.3, his or her status as a Participant shall terminate as of the date the Plan Administrator receives the election.

The Committee may establish rules requiring that, to be given effect, an Election Form electing a withdrawal must be filed by a designated date before the Purchase Date for the Purchase Period.

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APPENDIX A

8.4 Account Credits and General Assets. All payroll deductions made for a Participant shall be credited to his or her Account as of the pay date for the pay period for which the deduction is made. All payments made by a Participant to purchase Stock under the Plan, whether in cash or through payroll deductions, shall be held by Parkway or by such Participant’s Participating Employer, as agent for Parkway. All such payments shall be held as part of the general assets of Parkway and shall not be held in trust or otherwise segregated from Parkway’s general assets. No interest shall be paid or accrued on any such payments. A Participant’s right to the payments credited to his or her Account shall be that of a general and unsecured creditor of Parkway.

8.5 Automatic Refunds.

(a) The balance credited to the Account of an Eligible Director automatically shall be refunded in full (without interest) if his or her status as a member of the Board terminates for any reason before the Purchase Date for a Purchase Period, and the balance credited to the Account of an Eligible Employee automatically shall be refunded in full (without interest) if his or her status as an Eligible Employee terminates for any reason before the Purchase Date for a Purchase Period (including, but not limited to, as a result of the employee’s failure to satisfy the eligibility requirements under the Plan during a Purchase Period). Refunds shall be made as soon as practicable after the Plan Administrator has actual notice of any such termination. An individual’s status as a Participant under the Plan shall terminate at the same time as his or her status as an Eligible Director or Eligible Employee terminates.

(b) If on the Purchase Date for a Purchase Period the balance credited to the Account of a Participant does not equal or exceed the minimum dollar amount, if any, required under the Plan, then the balance automatically shall be credited to the Participant’s Account for the next Purchase Period, subject to the withdrawal provisions of Section 8.3.

9. Purchase of Stock.

9.1 General Rule. If a Participant is an Eligible Director or an Eligible Employee through the Purchase Date for a Purchase Period, the balance credited to his or her Account as of the Purchase Date for the Purchase Period automatically shall be applied to purchase whole shares of Stock at the Purchase Price for Stock for that Purchase Period (subject to any adjustments necessary to satisfy a tax withholding obligation pursuant to Section 21). Any amount remaining in a Participant’s Account that represents the Purchase Price for a fractional share which could not be purchased by reason of the foregoing sentence shall be either: (i) refunded to the Participant in cash, without interest, or (ii) with the Participant’s consent, carried over in the Participant’s Account to the next Purchase Period. No brokerage commissions shall be charged to Participants for purchases made under the Plan.

9.2 Insufficient Number of Shares of Stock. If the number of shares of Stock available for issuance under the Plan is insufficient to cover the number of shares that Participants’ payments would purchase for a Purchase Period, then the number of shares of Stock a Participant would otherwise purchase on the Purchase Date for the Purchase Period shall be reduced to the number of shares determined by multiplying the number of remaining shares of Stock available under the Plan by a fraction, the numerator of which shall be the number of shares of Stock the Participant would have purchased on the Purchase Date (if there had been sufficient shares) and the denominator of which shall be the total number of shares of Stock all Participants would have purchased on the Purchase Date (if there had been sufficient shares).

10. Delivery. As soon as practicable after the end of a Purchase Period, Parkway shall deliver the Stock purchased by a Participant for that Purchase Period to a broker or transfer agent designated by Parkway, to be held for the benefit of the Participant. No Participant (or any person who makes a claim for, on behalf of, or in place of a Participant) shall have any interest in any shares of Stock under the Plan until such shares have been so delivered for the benefit of such person. Parkway shall determine the terms under which Stock shall be held by the designated broker or transfer agent for the holding period specified under Section 6.

11. Death of Participant. On the death of a Participant any balance credited to his or her Account and any undelivered Stock purchased for the Participant under the Plan shall be delivered to Participant’s estate or the person to whom the Participant’s rights are transferred by will or under the laws of descent and distribution, as the case may be, free of all restrictions, provided, however, that no delivery shall be made before the estate or such other person has provided for satisfaction of any federal, state, and local income and employment tax withholding obligation incurred by Parkway or the Participant’s Participating Employer in connection with the delivery of the shares.

12. Transferability. Neither the balance credited to a Participant’s Account nor any rights to receive shares of Stock under the Plan may be assigned, encumbered, alienated, transferred, pledged, or otherwise disposed of in any way by a Participant, and any attempt to do so shall be without effect.

13. Adjustment. The Committee shall adjust the number, kind, or class (or any combination thereof) of shares of Stock available under Section 3 and the Purchase Price for such shares of Stock in an equitable manner to reflect any change in the capitalization of Parkway, including, but not limited to, such changes as stock dividends or stock splits.

Parkway, Inc. - 2017Proxy Statement	A-4

APPENDIX A

14. Securities Registration. Parkway reserves the right to require a Participant, as a condition to the receipt of shares of Stock under the Plan, to agree to hold such shares of Stock for investment and not with a view of resale or distribution to the public and, if so requested by Parkway, to deliver to Parkway a written statement satisfactory to Parkway to that effect. Furthermore, if so requested by Parkway, the Participant shall make a written representation to Parkway that he or she will not sell or offer for sale any of such Stock unless a registration statement shall be in effect with respect to such Stock under the Securities Act of 1933 and any applicable state securities law or the Participant shall have furnished to Parkway an opinion in form and substance satisfactory to Parkway of legal counsel satisfactory to Parkway that such registration is not required. Certificates representing the Stock transferred under the Plan may at the discretion of Parkway bear a legend to the effect that such Stock has not been registered under the Securities Act of 1933 or any applicable state securities law and that such Stock cannot be sold or offered for sale in the absence of an effective registration statement as to such Stock under the Securities Act of 1933 and any applicable state securities law or an opinion in form and substance satisfactory to Parkway of legal counsel satisfactory to Parkway that such registration is not required.

15. Compliance with Rule 16b-3. Parkway shall have the right to withhold or otherwise restrict its offer to sell Stock or the transfer of any Stock or cash under the Plan to a Participant as Parkway deems appropriate to satisfy any condition or requirement under Rule 16b-3 to the extent Rule 16 of the Securities Exchange Act of 1934 might be applicable to such offer or transfer.

16. Amendment of Plan. The Board may amend the Plan in any respect, provided, however, that without the approval of the stockholders of the Company the Board may not, except as provided in Section 13, increase the maximum number of shares of Stock that may be issued under the Plan as set forth in Section 3 or decrease the Purchase Price of shares of Stock offered under the Plan.

The Board may also terminate the Plan and any Purchase Period at any time (together with any related offer to sell Stock and payment elections) or may terminate any Purchase Period (together with any related offer to sell Stock and payment elections) at any time.

17. Notices. All Election Forms and other communications from a Participant to the Plan Administrator under, or in connection with, the Plan shall be deemed to have been filed with the Plan Administrator when actually received in the form specified by the Plan Administrator at the location, or by the person, designated by the Plan Administrator for the receipt of any such Election Form and communications.

18. No Right to Continued Employment. Nothing in the Plan shall confer upon any employee the right to continue in the employ of the Company or restrict the right of Parkway or a Participating Employer to terminate the employment of any employee, nor shall anything in the Plan confer upon any member of the Board the right to continue in that position.

19. Employment Transfers. No Eligible Employee’s employment shall be treated as terminated under the Plan as a result of a transfer between, or among, Parkway and any other Participating Employer.

20. Stockholder Approval. If Parkway’s stockholders fail to approve the adoption of the Plan at the 2017 Annual Meeting of Stockholders, the Plan shall automatically terminate.

21. Withholding. Participation in the Plan is subject to the condition that the Participant consents to whatever action the Plan Administrator directs to satisfy any federal, state, and local income and payroll tax withholding requirements the Plan Administrator in its discretion deems applicable to the purchase of Stock under the Plan, which may include withholding from any compensation payable to the Participant.

22. Construction. The Plan shall be construed in accordance with the laws of the State of Maryland.

*    *    *

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APPENDIX B

PARKWAY, INC.

AND PARKWAY OPERATING PARTNERSHIP LP

2016 OMNIBUS EQUITY INCENTIVE PLAN

1. Introduction.

Parkway, Inc., a Maryland real estate investment trust (and its successors, the “Company”), established this Parkway, Inc. and Parkway Operating Partnership LP 2016 Omnibus Equity Incentive Plan (as it may be amended from time to time, the “Plan”), effective as of immediately prior to the Distribution (as defined below).

2. Purpose.

The purposes of the Plan are to promote the growth and success of the Company and Parkway Operating Partnership LP (the “Partnership”) by aligning the interests of Employees, Directors, and Consultants with those of the Company’s shareholders and to attract, retain, and reward Employees, Directors, and Consultants. To serve these purposes, the Plan offers equity-based incentive awards.

3. Definitions.

As used in this Plan:

(a) “Assumed Shares” shall have the meaning set forth in Section 5(a).

(b) “Award” shall mean a grant under the Plan of Options (either Incentive Stock Options or Nonstatutory Stock Options), Stock Appreciation Rights, Restricted Shares, Restricted Share Units, Profits Interest Units, Dividend Equivalents, other Share-based awards (as described in Section 12), or cash.

(c) “Award Agreement” shall mean a written agreement entered into between the Company and a Participant or other documentation issued by the Company, in either case setting forth the terms and conditions applicable to an Award granted under the Plan. An Award Agreement shall be subject to the terms of the Plan.

(d) “Board of Directors” or “Board” shall mean the Board of Directors of the Company.

(e) “Cause” shall mean, with respect to a Participant, unless otherwise provided in an applicable agreement between such Participant and the Company, the Partnership, or a Subsidiary, (i) the Participant’s continued failure to perform material responsibilities and duties toward the Company (other than any such failure resulting from the Participant’s incapacity due to physical or mental illness); (ii) the Participant’s engaging in willful or reckless conduct that is demonstrably injurious to the Company monetarily or otherwise; (iii) the Participant’s conviction of, or pleading guilty or nolo contendere to, a felony; or (iv) the Participant’s commission or omission of any act that is materially inimical to the best interests of the Company and that constitutes on the part of the Participant common law fraud or malfeasance, misfeasance, or nonfeasance of duty; provided, however, that Cause shall not include the Participant’s lack of professional qualifications. For purposes of this Plan, an act, or failure to act, on the Participant’s part shall be considered “willful” or “reckless” only if done, or omitted, by the Participant not in good faith and without reasonable belief that the action or omission was in the best interest of the Company.

(f) “Change in Control” of the Company shall mean and shall be deemed to have occurred if (i) any Person is or becomes a beneficial owner (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing forty-five percent (45%) or more of the combined voting power of the Company’s then outstanding securities; or (ii) the Company closes on a merger or consolidation with any other Person, other than a merger or consolidation that would result in the voting securities of the Company outstanding immediately before the merger or consolidation continuing to represent (either by remaining outstanding or by being converted into voting securities of such surviving entity) more than fifty-five percent (55%) of the combined voting power of the voting securities of the Company or of such surviving entity outstanding immediately after such merger or consolidation; or (iii) the Company closes on an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets; or (iv) there has been a change in fifty percent (50%) or more of the voting power of the members of the Board in any rolling twelve (12)-month period, provided that any new directors whose election by the Board or whose nomination by the Board for election by the shareholders of the Company was approved by a vote of at least a majority of the members of the Board shall not constitute a change in voting power of the members of the Board.

(g) “Change in Control Treatment” shall have the meaning set forth in Section 15(b).

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(h) “Committee” shall mean a committee of the Board of Directors of the Company, which committee shall be composed of those members of the Compensation Committee of the Board of Directors who are (i) non-employee directors, as that term is defined in Rule 16b-3 under the Exchange Act, (ii) outside directors, as that term is defined for the purposes of Internal Revenue Code section 162(m), and (iii) for so long as the Shares are listed on the New York Stock Exchange, independent directors, as that term is defined in Section 303A of the New York Stock Exchange Listed Company Manual; provided that, should there be fewer than two (2) members of the Compensation Committee who are non-employee directors, outside directors, and independent directors, the Committee shall be composed of two (2) or more members of the Board of Directors designated by the Board who are non-employee directors, outside directors, and independent directors, including anyone who is a member of the Compensation Committee.

(i) “Common Shares” or “Shares” shall mean the shares of common stock, par value $0.001 per share, of the Company, or such other securities or property as may become subject to Awards pursuant to an adjustment made under Section 14.

(j) “Consultant” shall mean any consultant or advisor of the Company, the Partnership, or any Subsidiary who qualifies as a consultant or advisor under the applicable rules of the Form S-8 Registration Statement.

(k) “Cousins” shall mean Cousins Properties Incorporated, a Georgia corporation.

(l) “Director” shall mean a member of the Board of Directors of the Company.

(m) “Distribution” shall mean the distribution by Cousins to the shareholders of Cousins (which includes the legacy shareholders of Legacy Parkway) of all of the outstanding Common Shares of the Company owned by Cousins pursuant to the Separation and Distribution Agreement.

(n) “Dividend Equivalent” shall mean a right to receive the equivalent value (in cash or Shares) of dividends paid on Shares, awarded under Section 12(b) hereof.

(o) “Effective Date” shall have the meaning of the “Distribution Date,” as it is defined in the Separation and Distribution Agreement.

(p) “Employee” shall mean, for Awards other than Incentive Stock Options, an employee of the Company, the Partnership, or a Subsidiary, and for Incentive Stock Options, an employee of the Company or a subsidiary (within the meaning of Code section 424).

(q) “Employee Matters Agreement” shall mean that certain Employee Matters Agreement, by and between Cousins Properties Incorporated, Cousins Properties LP, Clinic Sub, Inc., Parkway Properties, Inc., Parkway Properties LP, Parkway Properties General Partners, Inc., the Company, and the Partnership, dated as of October 5, 2016.

(r) “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, or any successor thereto.

(s) “Fair Market Value” of a Common Share shall mean, on a given date:

(i) If the Common Shares are (A) listed on any established securities exchange (such as the New York Stock Exchange, the NASDAQ Global Market, and the NASDAQ Global Select Market), (B) listed on any national market system, or (C) listed, quoted, or traded on any automated quotation system, the Fair Market Value shall be the closing sales price for a Share as quoted on such exchange or system for such date or, if there is no closing sales price for a Share on the date in question, the closing sales price for a Share on the last preceding date for which such quotation exists, as reported in The Wall Street Journal or such other source as the Committee deems reliable;

(ii) If the Common Shares are not listed on an established securities exchange, national market system, or automated quotation system, but the Common Shares are regularly quoted by a recognized securities dealer, the Fair Market Value shall be the average of the mean of the high bid and low asked prices for such date or, if there are no high bid and low asked prices for a Share on such date, the high bid and low asked prices for a Share on the last preceding date for which such information exists, as reported in The Wall Street Journal or such other source as the Committee deems reliable; or

(iii) If the Common Shares are neither listed on an established securities exchange, national market system, or automated quotation system nor regularly quoted by a recognized securities dealer, the Fair Market Value shall be established by the Committee in good faith by the reasonable application of a reasonable valuation method, in a manner consistent with Code section 409A.

(t) “Family Member” shall mean, with respect to any Participant as of any date of determination, (i) a person who is a spouse, former spouse, child, stepchild, grandchild, parent, stepparent, grandparent, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother, sister, brother-in-law, or sister-in-law, including adoptive relationships, of the Participant; (ii) any person sharing the Participant’s household (other than a tenant or employee); (iii) a trust in which any one or more of the persons specified in

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clauses (i) and (ii) above (and such Participant) own more than fifty percent (50%) of the beneficial interest; (iv) a foundation in which any one or more of the persons specified in clauses (i) and (ii) above (and such Participant) control the management of assets; and (v) any other entity in which one or more of the persons specified in clauses (i) and (ii) above (and such Participant) own more than fifty percent (50%) of the voting interests.

(u) “Good Reason” shall mean, with respect to a Participant, unless otherwise provided in an applicable agreement between such Participant and the Company, the Partnership, or a Subsidiary, the occurrence of any of the following:

(i) the material diminution, following a Change in Control, of the Participant’s authority, duties, or responsibilities;

(ii) a material diminution by the Company in the Participant’s base salary in effect immediately before a Change in Control; or

(iii) a change of the Participant’s principal place of employment to a location more than fifty (50) miles from such principal place of employment as of immediately before a Change in Control, except for required travel on the Company’s business to an extent substantially consistent with the business travel obligations which the Participant undertook on behalf of the Company as of immediately before a Change in Control.

A termination for Good Reason must be communicated by the Participant to the Company by written notice that specifies the event or events claimed to provide a basis for termination for Good Reason; provided that the Participant’s written notice must be tendered within ninety (90) days of the first occurrence of such event or events and provided further that the Company shall have failed to remedy such act or omission within thirty (30) days following its receipt of such notice and the Participant actually terminates Service within fourteen (14) days after the Company’s failure to timely remedy such act or omission.

(v) “Incentive Stock Option” or “ISO” shall mean an incentive stock option as defined in Internal Revenue Code section 422.

(w) “Internal Revenue Code” or “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, or any successor thereto, and any regulations promulgated thereunder.

(x) “Legacy Parkway” shall mean Parkway Properties, Inc., a Maryland real estate investment trust.

(y) “Legacy Parkway Equity Plan” shall mean the Parkway Properties, Inc. and Parkway Properties LP 2015 Omnibus Equity Incentive Plan, as amended, and any successor thereto.

(z) “Merger Agreement” shall mean that certain Agreement and Plan of Merger, dated as of April 28, 2016, by and among Legacy Parkway, Parkway Properties LP, Cousins, and Clinic Sub Inc.

(aa) “Misconduct” shall mean conduct of a Participant that, in the Committee’s judgment, constitutes:

(i) a commission of an act of theft, embezzlement, fraud, dishonesty, or other criminal act, harmful to the Company, the Partnership, or a Subsidiary,

(ii) a breach of a fiduciary duty owed to the Company, the Partnership, or a Subsidiary,

(iii) a deliberate and serious disregard of rules of the Company, the Partnership, or a Subsidiary,

(iv) an unauthorized disclosure of any of the trade secrets or confidential information of the Company, the Partnership, or a Subsidiary,

(v) competition with the Company, the Partnership, or a Subsidiary, or

(vi) “cause” as defined in any other agreement between the Company, the Partnership, or a Subsidiary, on the one hand, and such Participant, on the other hand.

(bb) “New Shares” shall have the meaning set forth in Section 5(a).

(cc) “Non-Employee Director” shall mean a Director who is not also an Employee.

(dd) “Non-Employee Director Compensation Policy” shall have the meaning set forth in Section 13.

(ee) “Nonstatutory Stock Option” shall mean an Option that is not an Incentive Stock Option.

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(ff) “Option” shall mean an option awarded pursuant to Section 8 to purchase a Common Share and may refer to an Incentive Stock Option or a Nonstatutory Stock Option.

(gg) “Participant” shall mean an Employee, Director, or Consultant who holds an outstanding Award under the Plan.

(hh) “Partnership Agreement” shall mean the Agreement of Limited Partnership of Parkway Operating Partnership LP, as amended from time to time.

(ii) “Performance Goal” shall mean an objective test of performance based on one or more of the following criteria: (i) revenue; (ii) earnings; (iii) net earnings; (iv) operating earnings; (v) earnings before taxes; (vi) earnings before income tax expense, interest expense, and depreciation and amortization expense (EBITDA); (vii) earnings per Share; (viii) stock price; (ix) costs; (x) return on equity; (xi) return on assets; (xii) assets management; (xiii) asset quality; (xiv) asset growth; (xv) budget achievement; (xvi) net operating income (NOI); (xvii) average occupancy; (xviii) year-end occupancy; (xix) funds from operations (FFO); (xx) adjusted funds from operations (AFFO); (xxi) funds available for distribution (FAD); (xxii) dividend or FAD payment; (xxiii) total shareholder return on an absolute basis or a relative basis measured against comparable peers or a real estate index; (xxiv) leverage ratios; (xxv) capital expenditures; (xxvi) customer satisfaction survey results; (xxvii) property operating expense savings; (xxviii) design, development, permitting, or other progress on designated properties; (xxix) third-party fee generation; (xxx) leasing goals; (xxxi) goals relating to mergers and acquisitions or divestitures, targeted financing, or capital market objectives; (xxxii) lease retention; (xxxiii) liability management; (xxxiv) credit management; (xxxv) certain levels of operating expense; (xxxvi) growth in assets, unit volume, revenue, sales, or market share; or (xxxvii) strategic business criteria consisting of one or more objectives based on meeting specified revenue goals, market penetration goals, geographic business expansion goals, or cost targets. Performance Goals may differ from Participant to Participant and Award to Award and may be established for the Company as a whole, on a per Share basis, or for the Company’s various properties, groups, divisions, or Subsidiaries, or the Partnership, or a combination of them. Performance Goals may be based on absolute performance or on performance relative to performance of unrelated businesses specified by the Committee, on other external measures of the selected performance criteria, or on comparison to any prior period or to budget or target. All calculations and financial accounting matters relevant to this Plan and to which generally accepted accounting principles (GAAP) apply shall be determined in accordance with GAAP as in effect on the date of an Award, except as otherwise specified by the Committee. For example, the Committee may specify that the measurement of performance shall include or exclude particular items, such as losses from discontinued operations, debt prepayment penalties, extraordinary gains or losses, the cumulative effect of accounting changes, acquisitions or divestitures, or nonrecurring gains or losses.

(jj) “Performance Period” shall mean, with respect to an Award that vests based upon the attainment of Performance Goals or other performance-based objectives, the period of time, up to ten (10) years, during or over which the Performance Goals or other performance-based objectives applicable to such Award must be met in order to determine the degree of payout and/or vesting with respect to such Award.

(kk) “Person” shall mean an individual, a corporation, a partnership, a limited liability company, an association, a trust, or any other entity or organization, including a government or political subdivision or an agency or instrumentality thereof; provided that, for purposes of Section 3(e)(i), Person shall have the meaning set forth in Sections 13(d) and 14(d)(2) of the Exchange Act.

(ll) “Permanent Disability” shall mean a medically determinable physical or mental impairment that may be expected to result in death or to last at least a year and that renders a Participant incapable of performing that Participant’s duties with the Company. A determination of Permanent Disability shall be made by the Committee in a uniform, nondiscriminatory manner on the basis of medical evidence. Notwithstanding the foregoing, in the case of a determination that would accelerate payment of Restricted Share Units or other Awards or amounts that are deferred compensation subject to Code section 409A, a Participant shall be considered to have a Permanent Disability only if the Participant is “disabled” within the meaning of Code section 409A or the regulations issued under that section.

(mm) “Profits Interest Unit” or “LTIP Unit” shall mean, to the extent authorized by the Partnership Agreement (as either a “Profits Interest Unit” or an “LTIP Unit”), a unit of the Partnership that is granted pursuant to Section 12(c) and is intended to constitute a “profits interest” within the meaning of the Code.

(nn) “Restricted Period” shall mean the period described in Section 10(b)(i) or Section 11(b)(i).

(oo) “Restricted Share” shall mean an Award granted pursuant to Section 10.

(pp) “Restricted Share Unit” or “RSU” shall mean an Award granted pursuant to Section 11.

(qq) “Separation and Distribution Agreement” shall mean that certain Separation and Distribution Agreement, by and between Cousins Properties Incorporated, Cousins Properties LP, Clinic Sub Inc., Parkway Properties, Inc., Parkway Properties LP, Parkway Properties General Partners, Inc., Parkway, Inc., and Parkway Operating Partnership LP, dated as of October 5, 2016.

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(rr) “Service” shall mean service as an Employee, Director, or Consultant to the Company, the Partnership, or a Subsidiary. Unless otherwise stated in the applicable Award Agreement, a Participant’s change in position or duties shall not result in interrupted or terminated Service, so long as such Participant continues to be an Employee, a Director, or a Consultant to the Company, the Partnership, or a Subsidiary. Subject to the preceding sentence, whether a termination of Service shall have occurred for purposes of the Plan shall be determined by the Committee, which determination shall be final, binding, and conclusive.

(ss) “Share Limit” shall have the meaning set forth in Section 5(a).

(tt) “Stock Appreciation Right” or “SAR” shall mean an Award granted pursuant to Section 9.

(uu) “Subsidiary” shall mean a corporation, partnership, joint venture, or other entity in which the Company has an equity, profit, or voting interest of at least fifty percent (50%).

4. Administration.

The Committee shall administer the Plan. The Committee shall have all the powers vested in it by the terms of the Plan. The Committee shall have full authority to interpret the Plan and Award Agreements; to prescribe, amend, and rescind rules and regulations relating to the Plan; and to make any determinations it finds necessary or advisable for the administration of the Plan. The Committee may correct any defect or supply any omission or reconcile any inconsistency in the Plan or in any Award Agreement in the manner and to the extent the Committee deems desirable. Any decision of the Committee in the administration and interpretation of the Plan shall be in its sole discretion and shall be final, binding, and conclusive on all Persons. The Committee may act only by a majority of its members in office, except that:

(a) The Committee may authorize any one or more of its members or any officer of the Company to execute and deliver documents on behalf of the Committee.

(b) The Committee may delegate ministerial duties and authority to interpret the Plan and respond to claims to a Vice President, Senior Vice President, or Executive Vice President, provided that the Committee may not delegate authority to (i) grant or amend Awards that are (A) held by individuals who are subject to Section 16 of the Exchange Act, (B) intended to qualify for the performance-based pay exception under Code section 162(m), or (C) held by officers of the Company (or Directors) to whom authority to grant or amend Awards has been delegated, or (ii) with respect to the certification of the satisfaction of Performance Goals.

No Committee member and no delegate of the Committee shall be liable for any determination made in good faith with respect to the Plan, an Award, or a Participant.

5. Shares Subject to Plan and Limits on Awards.

(a) Shares Available. Subject to adjustment pursuant to Section 14, the maximum number of Common Shares with respect to which Awards may be granted under the Plan shall be equal to the sum of (i) five million (5,000,000) Common Shares (the “New Shares”), plus (ii) the number of Common Shares issuable pursuant to Awards resulting from awards originally granted under the Legacy Parkway Equity Plan that were outstanding immediately prior to the Distribution, converted into awards with respect to shares of Cousins’ common stock pursuant to the Merger Agreement and further converted into Awards pursuant to and as described in the Separation and Distribution Agreement and the Employee Matters Agreement (the “Assumed Shares,” together with the New Shares, the “Share Limit”). Any Shares distributed pursuant to an Award may consist, in whole or in part, of authorized and unissued Common Shares or Common Shares purchased on the open market.

(b) Limits on Awards. Subject to adjustment pursuant to Section 14, the following additional limits shall apply to Awards under the Plan:

(i) The maximum aggregate number of Common Shares that may be issued pursuant to Incentive Stock Options, other than Incentive Stock Options with respect to the Assumed Shares, granted under the Plan is five hundred thousand (500,000).

(ii) The maximum number of Common Shares that may be made subject to Options or SARs, other than Awards with respect to the Assumed Shares, granted under the Plan to any Participant (other than a Non-Employee Director) during any one calendar year is five hundred thousand (500,000).

(iii) The maximum number of Common Shares that may be made subject to Awards, other than Options or SARs and other than Awards with respect to the Assumed Shares, granted under the Plan that are Share-denominated and are either Share- or cash-settled to any Participant (other than a Non-Employee Director) during any one calendar year is one million (1,000,000).

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(iv) The maximum amount that may be paid as a cash-denominated Award (whether or not cash-settled) that vests based on the attainment of Performance Goals or other performance-based objectives for a Performance Period of twelve (12) months or less to any Participant (other than a Non-Employee Director) shall be five million dollars ($5,000,000), and the maximum amount that may be paid as a cash-denominated Award (whether or not cash-settled) that vests based on the attainment of Performance Goals or other performance-based objectives for a Performance Period of greater than twelve (12) months to any Participant (other than a Non-Employee Director) shall be ten million dollars ($10,000,000).

(c) Share Usage. Shares subject to an Award shall be counted as used for purposes of the Share Limit as of the date of grant. With respect to SARs, the number of Shares subject to an Award of SARs will be counted against the aggregate number of Common Shares available for issuance under the Plan in settlement of Options and Stock Appreciation Rights regardless of the number of Shares actually issued to settle the SAR upon exercise. The target number of Shares issuable under an Award that vests based upon the attainment of Performance Goals or other performance-based objectives shall be counted against the aggregate number of Common Shares available for issuance under the Plan as of the date of grant, but such number shall be adjusted to equal the actual number of Shares issued upon settlement of such Award to the extent different from such target number of Shares. If any Shares subject to an Award are forfeited or expire or such Award is settled for cash (in whole or in part), the Shares subject to such Award shall, to the extent of such forfeiture, expiration, or cash settlement, again be available for future grants of Awards under the Plan. Notwithstanding anything to the contrary contained herein, the following Shares shall not be added to the Share Limit and shall not be available for future grants of Awards: (i) Shares tendered by a Participant or withheld by the Company in payment of the exercise price of an Option; (ii) Shares tendered by a Participant or withheld by the Company to satisfy any tax withholding obligation with respect to an Option or a Stock Appreciation Right; (iii) Shares subject to a Stock Appreciation Right that are not issued in connection with the Share-settlement of the Stock Appreciation Right on exercise thereof; and (iv) Shares purchased on the open market with the cash proceeds from the exercise of Options. Any Shares repurchased by the Company at the same price paid by the Participant, so that such Shares are returned to the Company, shall again be available for future grants of Awards. The payment of Dividend Equivalents in cash in conjunction with any outstanding Awards shall not be counted against the Shares available for issuance under the Plan. Notwithstanding the provisions of this Section 5(c), no Shares may again be optioned, granted, or awarded if such action would cause an ISO to fail to qualify as an incentive stock option under section 422 of the Code.

6. Eligibility.

Employees, Directors, and Consultants shall be eligible to receive Awards under the Plan, provided that no Employee, Director, or Consultant shall be entitled to an Award except as determined by the Committee or as provided by any Non-Employee Director Compensation Policy described in Section 13.

7. Awards.

(a) Award Agreements. The Committee shall set forth the terms of each Award in an Award Agreement. An Award Agreement may contain any provision approved by the Committee, subject to the terms of the Plan. An Award Agreement may make provision for any matter that is within the discretion of the Committee or may reserve for the Committee discretion to approve or authorize any action with respect to the Award.

(b) Nonuniform Determinations. The Committee’s determinations under the Plan or Award Agreements, including, without limitation, the selection of Participants to receive Awards; the type, form, amount, and timing of Awards; and the terms of specific Award Agreements, need not be uniform, regardless of whether Participants are similarly situated.

(c) Qualification for Section 162(m) Exception.

(i) Committee’s Certification of Satisfaction of Performance Goals. If the exercisability, payment, or vesting of an Award is conditioned upon the satisfaction of Performance Goals, and the Award is intended to qualify for the exception under Code section 162(m) for performance-based pay, the condition shall not be considered satisfied, and the Award shall not be exercisable, payable, or vest, as applicable, unless the Committee certifies that the Performance Goal has been satisfied.

(ii) Satisfaction of Other Requirements. To the extent an Award is intended to qualify for the exception under Code section 162(m) for performance-based pay, the Committee shall make such provisions in Award Agreements and follow such procedures as may be required to satisfy the conditions of the exception. By way of example, the Committee shall establish any Performance Goal associated with such an Award by the time within the Performance Period required for such exception, and the payment terms for such an Award shall conform to the requirements of the exception.

(d) Discretion. The Committee shall have no discretion to increase the amount of an outstanding Award but may reserve discretion to decrease the amount of an outstanding Award or the extent to which it is exercisable or payable.

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(e) Provisions Governing All Awards. All Awards will be subject to the following provisions:

(i) Transferability. Except for transfers pursuant to Section 8(b)(vi) or Section 9(b)(v), an Award shall not be transferable, other than by will or the laws of descent and distribution. Awards requiring exercise shall be exercisable during the lifetime of a Participant only by the Participant or, in the event the Participant becomes legally incompetent, by the Participant’s guardian or legal representative.

(ii) Continued Service Rights. Neither the adoption of the Plan nor the grant of an Award shall confer on a Participant the right to continued Service with the Company, the Partnership, or a Subsidiary, nor shall it interfere with the right of the Company, the Partnership, or a Subsidiary to terminate a Participant’s Service at any time for any reason, with or without Cause.

(f) Prohibition on Repricing of Options and Stock Appreciation Rights. Except for adjustments pursuant to Section 14, the exercise price of an Option or a Stock Appreciation Right may not be repriced. For purposes of this Section 7(f), repricing means any of the following or any other action that has the same effect:

(i) reduction of the exercise price after the grant of the Option or Stock Appreciation Right;

(ii) any other action that is treated as a repricing under generally accepted accounting principles; or

(iii) cancellation of an Option or Stock Appreciation Right when its exercise price exceeds the Fair Market Value of the underlying Common Shares, in exchange for cash or another Option, Stock Appreciation Right, or other Award, unless the cancellation and exchange occur in connection with a merger, acquisition, spin-off, or other similar corporate transaction.

(g) Misconduct. Should the Committee determine that a Participant has committed Misconduct, then the Participant shall forfeit all rights under outstanding Awards and all further benefits under or attributable to the Plan, so neither the Participant nor his estate, successors, or beneficiaries shall be entitled to exercise outstanding Options and Stock Appreciation Rights; become vested in Restricted Shares, Restricted Share Units, Profits Interest Units, Dividend Equivalents, or other Awards; be paid any Shares or amounts remaining to be paid upon settlement of an Award or due under a deferred payment arrangement with respect to an Award; or otherwise be entitled to any further benefit under or attributable to the Plan, any Award, or any Award Agreement. Before making such a determination, the Committee shall give the Participant a reasonable opportunity to be heard.

(h) Recoupment of Awards.

(i) The Committee may provide in an Award Agreement or in a policy applicable to an Award under this Plan that, under conditions specified in the Award Agreement or policy, the Participant shall forfeit all rights under the Award and all further benefits under or attributable to the Award or the Plan, and the Participant shall be obliged to pay back or return to the Company amounts or Shares previously paid, distributed, or vested under the Award, including dividends and Dividend Equivalents. Such conditions may include, by way of illustration and not by way of limitation, the occurrence of an error in financial statements that results in the payment of a greater amount of performance-based compensation than would have been paid based on correct financial statements.

(ii) All Awards (including any proceeds, gains, or other economic benefit actually or constructively received by the Participant upon any receipt or exercise of any Award or upon the receipt or resale of any Shares underlying the Award) shall be subject to the provisions of any claw-back policy implemented by the Company, including without limitation, any claw-back policy adopted to comply with the requirements of applicable law, including without limitation the Dodd-Frank Wall Street Reform and Consumer Protection Act and any rules or regulations promulgated thereunder, to the extent set forth in such claw-back policy and/or in the applicable Award Agreement.

(iii) This Section 7(h) and Section 7(g) shall be construed independently of each other; one shall not limit the application of the other.

(i) Share Issuance/Book Entry. Notwithstanding any provision of the Plan to the contrary, the ownership of the Common Shares issued under the Plan may be evidenced in such a manner as the Committee, in its discretion, deems appropriate, including, without limitation, book-entry or direct registration or the issuance of one or more certificates.

8. Options.

(a) Option Grants. The Company shall grant Options to Participants under the Plan in such number, upon such terms, and at such times as the Committee shall determine.

(b) Terms of Options. The Award Agreement for an Option shall set forth such terms and conditions as the Committee shall determine and as are consistent with the Plan, including the following:

(i) Exercise Price. The Committee shall determine the exercise price of each Common Share subject to an Option, which exercise price shall not be less than the Fair Market Value of a Common Share on the date the Option is granted; provided, however, that the Committee may designate an exercise price less than the Fair Market Value of a Common Share on the date of grant if the Option is granted upon assumption of, in substitution for, a stock option in connection with the Distribution or previously granted by an entity that is acquired by or merged with the Company or an affiliate.

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(ii) Exercise Period. An Option may be exercised in whole or in part from time to time during such period as the Award Agreement shall specify, provided that no Option shall be exercisable more than ten (10) years after the date of the grant of the Option.

(iii) Payment of Price. The exercise price of each Share as to which an Option is exercised must be paid in full at the time of exercise. The Committee may, in its discretion, provide in an Award Agreement that payment of the exercise may be made:

(A) in cash;

(B) by tender of Common Shares owned by the Participant valued at Fair Market Value as of the date of exercise;

(C) in Common Shares otherwise issuable to the Participant upon exercise of the Option valued at Fair Market Value as of the date of exercise (“net exercise”);

(D) in such other form of consideration as the Committee deems appropriate; or

(E) in a combination of cash, Shares (whether then owned or issuable on exercise), and such other consideration as the Committee deems appropriate.

(iv) Conditions on Exercise. An Option shall be exercisable at such times and subject to such restrictions and conditions as the Committee shall determine. The Committee may in its discretion accelerate or waive any condition applicable to the exercise of an Option.

(v) Termination of Service. The Award Agreement shall specify whether and, if so, the extent to which an Option shall remain exercisable after the termination of the Participant’s Service, whether by death or otherwise, provided that nothing in this Section 8(b)(v) shall authorize the exercise of an Option later than ten (10) years after the date of the grant of the Option.

(vi) Family Transfers. The Committee may, in the original Award Agreement or an amendment thereto, specify that a Participant may transfer, not for value, all or part of a Nonstatutory Stock Option to any Family Member. For the purpose of this Section 8(b)(vi), a “not for value” transfer is a transfer which is (A) a gift; (B) a transfer under a domestic relations order in settlement of marital property rights; or (C) unless applicable laws do not permit such transfer, a transfer to an entity in which more than fifty percent (50%) of the voting interests are owned by Family Members (and/or the Participant) in exchange for an interest in such entity. Following a transfer under this Section 8(b)(vi), any such Nonstatutory Stock Option shall continue to be subject to the same terms and conditions as were applicable immediately prior to such transfer (including without limitation the provisions of Section 8(b)(v) relating to termination of Service as applied with respect to the original Participant), and Shares acquired pursuant to the Nonstatutory Stock Option shall be subject to the same restrictions with respect to transfer of such Shares as would have applied to the Participant. Subsequent transfers of transferred Nonstatutory Stock Options shall be prohibited except to Family Members of the original Participant in accordance with this Section 8(b)(vi) or by will or the laws of descent and distribution.

(vii) No Voting or Dividend Rights. An Option shall carry with it no voting or dividend or other rights associated with Common Share ownership until the Shares subject thereto are fully paid and issued to such Participant or other Person. In addition, no Dividend Equivalents shall be payable with respect to Options.

(viii) Incentive Stock Option or Nonstatutory Stock Option. The Award Agreement for an Option granted to an Employee shall state whether any part of the Option is intended to be an Incentive Stock Option.

(c) Additional Terms of Incentive Stock Options. An Incentive Stock Option may be granted only to an Employee of the Company or a subsidiary (within the meaning of Code section 424) and shall be subject to the following additional terms and conditions:

(i) 10 Percent Shareholder. The exercise price of each Common Share subject to an Incentive Stock Option granted to an Employee who, at the time the Option is granted, owns (directly and within the meaning of Code section 424(d)) Shares possessing more than ten percent (10%) of the combined voting power of all classes of Shares of the Company, shall not be less than one hundred ten percent (110%) of the Fair Market Value of a Share on the date the Option is granted, and the Option shall not be exercisable more than five (5) years after the date of grant.

(ii) ISO Limit. To the extent the aggregate Fair Market Value (determined as of the date an Option is granted) of the Common Shares for which an Employee is granted Options designated as Incentive Stock Options first exercisable in any calendar year (under this Plan and under all plans of the Company and its Subsidiaries) exceeds one hundred thousand dollars ($100,000), the Option or the lesser excess part shall be treated as a Nonstatutory Stock Option.

(iii) Disqualified Disposition. If a Participant disposes of Common Shares acquired pursuant to the exercise of an Incentive Stock Option in a disqualifying disposition within the time periods identified in Code section 422, the Participant shall notify the Company

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APPENDIX B

of such disposition and provide the Company with information as to the date of disposition, sales price, number of Shares involved, and any other information about the disposition that the Company may reasonably request.

9. Stock Appreciation Rights.

(a) Grant of Stock Appreciation Rights. A Stock Appreciation Right shall entitle a Participant to receive from the Company, on the exercise date of the SAR, with respect to each Share for which the SAR is exercised, an amount equal to any excess of the Fair Market Value of a Share on the exercise date over the exercise price of the SAR. The Company shall grant SARs to Participants under the Plan in such number, upon such terms, and at such times as the Committee shall determine.

(b) Terms of Stock Appreciation Rights. The Award Agreement for a Stock Appreciation Right shall set forth such terms and conditions as the Committee shall determine and as are consistent with the provisions of the Plan, including the following:

(i) Exercise Price. The Committee shall determine the exercise price of each Common Share subject to the Stock Appreciation Right, which price shall not be less than the Fair Market Value of a Common Share on the date the SAR is granted; provided, however, that the Committee may designate an exercise price less than the Fair Market Value of a Common Share on the date of grant if the SAR is granted upon assumption of, or in substitution for, a stock appreciation right in connection with the Distribution or previously granted by an entity that is acquired by or merged with the Company or an affiliate.

(ii) Exercise Period. A Stock Appreciation Right may be exercised in whole or in part from time to time during such period as the Award Agreement shall specify, provided that no SAR shall be exercisable more than ten (10) years after the date of the grant of the SAR.

(iii) Conditions on Exercise. A Stock Appreciation Right shall be exercisable at such times and subject to such restrictions and conditions as the Committee shall determine. The Committee may in its discretion accelerate or waive any condition applicable to the exercise of a SAR.

(iv) Termination of Service. The Award Agreement shall specify whether and, if so, the extent to which a Stock Appreciation Right shall remain exercisable after the termination of the Participant’s Service, whether by death or otherwise, provided that nothing in this Section 9(b)(iv) shall authorize the exercise of a SAR later than ten (10) years after the date of the grant of the SAR.

(v) Family Transfers. The Committee may, in the original Award Agreement or an amendment thereto, specify that a Participant may transfer, not for value, all or part of a Stock Appreciation Right to any Family Member. For the purpose of this Section 9(b)(v), a “not for value” transfer is a transfer which is (A) a gift; (B) a transfer under a domestic relations order in settlement of marital property rights; or (C) unless applicable laws do not permit such transfer, a transfer to an entity in which more than fifty percent (50%) of the voting interests are owned by Family Members (and/or the Participant) in exchange for an interest in such entity. Following a transfer under this Section 9(b)(v), any such SAR shall continue to be subject to the same terms and conditions as were applicable immediately prior to such transfer (including without limitation the provisions of Section 9(b)(iv) relating to termination of Service as applied with respect to the original Participant), and Shares acquired pursuant to the SAR shall be subject to the same restrictions with respect to transfer of such Shares as would have applied to the Participant. Subsequent transfers of transferred SARs shall be prohibited except to Family Members of the original Participant in accordance with this Section 9(b)(v) or by will or the laws of descent and distribution.

(vi) No Voting or Dividend Rights. A SAR shall carry with it no voting or dividend or other rights associated with Common Share ownership until, if the SAR is fully or partially settled in Shares pursuant to Section 9(c), the Shares subject thereto are fully issued to such Participant or other Person. In addition, no Dividend Equivalents shall be payable with respect to SARs.

(c) Settlement of Stock Appreciation Rights. On the exercise date of a Stock Appreciation Right, the Company shall settle the SAR, to the extent exercised, by payment of the amount due in the form of cash, Common Shares valued at their Fair Market Value on the exercise date, or a combination of cash and Shares, as the Committee may determine.

10. Restricted Shares.

(a) Grant of Restricted Shares. The Company shall grant Restricted Shares to Participants under the Plan at such times, in such numbers, and upon such terms as the Committee shall determine.

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(b) Terms of Restricted Shares. The Award Agreement for a grant of Restricted Shares shall set forth such terms, conditions, restrictions, and limits on the Restricted Shares as the Committee shall determine and as are consistent with the provisions of the Plan, including the following:

(i) Conditions on Vesting. The Participant’s interest in Restricted Shares shall be forfeitable when the Award is granted. In the Award Agreement, the Committee shall prescribe conditions that must be satisfied and the time by which, or time period during which, the conditions must be satisfied, in order for the Participant’s interest to become vested. The conditions may include one or more of the following:

(A) the satisfaction of specified Performance Goals or other performance-based objectives by a specified time or during a specified period,

(B) the continuance of the Participant’s Service for a specified period, or

(C) the satisfaction of other specified conditions.

The Award Agreement may provide that the extent of the Participant’s vested interest shall be determined by the extent to which a condition is satisfied. The limited period of time provided for the satisfaction of the conditions on an Award shall be referred to as the “Restricted Period.”

(ii) Vesting. Upon the satisfaction, within the Restricted Period, of the conditions established by the Committee, or as provided in Section 10(b)(iii), the Participant’s interest in the Restricted Shares shall become vested to the extent provided in the Award Agreement; provided, however, Restricted Shares granted to Employees shall become vested over a period of not less than three (3) years (or, in the case of vesting based upon the attainment of Performance Goals or other performance-based objectives, over a period of not less than one year measured from the commencement of the period over which performance is evaluated) following the date the Award is made. The restrictions applicable to those vested Restricted Shares shall lapse at that time, and the Company shall deliver evidence of ownership of the vested Shares, consistent with Section 7(i), to the Participant or the Participant’s estate or the Person to whom the Participant’s rights are transferred by will or under the laws of descent and distribution, as the case may be, free of all restrictions, subject to the satisfaction of the Company’s withholding obligations as described in Section 18(c).

(iii) Accelerated Vesting. The Committee may provide in an Award Agreement that upon the termination of the Participant’s Service during the Restricted Period by reason of death, Permanent Disability, retirement, or any other specified termination of Service, or upon the consummation of a Change in Control, the conditions and restrictions on all or a portion of the Restricted Shares shall lapse, and the Participant’s interest in those Shares shall become vested.

(iv) Forfeiture. Except as provided by the Committee in accordance with Section 10(b)(iii), the Participant shall forfeit Restricted Shares upon the expiration of the Restricted Period, to the extent the conditions prescribed by the Committee have not been satisfied. Upon such a forfeiture, all of the Participant’s interest in the forfeited Restricted Shares shall automatically revert to the Company.

(v) Registration; Restricted Share Certificate. Pursuant to Section 7(i), to the extent that ownership of Restricted Shares is evidenced by a book-entry registration or direct registration, such registration shall be notated to evidence the restrictions imposed on such Award of Restricted Shares under the Plan and the applicable Award Agreement. Subject to Section 7(i) and the immediately following sentence, the Company may issue, in the name of each Participant to whom Restricted Shares have been granted, certificates representing the total number of Restricted Shares granted to the Participant, as soon as reasonably practicable after the date of grant of such Restricted Shares. The Committee may provide in an Award Agreement with respect to an Award of Restricted Shares that either (A) the Company shall hold such certificates for the Participant’s benefit until such time as the Restricted Shares are forfeited to the Company or the restrictions applicable thereto lapse and such Participant shall deliver a stock power to the Company with respect to each certificate, or (B) such certificates shall be delivered to the Participant; provided, however, that such certificates shall bear a legend or legends that comply with the applicable securities laws and regulations and make appropriate reference to the restrictions imposed on such Restricted Shares under the Plan and the applicable Award Agreement.

(vi) Voting and Dividend Rights. Unless otherwise provided by the Committee in the Award Agreement, the Participant to whom Restricted Shares have been granted shall be entitled, during the Restricted Period, to vote those Shares and to receive the dividends payable with respect to those Shares. If the vesting of an Award of Restricted Shares is conditioned on the satisfaction of Performance Goals or other performance-related conditions, dividends on such Restricted Shares shall be deferred and held in escrow or deemed reinvested in additional Restricted Shares during the Restricted Period and shall not vest unless the Performance Goals or other performance-related conditions for the underlying Award of Restricted Shares are achieved, and if such Performance Goals or other performance-related conditions are not achieved, the Participant shall promptly forfeit such deferred or reinvested dividend payments.

11. Restricted Share Units.

(a) Grant of Restricted Share Units. A Restricted Share Unit shall entitle a Participant to a Share, the Fair Market Value of a Share in cash, or a combination of the two, at a future date, subject to the satisfaction of any terms and conditions specified by the

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APPENDIX B

Committee. The Company shall grant Restricted Share Units to Participants under the Plan at such times, in such numbers, and upon such terms as the Committee shall determine.

(b) Terms of Restricted Share Units. The Award Agreement for Restricted Share Units shall set forth such terms, conditions, restrictions, and limits on the RSUs as the Committee shall determine and as are consistent with the provisions of the Plan, including the following:

(i) Conditions on Vesting. The Participant’s interest in an Award of Restricted Share Units shall be forfeitable when the Award is granted. In the Award Agreement, the Committee shall prescribe conditions that must be satisfied and the time by which, or time period during which, the conditions must be satisfied, in order for the Participant’s interest to become vested. The conditions may include one or more of the following:

(A) the satisfaction of specified Performance Goals or other performance-based objectives by a specified time or during a specified period,

(B) the continuance of the Participant’s Service for a specified period, or

(C) the satisfaction of other specified conditions.

The Award Agreement may provide that the extent of the Participant’s vested interest shall be determined by the extent to which a condition is satisfied. The limited period of time provided for the satisfaction of the conditions on an Award shall be referred to as the “Restricted Period.”

(ii) Vesting. Upon the satisfaction, within the Restricted Period, of the conditions established by the Committee, or as provided in Section 11(b)(iii), the Participant’s interest in the Restricted Share Units shall become vested to the extent provided in the Award Agreement; provided, however, Restricted Share Units granted to Employees shall become vested over a period of not less than three (3) years (or, in the case of vesting based upon the attainment of Performance Goals or other performance-based objectives, over a period of not less than one year measured from the commencement of the period over which performance is evaluated) following the date the Award is made.

(iii) Accelerated Vesting. The Committee may provide that upon the termination of the Participant’s Service during the Restricted Period by reason of death, Permanent Disability, retirement, or any other specified termination of Service, or upon the consummation of a Change in Control, the conditions and restrictions on all or a portion of the Restricted Share Units shall lapse, and the Restricted Period with respect to those RSUs shall expire.

(iv) Forfeiture. Except as provided by the Committee in accordance with Section 11(b)(iii), the Participant shall forfeit Restricted Share Units upon the expiration of the Restricted Period or upon an earlier termination of Service, to the extent the conditions prescribed by the Committee have not been satisfied. Upon such a forfeiture, all of the Participant’s interest in the forfeited Restricted Share Units shall automatically revert to the Company.

(v) No Voting or Dividend Rights. A Restricted Share Unit shall carry with it no voting or dividend or other rights associated with Common Share ownership.

(vi) Dividend Equivalents. Notwithstanding Section 11(b)(v), and subject to Section 12(b), the Committee may but need not provide that a bookkeeping account established for a Participant shall be credited with an amount equivalent to the amount of dividends that would be payable with respect to a number of Shares equal to the number of Restricted Share Units awarded to the Participant. The Committee may provide for the crediting of interest on any Dividend Equivalents credited to a Participant’s account or may provide that the Dividend Equivalent credit be adjusted for hypothetical investment experience in such manner as the Committee may determine. If the Participant forfeits his or her interest in a Restricted Share Unit, the Participant shall simultaneously forfeit any Dividend Equivalents (as adjusted) attributable to those Restricted Share Units.

(c) Payment of Vested Restricted Share Units.

(i) Payment of vested Restricted Share Units and other amounts credited to a Participant’s account shall be made at such time or times after the expiration of the Restricted Period as the Committee may establish. The Committee may but need not provide that a Participant may elect to defer payment until such time or times as the Committee may allow. The Committee may provide for payments in lump sums or installments or both. The Committee shall establish procedures for its establishment of the time of payment and for the form and timing of a Participant’s deferral and payment elections. All elections shall conform to the Committee’s procedures. The Committee’s procedures shall conform to the requirements of Code section 409A.

(ii) The Committee may, in its discretion, change the procedures for elections, change the time to which payment may be deferred, and change the availability of lump sum or installment payments. The Committee may provide that such changes will apply to Restricted Share Units and other amounts already credited to a Participant’s account, with respect to which a Participant may have already made deferral and payment elections, but only to the extent such changes would not cause the Plan to fail to conform to the requirements of Code section 409A.

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(iii) The Company shall not establish any special fund with respect to a Participant’s account. Any credit entries made to a Participant’s account shall constitute a mere promise by the Company to make payments to the Participant, subject to and in accordance with the Plan, from the general assets of the Company, when the payments become due.

(iv) To the extent that any Person acquires a right to receive payments from the Company under this Plan, such right shall be no greater than the right of any unsecured general creditor of the Company.

12. Other Awards.

(a) General. The Committee may determine, subject to the terms of the Plan, that the Company shall grant Awards that are not described in Sections 8 through 11, but that provide for the issuance of Common Shares, or that are denominated in or measured by the Fair Market Value of a Share, or that provide for payment in the form of Shares, rather than cash under any Company bonus or incentive program. The Committee shall determine the terms and conditions of any such other Awards and the Participants to whom and the numbers in which such other Awards shall be granted. The Committee may condition the exercisability, vesting, and payment of such other Awards upon the satisfaction of Performance Goals or other performance-based objectives.

(b) Dividend Equivalents. Subject to Section 8(b)(vii) and Section 9(b)(vi), Dividend Equivalents may be granted by the Committee, either alone or in tandem with another Award, based on dividends declared on the Common Shares, to be credited as of dividend payment dates during the period between the date the Dividend Equivalents are granted to a Participant and the date such Dividend Equivalents terminate or expire, as determined by the Committee. Such Dividend Equivalents shall be converted to cash or additional Shares by such formula, at such time, and subject to such limitations as may be determined by the Committee. Dividend Equivalents with respect to Shares covered by an Award whose vesting is conditioned on the satisfaction of a Performance Goal, other performance-related objectives, or Service vesting shall only be paid out to the Participant at the same time or times and to the same extent that such vesting conditions are subsequently satisfied and the Award vests with respect to such Shares. Nothing in this Section 12(b) or otherwise under the Plan shall be construed to prohibit the payment of distributions from the Partnership in respect of Profits Interests Units as provided for by the Committee in the Award Agreement for such Profits Interests Units (or which otherwise may apply to Awards of Profits Interest Units under the Partnership Agreement).

(c) Profits Interest Units (LTIP Units).

(i) The Committee is authorized to grant Profits Interest Units in such amount and subject to such terms and conditions as may be determined by the Committee; provided, however, that Profits Interest Units may only be issued to a Participant for the performance of services to or for the benefit of the Partnership (A) in the Participant’s capacity as a partner of the Partnership, (B) in anticipation of the Participant becoming a partner of the Partnership, or (C) as otherwise determined by the Committee, provided that the Profits Interest Units are intended to constitute “profits interests” within the meaning of the Code, including, to the extent applicable, Revenue Procedure 93-27, 1993-2 C.B. 343, and Revenue Procedure 2001-43, 2001-2 C.B. 191.

(ii) The Committee shall specify the conditions and dates upon which the Profits Interest Units shall vest and become nonforfeitable. The conditions may include one or more of the following: (A) the satisfaction of specified Performance Goals or other performance-based objectives by a specified time or during a specified period, (B) the continuance of the Participant’s Service for a specified period, or (C) the satisfaction of other specified conditions. Notwithstanding the foregoing, Profits Interest Units granted to Employees shall become vested over a period of not less than three (3) years (or, in the case of vesting based upon the attainment of Performance Goals or other performance-based objectives, over a period of not less than one year measured from the commencement of the period over which performance is evaluated) following the date the Award is made; provided further, that the Committee may provide that such vesting restrictions may lapse or be waived upon the Participant’s death, Permanent Disability, retirement, or any other specified termination of Service or upon the consummation of a Change in Control. Profits Interest Units shall be subject to the terms and conditions of the Partnership Agreement and such other restrictions, including restrictions on transferability, as the Committee may impose. These restrictions may lapse separately or in combination at such times, pursuant to such circumstances, in such installments, or otherwise, as the Committee determines at the time of the grant of the Award or thereafter.

13. Awards to Non-Employee Directors. Notwithstanding any other provision of the Plan, the grant of any Award to a Non-Employee Director shall be made by the Board only pursuant to a written nondiscretionary formula established by the Board (a “Non-Employee Director Compensation Policy”). A Non-Employee Director Compensation Policy shall set forth the type of Awards to be granted to Non-Employee Directors; the number of Shares to be subject to Awards to be granted to Non-Employee Directors; the conditions on which such Awards shall be granted, become exercisable, payable, and expire; and such other terms and conditions as the Board determines in its discretion. Awards granted to Non-Employee Directors shall be subject to all of the limits set forth in this Plan. Notwithstanding any provision to the contrary in the Plan or in a Non-Employee Director Compensation Policy, the maximum aggregate grant date fair value of one or more Awards granted to a Non-Employee Director during any calendar year shall be one million dollars ($1,000,000).

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APPENDIX B

14. Required Adjustments in Authorized Shares. In the event of any change in corporate capitalization, such as a stock split, or a corporate transaction, such as a merger, consolidation, separation, including a spin off, or other distribution of stock or property of the Company, any reorganization (whether or not such reorganization comes within the definition of such term in Code section 368), or any partial or complete liquidation of the Company, in each case following the Effective Date, such adjustment shall be made in the number and class of Shares available for Awards under Section 5, in the number of Shares subject to outstanding Awards, in the exercise or purchase price under outstanding Awards, and in the limits on Awards and the issuance of Shares set forth in Section 5, as determined by the Committee to be appropriate and equitable to prevent dilution or enlargement of the benefits available under the Plan and of the rights of Participants; provided, however, that the number of Shares subject to an Award shall always be a whole number. In a stock-for-stock acquisition of the Company, the Committee may, in its discretion, substitute securities of another issuer for any Shares subject to outstanding Awards.

Except as expressly provided in this Section 14, the issuance by the Company of shares of any class or securities convertible into shares of any class, for cash, property, labor, or services, upon direct sale, upon the exercise of rights or warrants, or upon the conversion of shares or obligations of the Company convertible into such shares or other securities, and in any case whether or not for fair value, shall not affect, and no adjustment shall be made with respect to, the number of Shares subject to Awards previously granted or the exercise or purchase price per Share under outstanding Awards.

15. Change in Control.

The following provisions shall apply in the event of a Change in Control following the Effective Date:

(a) If and to the extent that outstanding Awards under the Plan (i) are assumed by the successor corporation (or an affiliate of the successor) or continued or (ii) are replaced with equity awards that preserve the existing value of the Awards at the time of the Change in Control and provide for subsequent payout in accordance with a vesting schedule and Performance Goals or other performance-based objectives, as applicable, that are the same or more favorable to the Participants than the vesting schedule and Performance Goals or other performance-based objectives applicable to the Awards, then all such Awards or such substitutes for them shall remain outstanding and be governed by their respective terms and the provisions of the Plan subject to Section 15(d).

(b) If and to the extent that outstanding Awards under the Plan are not assumed, continued, or replaced in accordance with Section 15(a), then upon the Change in Control, the Committee may, in its sole discretion, provide that: (i) outstanding Options and SARs shall immediately vest and become exercisable; and (ii) the restrictions and other conditions applicable to outstanding Restricted Shares, Restricted Share Units, and other Share-based Awards, including vesting requirements, shall immediately lapse, and any Performance Goals or other performance-based objectives relevant to such Awards shall be deemed to have been achieved at the target performance level, such that such Awards shall be free of all restrictions, fully vested, and settled or payable immediately in accordance with their terms or, if later, as of the earliest permissible date under Code section 409A (collectively, the “Change in Control Treatment”). Notwithstanding anything in the Plan to the contrary, unless the Change in Control is a change in the ownership or effective control or of ownership of a substantial portion of the assets of the Company (within the meaning of Code section 409A), a Change in Control shall not accelerate the time of payment of Restricted Share Units and other Awards and amounts payable under the Plan that are deferred compensation subject to Code section 409A.

(c) In addition, if and to the extent that outstanding Awards under the Plan are not assumed, continued, or replaced in accordance with Section 15(a), then in connection with the Committee determination in Section 15(b) above, the Committee may, in its sole discretion, provide for cancellation of such outstanding Awards at the time of the Change in Control in which case a payment of cash, property, or a combination of cash and property shall be made to each such Participant upon the consummation of the Change in Control that is determined by the Committee in its sole discretion and that is at least equal to the excess (if any) of the value of the consideration that would be received in such Change in Control by the holders of the Company’s securities relating to such Awards over the exercise or purchase price (if any) for such Awards (except that, in the case of an Option or SAR, such payment shall be limited as necessary to prevent the Option or SAR from being subject to Code section 409A).

(d) If and to the extent that (i) outstanding Awards are assumed, continued, or replaced in accordance with Section 15(a) above and (ii) a Participant’s Service is terminated by the Company (or a successor corporation or an affiliate of such successor) for any reason other than Cause or by such Participant for Good Reason, in each case, within the two (2)-year period commencing on the Change in Control, then, as of the date of such Participant’s termination, the Change in Control Treatment set forth in Section 15(b) above shall automatically apply to all assumed or replaced Awards of such Participant then outstanding.

(e) Outstanding Options or SARs that are assumed, continued, or replaced in accordance with Section 15(a) may be exercised by the Participant in accordance with the applicable terms and conditions of such Award as set forth in the applicable Award Agreement or elsewhere; provided, however, that Options or SARs that become exercisable in accordance with Section 15(d) may be exercised until the expiration of the original full term of such Option or SAR notwithstanding the other original terms and conditions of such Award.

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16. Amendment of Awards. Subject to Section 7(f) (prohibition against repricing of Options and Stock Appreciation Rights), the Committee may at any time unilaterally amend any outstanding Award to the extent the Committee determines necessary or desirable; provided, however, that an amendment that would be adverse to the interests of the Participant or, with respect to an Incentive Stock Option, that would prevent the Option from qualifying as an ISO, shall not be effective without the holder’s consent.

17. Term; Amendment and Termination of Plan. The Plan shall terminate automatically on the day before the tenth (10th) anniversary of the Effective Date, unless terminated earlier in accordance with this Section 17. Notwithstanding anything herein to the contrary, no ISO shall be granted under the Plan after the tenth (10th) anniversary of the Board’s initial adoption of the Plan. The Board may amend, suspend, or terminate the Plan or any portion of the Plan at any time; provided no amendment may be made without shareholder approval if such approval is required by applicable law or the requirements of an applicable stock exchange, or if such amendment would allow the grant of Options or Stock Appreciation Rights at an exercise price below Fair Market Value at the date of grant, contrary to the provisions of Section 8(b)(i) and Section 9(b)(i); provided further that no such amendment, suspension, or termination shall adversely affect the rights under any outstanding Award without the holder’s consent.

18. Miscellaneous.

(a) Beneficiary Designation. Each Participant may, from time to time, name any beneficiary or beneficiaries (who may be named contingently or successively) to whom any benefit under the Plan is to be paid in case of the Participant’s death before the Participant receives any or all of such benefit. Each such designation shall revoke all prior designations by the same Participant with respect to such benefit, shall be in a form prescribed by the Company, and shall be effective only when filed by the Participant in writing with the Company during the Participant’s lifetime. In the absence of any such designation, any benefits remaining payable under the Plan at the Participant’s death shall be paid when due to the Participant’s estate unless otherwise provided in the Award Agreement.

(b) Deferrals. Pursuant to the applicable requirements of Code section 409A, the Committee may permit or require a Participant to defer receipt of the payment of cash or the delivery of Shares that would otherwise be due pursuant to the lapse or waiver of restrictions with respect to Restricted Shares or Restricted Share Units, or in connection with any other Awards. If any such deferral is required or permitted, the Committee shall establish rules and procedures for such deferrals in compliance with the requirements of Code section 409A.

(c) Satisfaction of Tax Liabilities.

(i) The Company, the Partnership, and its Subsidiaries shall have the power and the right to deduct or withhold, or to require a Participant to remit to the Company, the Partnership, or a Subsidiary, an amount that the Company, the Partnership, or a Subsidiary reasonably determines to be required to comply with federal, state, local, or foreign tax withholding requirements with respect to the vesting, settlement, or exercise of, or payment with respect to, an Award. The Company, the Partnership, or a Subsidiary may require the payment of such taxes before Shares or cash deliverable pursuant to such Award are transferred to the holder of the Award.

(ii) The Committee may allow a Participant to elect to pay the Company’s, the Partnership’s, or a Subsidiary’s minimum required statutory withholding tax obligation with respect to an Award to be settled in Shares by the withholding of Shares from the total number of Shares deliverable pursuant to the Award, or by delivering to the Company a sufficient number of previously-acquired Shares, in each case in accordance with rules and procedures established by the Committee. Previously-acquired Shares delivered in payment for such taxes may be subject to such conditions as the Committee may require. The value of each Share withheld, delivered, shall be the Fair Market Value of a Share on the date on which the amount of tax to be withheld is to be determined. The Committee, subject to its having considered the applicable accounting impact of any such determination, has full discretion to allow Participants to satisfy, in whole or in part, any additional income, employment and/or other applicable taxes payable by them with respect to an Award by electing to have the Company withhold from the Common Shares otherwise issuable or deliverable to, or that would otherwise be retained by, a Participant upon the grant, exercise, vesting, or settlement of the Award, as applicable, Common Shares having an aggregate Fair Market Value that is greater than the applicable minimum required statutory withholding liability (but such withholding may in no event be in excess of the maximum statutory withholding amount(s) in a Participant’s relevant tax jurisdictions).

(d) No Alienation. Except to the extent required by law, the right of a Participant or beneficiary to payment under this Plan shall not be subject to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by creditors of the Participant or beneficiary.

19. Restrictions on Issuance of Common Shares.

(a) General. Should the Board of Directors determine that the listing, registration, or qualification of Common Shares upon any securities exchange or under any state or federal law or the consent or approval of any governmental regulatory body is necessary or desirable as a condition to or in connection with the issuance or delivery of Common Shares under the Plan, no such Common Shares

Parkway, Inc. - 2017 Proxy Statement	B-14

APPENDIX B

shall be issued or delivered unless such listing, registration, qualification, consent, or approval has been effected or obtained free of any conditions not acceptable to the Board of Directors. The Company shall not be required to offer, sell, or issue any Common Shares under any Award, whether pursuant to the exercise of an Option or SAR or otherwise, if the offer, sale, or issuance of such Shares would constitute a violation by the Participant, any other individual or entity exercising an Option or SAR, or the Company, the Partnership, or a Subsidiary of any provision of applicable laws, including without limitation any federal or state securities laws or regulations.

(b) Legends. The certificates representing Common Shares issued by the Company under the Plan may bear a legend describing any restrictions on resale of such Common Shares under applicable securities laws, and stop transfer orders with respect to such certificates may be entered on the Company’s stock transfer records.

20. Construction. The Plan shall be construed in accordance with the law of the State of Maryland, other than any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of the Plan, the Awards, and any Award Agreement to the substantive laws of any other jurisdiction. With respect to Options granted under the Plan that are intended to qualify as Incentive Stock Options, the terms of the Plan and of each Incentive Stock Option granted pursuant to the Plan shall be construed to give effect to such intention. With respect to Awards granted under the Plan that are intended to qualify for the exception under Code section 162(m) for performance-based pay, the terms of the Plan and the Award Agreement shall be construed and administered to give effect to such intention, unless the Committee determines to waive the application of such exception. With respect to Awards granted under the Plan that provide for the payment of deferred compensation (within the meaning of Code section 409A), the terms of the Plan and the Award Agreement shall be construed to conform to the requirements of Code section 409A for the deferral (until payment) of the inclusion of the compensation in gross income.

21. Section 83(b) Election. No Participant may make an election under Code section 83(b) with respect to any Award under the Plan without the consent of the Committee, which the Committee may grant or withhold in its sole discretion. If, with the consent of the Committee, a Participant makes an election under Code section 83(b) to be taxed with respect to an Award as of the date of transfer of the Award, rather than as of the date or dates upon which the Award would otherwise be taxable under Code section 83(a), the Participant shall be required to deliver a copy of such election to the Company promptly after filing such election with the Internal Revenue Service.

22. Grant of Awards to Certain Employees or Consultants. The Company, the Partnership, or any Subsidiary may provide, through the establishment of a formal written policy or otherwise, for the method by which Shares or other securities and/or payment therefor may be exchanged or contributed among such entities, or may be returned upon any forfeiture of Shares or other securities by the Participant, for the purpose of ensuring that the relationship between the Company, the Partnership, and any Subsidiary remains at arm’s-length.

23. REIT Status. The Plan shall be interpreted and construed in a manner consistent with the Company’s status as a real estate investment trust (REIT). No Award shall be granted or awarded, and with respect to any Award granted under the Plan, such Award shall not vest, be exercisable, or be settled:

(a) to the extent that the grant, vesting, exercise, or settlement of such Award could cause the Participant or any other Person to be in violation of the Common Stock Ownership Limit (as defined in the Company’s Articles of Amendment and Restatement, dated October 4, 2016, as it may be amended and supplemented from time to time) or any other provision of the Company’s charter; or

(b) if, in the discretion of the Committee, the grant, vesting, exercise, or settlement of such Award could impair the Company’s status as a REIT.

*    *    *

B-15	Parkway, Inc. - 2017 Proxy Statement

ANNUAL MEETING OF PARKWAY, INC.

Date:	May 23, 2017
Time:	2:00 P.M. (Central Standard Time)
Place:	5847 San Felipe Street, Houston, Texas 77057

Please make your marks like this: ☒ Use dark black pencil or pen only
The Board of Directors Recommends a Vote FOR each of the nominees for director in Proposal 1 and FOR each of Proposals 2, 3, and 4.

1:	Election of Seven Directors				Directors
		For	Against	Abstain	Recommend ê
	01 Avi Banyasz	☐	☐	☐	For
	02 James H. Hance, Jr.	☐	☐	☐	For
	03 James R. Heistand	☐	☐	☐	For
	04 Frank J. “Tripp” Johnson, III	☐	☐	☐	For
	05 Craig B. Jones	☐	☐	☐	For
	06 R. Dary Stone	☐	☐	☐	For
	07 James A. Thomas	☐	☐	☐	For

		For	Against	Abstain
2:	Approval of 2017 Employee Stock Purchase Plan.	☐	☐	☐	For

3:	Approval of the material terms of payment of performance-based compensation under the 2016 Omnibus Equity Incentive Plan for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended.	☐	☐	☐	For

4:	Advisory vote to ratify the appointment of Ernst & Young LLP as the Company’s independent registered accounting firm for the 2017 fiscal year.	☐	☐	☐	For

Authorized Signatures - This section must be
completed for your Instructions to be executed.

Please Sign Here	Please Date Above

Please Sign Here	Please Date Above

Please sign exactly as your name(s) appears on your stock certificate. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.

Annual Meeting of Parkway, Inc.

to be held on Tuesday, May 23, 2017

for Holders as of March 24, 2017

This proxy is being solicited on behalf of the Board of Directors

INTERNET	VOTE BY:	TELEPHONE

Go To www.proxypush.com/PKY • Cast your vote online. • View Meeting Documents.		866-284-5163
	OR	• Use any touch-tone telephone. • Have your Proxy Card/Voting Instruction Form ready. • Follow the simple recorded instructions.
MAIL

OR	• Mark, sign and date your Proxy Card/Voting Instruction Form.
• Detach your Proxy Card/Voting Instruction Form.
• Return your Proxy Card/Voting Instruction Form in the postage-paid envelope provided.

The undersigned hereby appoints Scott E. Francis and A. Noni Holmes-Kidd, and each or either of them, as the true and lawful attorneys of the undersigned, with full power of substitution and revocation, and authorizes them, and each of them, to vote all the shares of Common Stock of Parkway, Inc. which the undersigned is entitled to vote at the Parkway, Inc. 2017 Annual Meeting of Stockholders and any adjournment thereof upon the matters specified and upon such other matters as may be properly brought before the meeting or any adjournment thereof, conferring authority upon such true and lawful attorneys to vote in their discretion on such other matters as may properly come before the meeting and revoking any proxy heretofore given.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, SHARES WILL BE VOTED FOR THE ELECTION OF EACH OF THE NOMINEES FOR DIRECTOR IN ITEM 1 AND FOR THE PROPOSALS IN ITEMS 2, 3 AND 4.

All votes must be received by 5:00 P.M., Eastern Time, May 22, 2017.

PROXY TABULATOR FOR
PARKWAY, INC.
P.O. BOX 8016
CARY, NC 27512-9903

EVENT #

CLIENT #

Proxy — Parkway, Inc.

Annual Meeting of Stockholders

May 23, 2017, 2:00 P.M. (Central Standard Time)

This Proxy is Solicited on Behalf of the Board of Directors

The undersigned appoints Scott E. Francis and A. Noni Holmes-Kidd (the “Named Proxies”) and each of them as proxies for the undersigned, with full power of substitution, to vote the shares of Common Stock of Parkway, Inc., a Maryland corporation (the “Company”), the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Company to be held at the 5847 San Felipe Street, Houston, Texas 77057, on May 23, 2017 at 2:00 P.M. (CST) and all adjournments thereof.

The purpose of the Annual Meeting is to take action on the following:

1:	Election of Seven Directors;
2:	Approval of 2017 Employee Stock Purchase Plan;
3:

Approval of the material terms of payment of performance-based compensation under the 2016 Omnibus Equity Incentive Plan for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended;

4:	Advisory vote to ratify the appointment of Ernst & Young LLP as the Company’s independent registered accounting firm for the 2017 fiscal year; and
5:	Transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

The seven directors up for re-election are: Avi Banyasz, James H. Hance, Jr., James R. Heistand, Frank J. “Tripp” Johnson, III, Craig B. Jones, R. Dary Stone and James A. Thomas.

The Board of Directors of the Company recommends a vote “FOR” each of the nominees for director in Proposal 1 and “FOR” each of Proposals 2, 3, and 4.

This proxy, when properly executed, will be voted in the manner directed herein. If no direction is made, this proxy will be voted “FOR” each of the nominees for director in Proposal 1 and “FOR” each of Proposals 2, 3, and 4. In their discretion, the Named Proxies are authorized to vote upon such other matters that may properly come before the Annual Meeting or any adjournment or postponement thereof.

You are encouraged to specify your choice by marking the appropriate box (SEE REVERSE SIDE) but you need not mark any box if you wish to vote in accordance with the Board of Directors’ recommendation. The Named Proxies cannot vote your shares unless you sign and return this card.

To attend the meeting and vote your shares in person, please mark this box.	☐

ANNUAL MEETING OF PARKWAY, INC.

Date:	May 23, 2017
Time:	2:00 P.M. (Central Standard Time)
Place:	5847 San Felipe Street, Houston, Texas 77057

Please make your marks like this: ☒ Use dark black pencil or pen only
The Board of Directors Recommends a Vote FOR each of the nominees for director in Proposal 1.

1:	Election of Seven Directors				Directors
		For	Against	Abstain	Recommend ê
	01 Avi Banyasz	☐	☐	☐	For
	02 James H. Hance, Jr.	☐	☐	☐	For
	03 James R. Heistand	☐	☐	☐	For
	04 Frank J. “Tripp” Johnson, III	☐	☐	☐	For
	05 Craig B. Jones	☐	☐	☐	For
	06 R. Dary Stone	☐	☐	☐	For
	07 James A. Thomas	☐	☐	☐	For

Authorized Signatures - This section must be
completed for your Instructions to be executed.

Please Sign Here	Please Date Above

Please Sign Here	Please Date Above

Please sign exactly as your name(s) appears on your stock certificate. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.

Annual Meeting of Parkway, Inc.

to be held on Tuesday, May 23, 2017

for Holders as of March 24, 2017

This proxy is being solicited on behalf of the Board of Directors

INTERNET	VOTE BY:	TELEPHONE

Go To www.proxypush.com/PKY • Cast your vote online. • View Meeting Documents.		866-284-5163
	OR	• Use any touch-tone telephone. • Have your Proxy Card/Voting Instruction Form ready. • Follow the simple recorded instructions.
MAIL

OR	• Mark, sign and date your Proxy Card/Voting Instruction Form.
• Detach your Proxy Card/Voting Instruction Form.
• Return your Proxy Card/Voting Instruction Form in the postage-paid envelope provided.

The undersigned hereby appoints Scott E. Francis and A. Noni Holmes-Kidd, and each or either of them, as the true and lawful attorneys of the undersigned, with full power of substitution and revocation, and authorizes them, and each of them, to vote all the shares of Limited Voting Stock of Parkway, Inc. which the undersigned is entitled to vote at the Parkway, Inc. 2017 Annual Meeting of Stockholders and any adjournment thereof upon the matters specified and upon such other matters as may be properly brought before the meeting or any adjournment thereof, conferring authority upon such true and lawful attorneys to vote in their discretion on such other matters as may properly come before the meeting and revoking any proxy heretofore given.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, SHARES WILL BE VOTED FOR THE ELECTION OF EACH OF THE NOMINEES FOR DIRECTOR IN ITEM 1.
All votes must be received by 5:00 P.M., Eastern Time, May 22, 2017.

PROXY TABULATOR FOR
PARKWAY, INC.
P.O. BOX 8016
CARY, NC 27512-9903

EVENT #

CLIENT #

Proxy — Parkway, Inc.

Annual Meeting of Stockholders

May 23, 2017, 2:00 P.M. (Central Standard Time)

This Proxy is Solicited on Behalf of the Board of Directors

The undersigned appoints Scott E. Francis and A. Noni Holmes-Kidd (the “Named Proxies”) and each of them as proxies for the undersigned, with full power of substitution, to vote the shares of Limited Voting Stock of Parkway, Inc., a Maryland corporation (the “Company”), the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Company to be held at the 5847 San Felipe Street, Houston, Texas 77057, on May 23, 2017 at 2:00 P.M. (CST) and all adjournments thereof.

The purpose of the Annual Meeting is to take action on the following:

1:	Election of Seven Directors;
2:	Approval of 2017 Employee Stock Purchase Plan;
3:

Approval of the material terms of payment of performance-based compensation under the 2016 Omnibus Equity Incentive Plan for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended;

4:	Advisory vote to ratify the appointment of Ernst & Young LLP as the Company’s independent registered accounting firm for the 2017 fiscal year; and
5:	Transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

The seven directors up for re-election are: Avi Banyasz, James H. Hance, Jr., James R. Heistand, Frank J. “Tripp” Johnson, III, Craig B. Jones, R. Dary Stone and James A. Thomas.

Holders of Limited Voting Stock of the Company are entitled to vote only on Proposal 1. The Board of Directors of the Company recommends a vote “FOR” each of the nominees for director in Proposal 1.

This proxy, when properly executed, will be voted in the manner directed herein. If no direction is made, this proxy will be voted “FOR” each of the nominees for director in Proposal 1. In their discretion, the Named Proxies are authorized to vote upon such other matters that may properly come before the Annual Meeting or any adjournment or postponement thereof.

You are encouraged to specify your choice by marking the appropriate box (SEE REVERSE SIDE) but you need not mark any box if you wish to vote in accordance with the Board of Directors’ recommendation. The Named Proxies cannot vote your shares unless you sign and return this card.

To attend the meeting and vote your shares in person, please mark this box.	☐